DRAFT 6/13/96

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996

                                                     REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -----------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         -----------------------------

                       MAINSTREET BANKGROUP INCORPORATED
             (Exact name of registrant as specified in its charter)

          VIRGINIA                      6711                    54-1046817
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
   of incorporation)          Classification Code Number)  Identification No.)

                             200 EAST CHURCH STREET
                          MARTINSVILLE, VIRGINIA 24112
                                 (540) 666-6724

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,  INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE  OFFICES)

                               REBECCA J. JENKINS
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             200 EAST CHURCH STREET
                          MARTINSVILLE, VIRGINIA 24112
                                 (540) 666-3272

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         -----------------------------

                               Copies to:

    LATHAN M. EWERS, JR.                       TALFOURD H. KEMPER
      HUNTON & WILLIAMS                    WOODS, ROGERS & HAZELGROVE, PLC
    951 EAST BYRD STREET                10 SOUTH JEFFERSON STREET, SUITE 1400
  RICHMOND, VIRGINIA 23219                    ROANOKE, VIRGINIA  24011

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company, check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE

===================================================================================================================

                                                               PROPOSED        PROPOSED MAXIMUM
         TITLE OF EACH CLASS              AMOUNT TO BE    MAXIMUM OFFERING   AGGREGATE OFFERING      AMOUNT OF
    OF SECURITIES TO BE REGISTERED        REGISTERED(1)    PRICE PER UNIT(3)      PRICE(3)        REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------
Common Stock(2)                           1,748,250 shs.        $ 8.44          $ 14,762,000          $5,091
===================================================================================================================


(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the transactions described herein.

(2) Estimated in accordance with Rule 457(f)(2) for the purpose of calculating the registration fee, with the value of the Bank Common Stock being exchanged in the transaction for BankGroup Common Stock being based upon the book value of Bank Common Stock at March 31, 1996, the latest practicable data prior to filing.

(3) The Rights to purchase Participating Cumulative Preferred Stock, Series A will be attached to and will trade with shares of the Common Stock of MainStreet BankGroup Incorporated.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       MAINSTREET BANKGROUP INCORPORATED

                             CROSS REFERENCE SHEET

ITEM OF FORM S-4                              LOCATION IN PROSPECTUS

1.  Forepart of                              Facing Page; Cross Reference
    Registration Statement                   Sheet; Outside Front Cover
    and Outside Front Cover                  Page of Prospectus
    Page of Prospectus

2.  Inside Front and                         Inside Front Cover Page of
    Outside Back Cover                       Prospectus; Table of Contents;
    Pages of Prospectus                      Available Information;
                                             Incorporation of Certain
                                             Information by Reference

3.  Risk Factors, Ratio of                   Summary; Comparative Per Share
    Earnings to Fixed                        Data
    Charges and Other
    Information

4.  Terms of the                             Summary; The Bank Merger;
    Transaction                              Comparative Rights of
                                             Shareholders; Annex I; Annex
                                             II; Annex III

5.  ProForma Financial                       BankGroup, Bank and Hanover
    Information                              Bank -- Unaudited Financial
                                             Data and Unaudited Proforma
                                             Accounts; BankGroup and Bank
                                             -- Proforma Consolidated
                                             Financial Information;
                                             BankGroup, Bank and Hanover
                                             Bank -- Proforma Condensed
                                             Statement of Financial
                                             Condition

6.  Material Contracts with                  Not Applicable
    the Company Being
    Acquired

7.  Additional Information                   Not Applicable
    Required for Reoffering
    by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named                       Not Applicable
    Experts and Counsel

9.  Disclosure of                            Not Applicable
    Commission's Position
    on Indemnification for
    Securities Act Liabilities

10. Information with                         Available Information;
    Respect to S-3                           Incorporation of Certain
    Registrants                              Information by Reference;
                                             Summary

11. Incorporation of                         Incorporation of Certain
    Certain Information by                   Information by Reference
    Reference

12. Information with                         Not Applicable
    Respect to S-2 or S-3
    Registrants

13. Incorporation of                         Not Applicable
    Certain Information by
    Reference

14. Information with                         Not Applicable
    Respect to Registrants
    Other than S-2 or S-3
    Registrants

15. Information with                         Not Applicable
    Respect to S-3
    Companies

16. Information with                         Not Applicable
    Respect to S-2 or S-3
    Companies

17. Information with                         Summary; Supervision and
    Respect to Companies                     Regulation; The First National
    other than S-2 or S-3                    Bank of Clifton Forge Market
    Companies                                for and Dividends of Common
                                             Stock; Experts; Financial
                                             Statements of the First
                                             National Bank of Clifton Forge

18. Information if Proxies,                  Incorporation of Certain
    Consents or                              Information By Reference;
    Authorizations are to                    Summary -- Shareholder
    be Solicited                             Meeting; The Bank Merger;
                                             Summary of Rights of
                                             Shareholders Electing to
                                             Exercise Their Right of
                                             Appraisal; Annex III

19. Information if Proxies,                  Not Applicable
    Consents or
    Authorizations are not
    to be Solicited, or in
    an Exchange Offer

DRAFT - 6/13/96

Dear Shareholders:

           You are cordially invited to attend the Special Meeting of Shareholders of The First National Bank of Clifton Forge ("Bank") on , 1996 at a.m., Eastern Time, at the ____________________, located at ____________________. This is a very important meeting regarding your investment in the Bank.

           The purpose of the meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated as of April 17, 1996, by and among the Bank, MainStreet BankGroup Incorporated ("BankGroup") and CF Acquisition Subsidiary, N.A. ("Acquisition") and the related Revised Plan of Merger (together, the "Agreement"), pursuant to which, among other things, the Bank will be merged with and into Acquisition (the "Bank Merger") and become a subsidiary of BankGroup. In the Bank Merger, each share of Common Stock of the Bank, other than shares exchanged for cash and dissenters' shares, will be converted into the right to receive shares of Common Stock of BankGroup, as described in the accompanying Proxy Statement/Prospectus. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AGREEMENT AND THE BANK MERGER, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF SHAREHOLDERS OF THE BANK.

           Enclosed is a Notice of the Special Meeting of Shareholders, a Proxy Statement/Prospectus containing a discussion of the Agreement and the Bank Merger, a proxy card, and a cash option form, which is described in the Proxy Statement/ Prospectus. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided.

           If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important that you understand that the Agreement and Bank Merger must be approved by the holders of more than two-thirds of all outstanding shares of Common Stock of the Bank, and that the failure to vote will have the same effect as a vote against the proposal. On behalf of the Board, thank you for your attention to this important matter.

___________________, 1996               Very truly yours,

                                        George J. Kostel
                                        Chairman of the Board
                                        and President

                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
                                511 MAIN STREET
                         CLIFTON FORGE, VIRGINIA 24422
                                  540-862-4251

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON           , 1996

TO THE SHAREHOLDERS OF THE FIRST NATIONAL BANK OF CLIFTON FORGE:

        NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders has been called by the Board of Directors of The First National Bank of Clifton Forge ("the Bank") and will be held at the ____________________, located at
_______________, on , 1996 at      a.m. Eastern Time for the purpose of
considering and voting upon the following matters:

        1. Proposed Bank Merger. To consider and vote upon the Agreement and Plan of Reorganization dated as of April 17, 1996 and a related Revised Plan of Merger (together, the "Agreement") providing for the merger of the Bank with and into CF Acquisition Subsidiary, N.A., a wholly-owned subsidiary of MainStreet BankGroup Incorporated (the "Bank Merger"). The Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex I; and

        2. Other Business. To consider and vote upon such other matters as may properly come before the meeting.

        Only those holders of shares of Common Stock of the Bank ("Bank Common Stock") of record at the close of business on _______________, 1996 are entitled to notice of and to vote at the meeting.

Clifton Forge, Virginia                     By Order of the Board of Directors,
____________, 1996

                                            ------------------------
                                            Secretary

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BANK COMMON STOCK VOTE TO APPROVE THE BANK MERGER PROPOSAL.

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED. ANY PROXY MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
                         TO BE HELD ON           , 1996

                                ---------------

                                 PROSPECTUS OF
                       MAINSTREET BANKGROUP INCORPORATED
                                  COMMON STOCK

                                ---------------

        This Proxy Statement/Prospectus is being furnished to the holders of Common Stock, par value $5.00 per share ("Bank Common Stock"), of The First National Bank of Clifton Forge, a national banking association (the "Bank"), in connection with the solicitation of proxies by the Board of Directors of the Bank (the "Bank Board") for use at the Special Meeting of Bank Shareholders to be held at a.m. Eastern Time on , 1996, at ____________________, located at _______________ (the "Bank Shareholder Meeting" or the "Special Meeting").

        At the Bank Shareholder Meeting, shareholders of record of Bank Common Stock as of the close of business on , 1996, will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of April 17, 1996, and a related Revised Plan of Merger (together, the "Agreement") by and among MainStreet BankGroup Incorporated, a Virginia corporation ("BankGroup"), CF Acquisition Subsidiary, N.A., an interim national banking association (in organization) wholly owned by BankGroup ("Acquisition"), and The First National Bank of Clifton Forge, a national banking association ("Bank"), pursuant to which, among other things, the Bank will merge into Acquisition (the "Bank Merger"). Upon consummation of the Bank Merger, which is expected to occur on or about September 30, 1996, each outstanding share of Bank Common Stock (other than shares as to which the holder exercises and perfects the statutory right to an appraisal ("Dissenting Shares") shall be converted into and represent the right to receive (upon a shareholder's election) either (i) a number of shares of BankGroup Common Stock, determined by the Exchange Ratio, subject to adjustment as set forth in the Agreement, or (ii) $83.20 cash per share of Bank Common Stock (the "Common Stock Price Per Share"), subject to all applicable withholding taxes. The number of shares of Bank Common Stock for which shareholders elect to receive cash, when added to the number of Dissenting Shares as defined in Section 2.4 of the Agreement and fractional shares settled in cash, may not exceed 9.9% of outstanding Bank Common Stock. See "The Bank Merger -- Determination of Exchange Ratio and Exchange for BankGroup Common Stock." For a description of the Agreement, which is included herein as Annex I to this Proxy Statement/Prospectus, see "The Bank Merger."

                                ---------------

        This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of the Bank on or about , 1996.

                                ---------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF BANKGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                ---------------

               The date of this Proxy Statement/Prospectus is , 1996.

                               TABLE OF CONTENTS

                                                                       Page

AVAILABLE INFORMATION..................................................  1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................  2

SUMMARY ...............................................................  3
        Parties to the Bank Merger.....................................  3
        Shareholder Meeting............................................  3
        Vote Required; Record Date.....................................  3
        The Bank Merger................................................  4
        The Exchange Ratio.............................................  4
        Cash Election..................................................  5
        Effective Time of the Bank Merger..............................  6
        Rights of Shareholders Electing to Exercise Their
               Rights of Appraisal.....................................  7
        Opinion of Financial Advisor...................................  7
        Conditions to Consummation.....................................  7
        Conduct of Business Pending the Bank Merger....................  7
        Interests of Certain Persons in the Bank Merger................  8
        Resale of BankGroup Common Stock...............................  8
        Certain Federal Income Tax Consequences of the Bank
               Merger..................................................  8
        Market Prices Prior to Announcement of the Bank Merger.........  8
        Comparative Per Share Data.....................................  9
        Selected Financial Data........................................ 10

        The First National Bank of Clifton Forge --
           Management's Discussion and Analysis of Operations.........  15

        BankGroup, Bank and Hanover Bank -- Unaudited
           Financial Data and Unaudited Proforma Accounts.............. 20

        BankGroup and Bank -- Proforma Condensed
           Financial Information....................................... 23

        BankGroup, Bank and Hanover Bank --
           Proforma Condensed Statement of Financial Condition......... 30

GENERAL INFORMATION.................................................... 31

THE BANK MERGER........................................................ 33
        Opinion of Financial Advisor................................... 33
        Effective Time of the Bank Merger.............................. 37
        Determination of Exchange Ratio; Exchange of Bank Stock
               for BankGroup Common Stock.............................. 37
        Cash Election; Election Procedures............................. 39
        Business of the Bank Pending the Bank Merger................... 40

        Conditions to Consummation of the Bank Merger.................. 41
        Termination.................................................... 41
        Accounting Treatment........................................... 41

Operations After the Bank Merger....................................... 42
        Interests of Certain Persons in the Bank Merger................ 42

Effect on the Bank Employee Benefits Plans............................. 43
        Certain Federal Income Tax Consequences........................ 43
        Rights of Shareholders Electing to Exercise Their Right
               of Appraisal............................................ 47

MAINSTREET BANKGROUP INCORPORATED...................................... 49
        General........................................................ 49
        The Banks...................................................... 50
        Recent Development............................................. 51

PRICE RANGE OF BANKGROUP COMMON STOCK AND DIVIDENDS.................... 53

THE FIRST NATIONAL BANK OF CLIFTON FORGE............................... 53
        General........................................................ 53

MARKET FOR AND DIVIDENDS PAID ON BANK COMMON STOCK..................... 54

OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF BANK STOCK................... 54

REGULATION AND SUPERVISION............................................. 57
        Bank Holding Companies......................................... 57
        Capital Requirements........................................... 59
        Limits on Dividends and Other Payments......................... 60
        Banks  ........................................................ 61

Deposit Insurance...................................................... 62

Other Safety and Soundness Regulations................................. 62

DESCRIPTION OF CAPITAL STOCK OF BANKGROUP.............................. 63
        Preferred Stock................................................ 63
        Common Stock................................................... 63
        Rights ........................................................ 64
        Virginia Stock Corporation Act................................. 65
        Reports to Shareholders........................................ 67
        Transfer Agent................................................. 67

COMPARATIVE RIGHTS OF SHAREHOLDERS..................................... 67
        Capitalization................................................. 67
        Amendment of Articles or Bylaws................................ 67
        Required Shareholder Vote for Certain Actions.................. 68
        Director Nominations........................................... 68

        Directors and Classes of Directors; Vacancies and
               Removal of Directors.................................... 69
        Anti-Takeover Provisions....................................... 70
        Preemptive Rights.............................................. 70
        Assessment..................................................... 70
        Conversion; Redemption; Sinking Fund........................... 71
        Liquidation Rights............................................. 71
        Dividends and Other Distributions.............................. 71
        Indemnification................................................ 72
        Shareholder Proposals.......................................... 72
        Shareholder Inspection Rights; Shareholder Lists............... 73
        Shareholder Rights Plan........................................ 73
        Dissenters' Rights............................................. 73

RESALE OF BANKGROUP COMMON STOCK....................................... 74

EXPERTS ............................................................... 75

LEGAL OPINIONS......................................................... 75

OTHER MATTERS.......................................................... 76

ANNEX I         --   Agreement and Plan of Reorganization dated April
                     17, 1996; Revised Plan of Merger

ANNEX II        --   Fairness Opinion of Scott & Stringfellow, Inc.
ANNEX III       --   12 U.S.C.A. ss. 215a relating to Dissenters' Rights

                             AVAILABLE INFORMATION

        BankGroup is subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 or Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006 for BankGroup. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by BankGroup with the SEC under the Securities Act of 1933 (the "1933 Act") with respect to BankGroup Common Stock and to which reference is hereby made.

        No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by BankGroup or the Bank. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates shall, at any time, imply that the information herein is correct as of any time subsequent to the date hereof.

        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO BANKGROUP THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. BANKGROUP DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM REBECCA J. JENKINS, GENERAL COUNSEL AND SECRETARY, MAINSTREET BANKGROUP INCORPORATED, 200 EAST CHURCH STREET, MARTINSVILLE, VIRGINIA 24112, (540) 666-6724. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY _______________, 1996.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by BankGroup are incorporated by reference in this Proxy Statement/Prospectus: (i) BankGroup's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) BankGroup's Quarterly Report on Form 10-Q for the period ended March 31, 1996; (iii) the description of BankGroup Common Stock in BankGroup's registration statement filed under the Exchange Act with respect to BankGroup Common Stock, including all amendments and reports filed for the purpose of updating such description; and (iv) BankGroup's Current Report on Form 8-K, dated April 19, 1996.

        All documents filed by BankGroup pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Bank Shareholder Meeting are hereby incorporated by reference in this Proxy Statement/ Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.

        Also incorporated by reference herein is the Agreement and Plan of Reorganization among BankGroup, Acquisition and the Bank, dated April 17, 1996, which is attached to this Proxy Statement/Prospectus as Annex I.

                                    SUMMARY

        THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING BANKGROUP, THE BANK AND THE MATTERS TO BE CONSIDERED AT THE BANK SHAREHOLDER MEETING AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. SHAREHOLDERS ARE URGED TO CAREFULLY READ ALL SUCH INFORMATION.

PARTIES TO THE BANK MERGER

        BankGroup. The main office of BankGroup is located at 200 East Church Street, Martinsville, Virginia 24112. See "Business of BankGroup." CF Acquisition Subsidiary, N.A., is owned by BankGroup and has no business operations.

        The Bank. The main office of the Bank is located at 511 Main Street, Clifton Forge, Virginia 24422. See "Business of the Bank."

SHAREHOLDER MEETING

        The Bank Shareholders Meeting will be held on , 1996 at a.m. Eastern Time, at ____________________ located at _______________, for the purpose of considering and voting upon a proposal to approve the Agreement and a related Revised Plan of Merger; and such other business as may properly come before the meeting.

VOTE REQUIRED; RECORD DATE

        Only Bank shareholders of record at the close of business on , 1996 (the "Record Date") are entitled to vote at the Bank Shareholder Meeting. The affirmative vote of the holders of more than two-thirds of the shares outstanding on such date is required to approve the Bank Merger. As of the Record Date, there were 315,000 shares of Bank Common Stock entitled to be voted, held by approximately 420 shareholders of record.

        Directors of the Bank and their affiliates beneficially owned, as of the Record Date, 47,385 shares or approximately 15.0% of the 315,000 outstanding shares of Bank Common Stock. Directors of the Bank have agreed with BankGroup to recommend approval of the Bank Merger to shareholders of the Bank and to vote the shares of Bank Common Stock beneficially owned by them, and with respect to which they have the power to vote, in favor of the Bank Merger. None of the Directors of the Bank are expected to exercise the cash option described below. See "Ownership by Certain Beneficial Owners of Bank Stock."

        The Board of Directors of BankGroup has approved the Bank Merger. Approval of the Bank Merger by BankGroup shareholders is not required by applicable law or regulation.

THE BANK MERGER

        Pursuant to the Agreement, at the Effective Time of the Bank Merger, as defined herein under the heading "The Bank Merger -- Effective Time of the Bank Merger," the Bank will merge into Acquisition in accordance with the Revised Plan of Merger. At the Effective Time of the Bank Merger, each outstanding share of Bank Common Stock (other than shares held by BankGroup or Dissenting Shares) will be converted into the right to receive (upon a shareholder's election) either (i) a number of shares of BankGroup Common Stock, determined by the Exchange Ratio, subject to adjustment as set forth in the Agreement, or (ii) $83.20 cash per share of Bank Common Stock (the "Common Stock Price Per Share"), subject to all applicable withholding taxes and provided that the number of shares of Bank Common Stock for which shareholders elect to receive cash, when added to the number of Dissenting Shares as defined in Section 2.4 of the Agreement and fractional shares settled in cash, does not exceed 9.9% of the outstanding shares of Bank Common Stock.

THE EXCHANGE RATIO

        For the purpose of determining the Exchange Ratio, each share of Bank Common Stock has been valued at $83.20, the Common Stock Price Per Share, sometimes referred to as "Merger Consideration." The number of shares of BankGroup Common Stock to be delivered for each share of Bank Common Stock will be determined by dividing $83.20 per share of Bank Common Stock by the average of the closing sales price (the "BankGroup Stock Price") for BankGroup Common Stock as reported on the Nasdaq National Market for the 10 trading days preceding the last to occur of (i) approval of the Bank Merger by shareholders of Bank or (ii) receipt of the last of all regulatory approvals prerequisite to consummation of the Bank Merger (the "Exchange Ratio"). If such quotient is less than 4.89, the Exchange Ratio shall be 4.89. If such quotient is greater than 5.55, the Exchange Ratio shall be 5.55. The Exchange Ratio will be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of BankGroup Common Stock, any dividend payable in BankGroup Common Stock, or any capital reorganization involving the reclassification of BankGroup Common Stock. See "The Bank Merger -- Determination of Exchange Ratio and Exchange for BankGroup Common Stock."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BANK;
REASONS FOR THE BANK MERGER

        The Board of Directors of Bank has determined that the Bank Merger is in the best interests of Bank and its shareholders. The Board was influenced by a number of factors in arriving at this determination, though it did not assign any specific or relative weight to these factors in its consideration. Among the factors considered were:

        (i) The Board of Directors of Bank believes that the Exchange Ratio provides a fair price to Bank's shareholders for their shares of Bank Common Stock. Scott & Stringfellow, Inc., the Bank's financial advisor, concluded that the consideration to be received by the Bank's shareholders in the Bank Merger was fair to Bank shareholders from a financial point of view. See "The Bank Merger -- Opinion of Financial Advisor".

        (ii) The Bank Merger is anticipated to be tax-free for federal income tax purposes for the shareholders of Bank Common Stock (other than in respect to shares exchanged for cash, and cash paid in lieu of fractional shares or to dissenting shareholders).

        (iii) BankGroup Common Stock to be received by Bank shareholders is expected to afford greater market liquidity when compared to the current minimal trading of Bank's Common Stock.

        (iv) The Bank Merger will provide Bank's customers access to a broader range of financial services and products.

        (v) Bank's Board of Directors review of the provisions of the Agreement and related Revised Plan of Merger was favorable.

        (vi) The Bank Merger will allow Bank to continue its community bank philosophy.

        Based on these matters, and such other matters as the Board deemed relevant, Bank's Board of Directors unanimously adopted the Agreement and Revised Plan of Merger as being in the best interests of Bank and its shareholders.

        BANK'S BOARD OF DIRECTORS RECOMMENDS THAT BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.

CASH ELECTION

        Each holder of shares of Bank Common Stock will be given the option of exchanging all, but not less than all, of his or her shares for $83.20 cash per share of Bank Common Stock (the "Common Stock Price Per Share"), subject to all applicable withholding taxes and provided that the number of shares of Bank Common Stock for which shareholders elect to receive cash, when added to the number of Dissenting Shares as defined in Section 2.4 of the Agreement, and fractional shares settled in cash, does not exceed 9.9% of the outstanding shares of Bank Common Stock. A shareholder selecting the cash option must exchange all of his or her shares for cash to preserve the "pooling of interests" accounting treatment for the Bank Merger.

        Because the number of shares exchanged for cash may not exceed 9.9% of the outstanding shares of Bank Common Stock, the extent to which the cash elections will be accommodated will depend upon the number of holders of shares of Bank Common Stock who elect to receive cash. If the aggregate of the Dissenting Shares, fractional shares settled for cash and shares with respect to which a cash election is made exceeds 9.9% of the outstanding shares of Bank Common Stock, shares submitted for cash purchase will be chosen by lot to accommodate the "pooling of interests" accounting requirement that a shareholder who chooses the cash election must have all of his or her shares purchased for cash. Shareholders who submit their shares for cash purchase but are not chosen in the lottery will have their shares exchanged for BankGroup Common Stock (plus cash in lieu of fractional shares).

        IF A HOLDER OF SHARES OF BANK COMMON STOCK ELECTS TO SURRENDER ALL OF HIS OR HER SHARES FOR CASH, HE MUST FILE THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO OR AT THE BANK SHAREHOLDER MEETING. ANY HOLDER OF SHARES OF BANK COMMON STOCK WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE BANK SHAREHOLDER MEETING CAN ONLY RECEIVE BANKGROUP COMMON STOCK IN THE BANK MERGER. ONCE THE VOTE ON THE BANK MERGER HAS BEEN TAKEN AT THE BANK SHAREHOLDER MEETING, THE CASH ELECTION IS IRREVOCABLE. THE CASH OPTION FORM MUST BE ACCOMPANIED BY THE STOCK CERTIFICATES TO BE EXCHANGED FOR CASH. The Bank will hold the certificates for safekeeping pending the Effective Time of the Bank Merger, at which time they will be exchanged for cash. If the Bank Merger is not consummated, the Bank will return the certificates. See "The Bank Merger -- Cash Election; Election Procedures."

EFFECTIVE TIME OF THE BANK MERGER

        The Bank Merger is expected to be consummated around September 30, 1996. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Bank Merger shall become effective at the time Articles of Merger relating to the Bank Merger are made effective (the "Effective Time of the Bank Merger") by the Office of the Comptroller of the Currency (the "OCC"). The Bank and BankGroup each has the right, acting unilaterally, to terminate the Agreement should the Bank Merger not be completed by December 31, 1996. See "The Bank Merger -- Termination."

RIGHTS OF SHAREHOLDERS ELECTING TO EXERCISE THEIR RIGHTS OF
APPRAISAL

        Holders of Bank Common Stock entitled to vote on approval of the Agreement and the related Revised Plan of Merger have the right to dissent from the Bank Merger and, upon consummation of the Bank Merger and the satisfaction of certain specified procedures, to receive payment of the fair value of each such holder's shares of Bank Common Stock in cash in accordance with 12 U.S.C.A. ss. 215a. The procedures to be followed by a shareholder electing to perfect his or her right of appraisal are summarized under "The Bank Merger -- Rights of Shareholders Electing to Exercise Their Right of Appraisal" and a copy of 12 U.S.C.A. ss. 215a(a), (b) and (c) is set forth in Annex III to this Proxy Statement/Prospectus. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF SUCH APPRAISAL RIGHTS.

OPINION OF FINANCIAL ADVISOR

        The Bank has received the opinion of Scott & Stringfellow, Inc. ("Scott & Stringfellow") that the Merger Consideration to be received by the holders of the Bank Common Stock pursuant to the terms of the Bank Merger is fair to Bank shareholders from a financial point of view. Scott & Stringfellow's opinion is directed only to the Merger Consideration to be received by the holders of the Bank Common Stock and does not constitute a recommendation to any holders of the Bank Common Stock as to how such holders of Bank Common Stock should vote at the Bank Shareholder Meeting or as to any other matter. Scott & Stringfellow will be paid a fee for its services at the closing of the Bank Merger. For additional information concerning Scott & Stringfellow and its opinion, see "The Bank Merger -- Opinion of Financial Advisor" and the opinion of such firm attached as Annex II to this Proxy Statement/Prospectus.

CONDITIONS TO CONSUMMATION

        Consummation of the Bank Merger will be accomplished by the statutory merger of the Bank into Acquisition. The Bank Merger is contingent upon the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OCC and the State Corporation Commission of Virginia (the "SCC") which approvals have been applied for and are expected to be received. The Bank Merger is also subject to other usual conditions. See "The Bank Merger
- -- Conditions to Consummation of the Bank Merger."

CONDUCT OF BUSINESS PENDING THE BANK MERGER

        Pursuant to the terms of the Agreement, the Bank has agreed not to take certain actions relating to the operation of its business pending consummation of the Bank Merger, without the prior approval of BankGroup, except as otherwise permitted by the Agreement. See "The Bank Merger -- Business of the Bank Pending the Bank Merger."

INTERESTS OF CERTAIN PERSONS IN THE BANK MERGER

        Certain members of the Bank's management and the Bank Board have interests in the Bank Merger in addition to their interests as shareholders of the Bank generally. These include, among other things, the election of George J. Kostel to BankGroup's Board of Directors, indemnification and directors' and officers' liability insurance for Bank directors and officers, and eligibility of Bank employees for certain BankGroup employee benefits. See "The Bank Merger
- -- Interests of Certain Persons in the Bank Merger."

RESALE OF BANKGROUP COMMON STOCK

        Shares of BankGroup Common Stock received in the Bank Merger will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or greater shareholders) of the Bank or BankGroup under applicable federal securities laws. See "Resale of BankGroup Common Stock."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE BANK MERGER

        The Bank Merger is intended to be a tax-free "reorganization" as defined in Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), but the receipt of cash by a Bank shareholder for any shares of Bank Common Stock, including cash received as a result of the perfection of dissenters' rights, or in lieu of a fractional share of BankGroup Common Stock, will be a taxable transaction. A condition to consummation of the Bank Merger is the receipt by BankGroup and the Bank of an opinion from Hunton & Williams, counsel to BankGroup, as to the qualification of the Bank Merger as a tax-free reorganization and certain other federal income tax consequences of the Bank Merger. See "The Bank Merger -- Certain Federal Income Tax Consequences."

MARKET PRICES PRIOR TO ANNOUNCEMENT OF THE BANK MERGER

        The following is information regarding the last reported closing price per share of BankGroup Common Stock on the National Association of Securities Dealers, Inc. National Market System (the "NASDAQ/NMS") on March 6, 1996, the date immediately preceding delivery of an indication of interest to the Bank on March 7, 1996, which was superseded by the Agreement on April 17, 1996. See "Price Range of Bank Common Stock and Dividend Policy" for information concerning recent market prices of the Bank Common Stock.

                                                          Bank
                              Historical                Equivalent
                   BankGroup (a)        Bank            Pro Forma(a)

Common Stock        $16.125            $62.50             $83.20

- ---------------
(a) The equivalent price for Bank Common Stock is the product of multiplying an assumed Exchange Ratio of 5.16 shares of BankGroup Common Stock times $16.125.

COMPARATIVE PER SHARE DATA

        The following table presents historical and pro forma per share data for BankGroup, and historical and equivalent pro forma per share data for the Bank. The pro forma combined amounts give effect to an assumed Exchange Ratio of 5.20 shares of BankGroup Common Stock for each share of Bank Common Stock (based on the last sale price of BankGroup Common Stock on March 31, 1996 of $16.00). The equivalent pro forma Bank share amounts allow comparison of historical information about one share of Bank Common Stock to the corresponding data about what one share of Bank Common Stock will equate to in the combined corporation and are computed by multiplying the pro forma combined amounts by an assumed Exchange Ratio of 5.20. As discussed in "The Bank Merger -- Determination of Exchange Ratios and Exchange for BankGroup Common Stock," the final Exchange Ratio will be determined based on the average closing price for BankGroup Common Stock as reported on NASDAQ for each of the 10 trading days preceding the last to occur of (i) approval of the Bank Merger by shareholders of Bank or (ii) receipt of the last of all regulatory approvals prerequisite to consummation of the Bank Merger (the "Exchange Ratio"). The following table is based on the assumption that all issued and outstanding shares of Bank Common Stock are converted into shares of BankGroup Common Stock. The Bank Merger is reflected under the pooling of interests method of accounting and pro forma information is derived accordingly.

        The per share data included in the following table should be read in conjunction with the consolidated financial statements of BankGroup incorporated by reference herein and the financial statements of the Bank included herein and the notes accompanying all such financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Bank Merger had been consummated in the past or which may be obtainable in the future.

                           COMPARATIVE PER SHARE DATA


                                                         As of or For
                                                      Three Months Ended     As of or For Years
                                                           March 31,         Ended December 31,
                                                          1996   1995      1995    1994     1993
Book Value Per Share at Period End:(4)
 BankGroup historical....................................$ 9.04 $ 7.38    $ 8.87  $ 6.86   $ 7.70
 Bank historical......................................... 46.86  43.36     46.81   42.38    40.21
 Pro forma combined per BankGroup common share(1)........  9.03   7.55      8.89    7.09     7.71
 Equivalent pro forma per Bank common share ............. 46.96  39.26     46.23   36.87    40.09
Cash Dividends Declared Per Share:(4)
 BankGroup historical....................................$ .115 $  .09    $  .39  $  .33   $  .29
 Bank historical.........................................   .57    .53      2.18    2.27     1.80
 Pro forma combined per BankGroup common share(2)........  .114    .10       .39     .35      .30
 Equivalent pro forma per Bank common share .............   .59    .52      2.03    1.82     1.56
Net Income Per Share:(4)
 BankGroup historical....................................$  .37 $  .29    $ 1.37  $  .54   $  .93
 Bank historical.........................................  1.27   1.17      4.84    4.73     5.33
 Pro forma combined per BankGroup common share(3)........   .35    .28      1.29     .61      .95
 Equivalent pro forma per Bank common share..............  1.82   1.46      6.71    3.17     4.94


- ---------------
(1) Pro forma combined book value per BankGroup common share represents combined common shareholders' equity amounts, divided by pro forma combined period-end common shares outstanding.

(2) Pro forma combined dividends per BankGroup common share represent combined common dividends declared, divided by pro forma combined average common shares outstanding.

(3) Pro forma combined net income per BankGroup common share represents combined net income available to common shareholders, divided by pro forma combined average common shares outstanding.

(4) BankGroup's fiscal year ends December 31 and the Bank's fiscal year ends December 31. In the above table, the Bank financial data is presented consistent with the fiscal year of BankGroup. The Bank's book value per share is as of the dates presented, and net income and dividend data reflect results for the periods presented.

SELECTED FINANCIAL DATA

                       MAINSTREET BANKGROUP INCORPORATED
                  AND THE FIRST NATIONAL BANK OF CLIFTON FORGE

        The following BankGroup consolidated financial data and Bank financial data is qualified in its entirety by the information included in the documents incorporated in this Proxy Statement/Prospectus by reference. Interim financial results, in the opinion of BankGroup and Bank management, reflect all adjustments necessary for a fair presentation of the results of operations, including adjustments related to completed acquisitions. All such adjustments are of a normal nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.


                                               As of or for
                                               Three Months
                                                   Ended                       As or for
                                                  March 31,             Years ended December 31,
                                                1996     1995      1995     1994    1993       1992    1991
                                                           (Dollars in 000s, except per share data)
EARNINGS:
Net Interest Income
   MainStreet BankGroup..................      $ 9,980  $ 8,979  $37,300   $34,299  $32,621   $29,975  $25,869
   Clifton Forge.........................          814      804    3,175     3,160    3,333     3,141    2,671
   MainStreet and Clifton Forge ProForma.       10,794    9,783   40,475    37,459   35,954    33,116   28,540
Provision for Loan Losses
   MainStreet BankGroup..................          822      328    1,319     2,827    1,370     2,397    5,424
   Clifton Forge.........................            1       --       --         3       27        46       62
   MainStreet and Clifton Forge ProForma.          823      328    1,319     2,830    1,397     2,443    5,486
Net Interest Income after provision for
    loan losses
   MainStreet BankGroup..................        9,158    8,651   35,981    31,472   31,251    27,578   20,445
   Clifton Forge.........................          813      804    3,175     3,157    3,306     3,095    2,609
   MainStreet and Clifton Forge ProForma.        9,971    9,455   39,156    34,629   34,557    30,673   23,054
Noninterest Income
   MainStreet BankGroup..................        2,778    1,707    7,975     1,175    6,414     6,386    5,580
   Clifton Forge.........................           53       38      251       288      359       378      384
   MainStreet and Clifton Forge ProForma.        2,831    1,745    8,226     1,463    6,773     6,764    5,964
Noninterest Expense
   MainStreet BankGroup..................        7,435    7,315   28,817    28,713   28,254    24,101   22,337
   Clifton Forge.........................          294      317    1,262     1,347    1,329     1,337    1,228
   MainStreet and Clifton Forge ProForma.        7,729    7,632   30,079    30,060   29,583    25,438   23,565
Income before income taxes
   MainStreet BankGroup..................        4,501    3,043   15,139     3,934    9,411     9,863    3,688
   Clifton Forge.........................          572      525    2,164     2,098    2,336     2,136    1,766
   MainStreet and Clifton Forge ProForma.        5,073    3,568   17,303     6,032   11,747    11,999    5,454
Net Income
   MainStreet BankGroup..................        3,164    2,175   10,740     4,088    6,881     7,128    2,984
   Clifton Forge.........................          401      369    1,524     1,491    1,678     1,553    1,261
   MainStreet and Clifton Forge ProForma.        3,565    2,544   12,264     5,579    8,559     8,681    4,245
Net income applicable to common shares
   MainStreet BankGroup..................        3,164    2,175   10,740     4,088    6,881     7,128    2,984
   Clifton Forge.........................          401      369    1,524     1,491    1,678     1,553    1,261
   MainStreet and Clifton Forge ProForma.      $ 3,565  $ 2,544  $12,264   $ 5,579  $ 8,559   $ 8,681  $ 4,245

PER COMMON SHARE DATA:
Net Income (primary): (1)
   MainStreet BankGroup..................      $  0.37  $  0.29  $  1.37   $  0.54  $  0.93   $  0.97  $  0.41
   Clifton Forge.........................         1.27     1.17     4.84      4.73     5.33      4.93     4.00
   MainStreet and Clifton Forge ProForma (2)      0.35     0.28     1.29      0.61     0.95      0.97     0.48
Net Income (fully diluted): (1)
   MainStreet BankGroup..................         0.37     0.27     1.29      0.53     0.87      0.91     0.41
   Clifton Forge.........................         1.27     1.17     4.84      4.73     5.33      4.93     4.00
   MainStreet and Clifton Forge ProForma (2)      0.35     0.26     1.23      0.59     0.90      0.91     0.48
Dividends declared: (1)
   MainStreet BankGroup..................        0.115     0.09     0.39      0.33     0.29      0.22     0.27
   Clifton Forge.........................         0.57     0.53     2.18      2.27     1.80      1.58     1.43
   MainStreet and Clifton Forge ProForma (2)     0.114     0.10     0.36      0.35     0.30      0.24     0.27
Book value: (1)
   MainStreet BankGroup..................         9.04     7.38     8.87      6.86     7.70      7.05     6.30
   Clifton Forge.........................        46.86    43.36    46.81     42.38    40.21     36.69    33.34
   MainStreet and Clifton Forge ProForma.         9.03     7.55     8.89      7.09     7.71      7.05     6.32
Average primary shares (thousands): (1)
   MainStreet BankGroup..................        8,590    7,564    7,842     7,510    7,384     7,336    7,280
   Clifton Forge.........................          315      315      315       315      315       315      315
   MainStreet and Clifton Forge ProForma (2)    10,228    9,202    9,480     9,148    9,022     8,974    8,918
Average fully diluted shares (thousands):
   MainStreet BankGroup(1)...............        8,590    8,542    8,548     8,516    8,414     8,380    7,280
   Clifton Forge ........................          315      315      315       315      315       315      315
   MainStreet and Clifton Forge ProForma (2)   $10,228  $10,180  $10,186   $10,154  $10,052   $10,018  $ 8,918


                                      -11-

                                        Three Months
                                            Ended                     As or for
                                          March 31,             Years ended December 31,
                                        1996     1995      1995    1994   1993    1992   1991
                                                  (Dollars in 000s, except per share data)
SELECTED PERIOD-END BALANCES:
Total Assets
   MainStreet BankGroup..................  $909,827  $804,501  $895,801  $794,957  $774,193  $743,590  $691,228
   Clifton Forge.........................    74,192    70,324    74,682    70,262    71,973    68,135    64,373
   MainStreet and Clifton Forge ProForma.   984,019   874,825   970,483   865,219   846,166   811,725   755,601
Loans (Net of unearned income)
   MainStreet BankGroup..................   583,121   508,894   565,784   499,751   449,411   444,631   451,617
   Clifton Forge.........................    38,982    37,466    38,709    37,787    34,702    32,581    29,386
   MainStreet and Clifton Forge ProForma.   622,103   546,360   604,493   537,538   484,113   477,212   481,003
Allowance for loan losses
   MainStreet BankGroup..................     8,449     8,034     8,076     8,191     8,351     8,610     8,559
   Clifton Forge.........................       217       220       222       219       219       242       246
   MainStreet and Clifton Forge ProForma.     8,666     8,254     8,298     8,410     8,570     8,852     8,805
Nonperforming Assets (3)
   MainStreet BankGroup..................     5,792     7,011     6,987     6,963     9,282    12,988    15,764
   Clifton Forge.........................       410       109       163        30       925        88       251
   MainStreet and Clifton Forge ProForma.     6,202     7,120     7,150     6,993    10,207    13,076    16,015
Total Deposits
   MainStreet BankGroup..................   711,703   709,520   700,513   704,570   679,714   655,121   606,831
   Clifton Forge.........................    58,690    56,001    59,313    56,447    58,915    56,160    53,376
   MainStreet and Clifton Forge ProForma.   770,393   765,521   759,826   761,017   738,629   711,281   660,207
Long-term debt
   MainStreet BankGroup..................    70,928     8,918       929     8,918     9,194     9,455     9,555
   Clifton Forge.........................        --        --        --        --        --        --        --
   MainStreet and Clifton Forge ProForma.    70,928     8,918       929     8,918     9,194     9,455     9,555
Common shareholders' equity
   MainStreet BankGroup..................    77,479    55,488    75,717    51,491    57,124    51,729    46,004
   Clifton Forge.........................    14,762    13,657    14,745    13,350    12,666    11,556    10,502
   MainStreet and Clifton Forge ProForma.    92,241    69,145    90,462    64,841    69,790    63,285    56,506
Total shareholders' equity
   MainStreet BankGroup..................    77,479    55,488    75,717    51,491    57,124    51,729    46,004
   Clifton Forge.........................    14,762    13,657    14,745    13,350    12,666    11,556    10,502
   MainStreet and Clifton Forge ProForma.  $ 92,241  $ 69,145  $ 90,462  $ 64,841  $ 69,790  $ 63,285  $ 56,506

AVERAGE BALANCES:
Total assets
   MainStreet BankGroup..................  $892,679  $793,426  $838,057  $787,200  $753,018  $712,988  $677,272
   Clifton Forge.........................    74,274    70,262    71,958    71,131    70,322    67,072    62,389
   MainStreet and Clifton Forge ProForma.   966,953   863,688   910,015   858,331   823,340   780,060   739,661
Loans (net of unearned income)
   MainStreet BankGroup..................   571,939   501,081   526,311   474,216   456,393   445,614   462,413
   Clifton Forge.........................    39,114    37,515    37,889    35,968    33,699    30,820    27,804
   MainStreet and Clifton Forge ProForma.   611,053   538,596   564,200   510,184   490,092   476,434   490,217
Total deposits
   MainStreet BankGroup..................   697,929   701,240   704,661   697,337   665,579   632,361   601,214
   Clifton Forge.........................    58,745    56,256    57,474    57,483    57,655    55,431    51,638
   MainStreet and Clifton Forge ProForma.   756,674   757,496   762,135   754,820   723,234   687,792   652,852

Long-term debt
   MainStreet BankGroup..................    21,917     8,918     7,398     9,167     9,394     9,463     9,555
   Clifton Forge.........................        --        --        --        --        --        --        --
   MainStreet and Clifton Forge ProForma.    21,917     8,918     7,398     9,167     9,394     9,463     9,555
Common shareholders' equity
   MainStreet BankGroup..................    78,423    53,888    62,279    55,777    55,529    49,804    46,371
   Clifton Forge.........................    14,762    13,398    13,801    13,026    12,063    10,998    10,051
   MainStreet and Clifton Forge ProForma.    93,185    67,286    76,080    68,803    67,592    60,802    56,422
Total shareholders' equity
   MainStreet BankGroup..................    78,423    53,888    62,279    55,777    55,529    49,804    46,371
   Clifton Forge.........................    14,762    13,398    13,801    13,026    12,063    10,998    10,051
   MainStreet and Clifton Forge ProForma.  $ 93,185  $ 67,286  $ 76,080  $ 68,803  $ 67,592  $ 60,802  $ 56,422

                                      -12-


                                            Three Months
                                                Ended
                                               March 31,             Years ended December 31,
                                             1996      1995       1995    1994   1993    1992    1991
                                                      (Dollars in 000s, except per share data)
RATIOS:
Return on average assets

   MainStreet BankGroup..................      1.42%    1.11%     1.28%   0.52%   0.91%   1.00%   0.44%
   Clifton Forge.........................      2.17     2.13      2.12    2.10    2.39    2.32    2.02
   MainStreet and Clifton Forge ProForma.      1.48     1.19      1.35    0.65    1.04    1.11    0.57
Return on average shareholders' equity

   MainStreet BankGroup..................     16.18    16.37     17.24    7.33   12.39   14.31    6.44
   Clifton Forge.........................     10.90    11.17     11.04   11.45   13.91   14.12   12.55
   MainStreet and Clifton Forge ProForma.     15.35    15.33     16.12    8.11   12.66   14.28    7.52
Return on average common shareholders' equity

   MainStreet BankGroup..................     16.18    16.37     17.24    7.33   12.39   14.31    6.44
   Clifton Forge.........................     10.90    11.17     11.04   11.45   13.91   14.12   12.55
   MainStreet and Clifton Forge ProForma.     15.35    15.33     16.12    8.11   12.66   14.28    7.52
Net interest margin (4)

   MainStreet BankGroup..................      4.82     5.05      4.84    4.81    4.72    4.60    4.23
   Clifton Forge.........................      4.75     5.10      4.83    4.90    5.28    5.25    4.74
   MainStreet and Clifton Forge ProForma.      4.82     5.05      4.84    4.82    4.79    4.66    4.27
Nonperforming assets to loans and
    foreclosed properties at period end (3)

   MainStreet BankGroup..................      0.99     1.37      1.23    1.39    2.04    2.88    3.46
   Clifton Forge.........................      1.05     0.29      0.42    0.08    2.67    0.27    0.85
   MainStreet and Clifton Forge Proforma.      0.99     1.30      1.18    1.29    2.09    2.71    3.30
Net charge-offs to average loans

   MainStreet BankGroup..................      0.31     0.39      0.27    0.63    0.36    0.53    0.79
   Clifton Forge.........................      0.06       --     (0.01)   0.01    0.15    0.16    0.07
   MainStreet and Clifton Forge ProForma.      0.30     0.37      0.25    0.59    0.34    0.50    0.75
Allowance for loan losses to loans at
    period end

   MainStreet BankGroup..................      1.45     1.58      1.43    1.64    1.86    1.94    1.90
   Clifton Forge.........................      0.56     0.59      0.57    0.58    0.63    0.74    0.84
   MainStreet and Clifton Forge ProForma.      1.39     1.51      1.37    1.56    1.77    1.85    1.83
Allowance for loan losses to nonperforming
   loans at period end

   MainStreet BankGroup..................    186.92   167.93    153.65  185.48  198.31  122.48   69.84
   Clifton Forge.........................     52.93   201.83    136.20  730.00   23.68  403.33  155.70
   MainStreet and Clifton Forge ProForma.    175.78   168.69    153.13  189.16  166.86  124.85   70.93
Allowance for loan losses to nonperforming
   assets at period end

   MainStreet BankGroup..................    145.87   114.59    115.59  117.64   89.97   66.29   54.29
   Clifton Forge.........................     52.93   201.83    136.20  730.00   23.68  275.00   98.01
   MainStreet and Clifton Forge ProForma.    139.73   115.93    116.06  120.26   83.96   67.70   54.98
Total shareholders' equity to total
   assets at period end

   MainStreet BankGroup..................      8.52     6.90      8.45    6.48    7.38    6.96    6.66
   Clifton Forge.........................     19.90    19.42     19.74   19.00   17.60   16.96   16.31
   MainStreet and Clifton Forge ProForma.      9.37%    7.90%     9.32%   7.49%   8.25%   7.80%   7.48%

CAPITAL RATIOS AT PERIOD END:

Tier 1 risk-adjusted capital.............     13.26%   11.70%    13.57%  11.45%  10.94%  10.36%   9.62%
   MainStreet BankGroup..................
   Clifton Forge.........................     42.39    40.10     41.29   38.67   39.47   37.49   36.72
   MainStreet and Clifton Forge ProForma.     14.85    13.45     15.18   13.17   12.62   11.98   11.17
Total risk-adjusted capital

   MainStreet BankGroup..................     14.51    14.67     14.82   14.43   13.98   13.55   12.90
   Clifton Forge.........................     43.03    40.75     41.93   39.30   40.15   38.27   37.58
   MainStreet and Clifton Forge ProForma.     16.09    16.31     16.42   16.05   15.56   15.05   14.33
Tier 1 leverage

   MainStreet BankGroup..................      8.62     7.53      8.49    7.25    7.25    6.77    6.55
   Clifton Forge.........................     19.64    19.41     19.24   19.11   17.60   16.96   16.31
   MainStreet and Clifton Forge ProForma.      9.45%    8.48%     9.32%   8.34%   8.13%   7.63%   7.38%



                       NOTES TO SELECTED FINANCIAL DATA -
                     MAINSTREET BANKGROUP INCORPORATED AND
                      FIRST NATIONAL BANK OF CLIFTON FORGE

(1) PER SHARE DATA FOR THE FIRST NATIONAL BANK OF CLIFTON FORGE HAS BEEN RETROACTIVELY ADJUSTED TO REFLECT A 50% STOCK DIVIDEND TO SHAREHOLDERS OF RECORD ON APRIL 1, 1992. PER SHARE DATA FOR MAINSTREET BANKGROUP HAS BEEN RETROACTIVELY ADJUSTED TO REFLECT A 2-FOR-1 STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND TO SHAREHOLDERS OF RECORD ON MARCH 4, 1996 AND A 5-FOR-4 STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND TO SHAREHOLDERS OF RECORD ON JULY 15, 1993.

(2) BASED ON AN EXCHANGE RATIO OF 5.20 FOR CONVERSION OF THE FIRST NATIONAL BANK OF CLIFTON FORGE COMMON STOCK INTO MAINSTREET BANKGROUP COMMON STOCK. SEE "THE BANK MERGER" AND "THE EXCHANGE RATIO" FOR ADDITIONAL DISCUSSION REGARDING CALCULATION OF THE EXCHANGE RATIO.

(3) NONPERFORMING ASSETS INCLUDE NONACCRUAL LOANS, LOANS PAST DUE 90 DAYS AND GREATER, OTHER REAL ESTATE AND OTHER REPOSSESSED ASSETS.

(4) NET INTEREST MARGIN IS CALCULATED ON A TAXABLE EQUIVALENT BASIS, USING A TAX RATE OF 35% FOR 1996 AND 34% FOR ALL PRECEDING YEARS FOR MAINSTREET BANKGROUP. THE FIRST NATIONAL BANK OF CLIFTON FORGE CALCULATIONS WERE CALCULATED BASED ON 34% FOR ALL YEARS PRESENTED.

                    THE FIRST NATIONAL BANK OF CLIFTON FORGE

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

MARCH 31, 1996 VS. MARCH 31, 1995

OVERVIEW

Net income for the first quarter of 1996 was $401,000, or $1.27 per primary share, compared with $369,000, or $1.17 per primary share for the same period in 1995. This reflects an 8.67% increase from the prior year. The return on average assets were 2.17% and 2.13% for the first quarter of 1996 and 1995, respectively. The return on average shareholders' equity for the two periods were 10.90% at March 31, 1996 and 11.17% at March 31, 1995.

STATEMENT OF INCOME

NET INTEREST INCOME

Net interest income remained relatively stable when comparing the first quarter of 1996 to 1995. Interest income saw an increase of 6.36% over prior year, while interest expense rose 14.34%. These fluctuations resulted in a 1.24% increase in net interest income over 1995 numbers for the first quarter. The net interest margin declined from 5.10% at March 31, 1995 to 4.75% at March 31, 1996. As net interest income increased from prior year, this declining ratio is due to an increase in average earning assets of 7.32%. Average earning assets for the first quarter of 1995 were $66.9 million, compared to $71.7 million for the first quarter of 1996, an increase of $4.8 million. The chief components of this dollar amount increase were fed funds sold, $3.4 million and loans, net of unearned income, $1.6 million.

PROVISION FOR LOAN LOSSES

There was no provision for loan losses made during the first quarter of 1995, compared to $1,000 in provision for the same period in 1996. The allowance for loan losses is evaluated quarterly and was considered to be adequate for this period in 1996.

NONINTEREST INCOME

Noninterest income for the first quarter of 1996 increased 39.47%, or $15,000, over the first quarter in 1995. The two chief components of this fluctuation were $38,000 in securities losses during the first quarter of 1995, compared with no gains or losses in the same period of 1996 and a $25,000 decline in trust department income from 1995 to 1996.

NONINTEREST EXPENSE

Noninterest expenses declined $23,000, or 7.26%, for the first quarter of 1996 in comparison to the same period in 1995. Salaries and employee benefits expenses along with net occupancy and equipment costs each remained constant from the prior period. The largest fluctuation within the other noninterest expense category was in F.D.I.C. Assessment. This expense declined $31,000 from the first quarter of 1995 to the first quarter of 1996. This expense will continue to be minimal as the bank continues to accrue the minimum annual statutory requirement.

MARCH 31, 1996 vs. DECEMBER 31, 1995

BALANCE SHEET

INVESTMENT PORTFOLIO

The entire investment portfolio was classified as available for sale at December 31, 1995 and March 31, 1996. The portfolio declined 10.07% from $26.5 million at year end 1995 to $23.8 million at the end of first quarter. The decline was chiefly in the U.S. Government Agencies category, due to maturities and calls of this security type.

LOANS AND CREDIT QUALITY

Average gross loans, net of unearned income, increased from $37.9 million at December 31, 1995 to $39.1 million at March 31, 1996, up 3.2%. This increased volume was chiefly due to an improving economy and increased loan demand for installments and real estate loans.

During 1995, the Bank's ratio of net charge-offs to average loans was (.01%), compared to .06% for the first quarter in 1996. At December 31, 1995, the allowance for loan losses to nonperforming assets was approximately 136.20%, compared with 52.93% at March 31, 1996. This declining percentage is due to an increase in the level of nonperforming assets from $163,000 at December 31, 1995 to $410,000 at March 31, 1996.

DEPOSITS

Total deposits at December 31, 1995 were $59.3 million, compared to $58.7 million at March 31, 1996. This 1.05% decline in deposits was chiefly in the noninterest bearing category which saw a 15.47% decline. This was partially offset by a .52% increase in interest bearing deposits. These changes were due to the normal fluctuation of checking account deposits.

In comparison of average deposit balances, we experienced a 2.2% increase from year end 1995 to March 31, 1996. The breakdown of the increases/(decreases) among deposit categories were as follows: Time Deposits, up 6.4%, Savings accounts, down (2.2%), Money Market accounts, down (11.9%), NOW accounts, up 6.9%, and Demand Deposits, up 1.5%. These fluctuations were chiefly due to a continuing shift of funds from short term accounts to higher yielding long term accounts.

SHAREHOLDERS' EQUITY

Total shareholders' equity, excluding unrealized gains on securities, increased from $14.3 million to $14.5 million, or 1.5% from December 31, 1995 to March 31, 1996, respectively. Dividends per share for 1995 were $2.18 per share. The dividend for the first quarter of 1996 was $.57 per share. When annualized, this results in a dividend for 1996 of $2.28 per share. Total capital to risk based assets was 41.93% at December 31, 1995, compared to 43.03% at March 31, 1996.

Financial reporting in accordance with SFAS No. 115 requires an adjustment to shareholders' equity for net unrealized gains/(losses) in the "available-for-sale" securities portfolio. This adjustment at December 31, 1995 and March 31, 1996, was $466,000 and $261,000, respectively.

EFFECTS OF INFLATION

Over the past few years, the rate of inflation has been relatively mild. However, because interest rates and the level of loans and deposits generally increase as the rate of inflation increases, the financial statements reflect these effects of inflation.

                    THE FIRST NATIONAL BANK OF CLIFTON FORGE

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

1995 VS. 1994

OVERVIEW

Net income for 1995 was $1.5 million, stable with 1994 net income. The return on average assets and return on average equity for 1995 were 2.12% and 11.04%, respectively. For the comparable period in 1994, the return on average assets and the return on average equity were 2.10% and 11.44%, respectively.

NET INTEREST INCOME

Net interest income for 1995 was relatively stable at $3.2 million in comparison to 1994. Both interest income and interest expense increased in dollars. Average interest earning assets increased approximately $1.0 million while average interest bearing deposits decreased $309 thousand. The net interest margin declined to 4.83% in 1995 compared to 4.90% in 1994 because of an increase of 17% in interest expense versus a 7% increase in the interest income. Some of the increase in interest expense resulted from the shift in deposits from lower yielding accounts (savings and money markets) to higher yielding certificates of deposit.

NONINTEREST INCOME

Total noninterest income for 1995 was $251 thousand compared to $288 thousand in 1994, a decline of 12.85%. Service charges dropped $25 thousand, or 10.50%. Security losses were a net of $3 thousand in 1995 compared to security gains of $18 thousand in 1994.

NONINTEREST EXPENSE

Total noninterest expense for 1995 declined $85 thousand in comparison to 1994. Salaries and occupancy expenses remained relatively stable with the biggest deviation in the other noninterest expense area. This was due to the decline of $65 thousand in FDIC premiums. During 1995, the Federal Deposit Insurance Corporation (FDIC) determined that the Bank Insurance Fund (BIF) was fully recapitalized. As a result, the Bank received a refund of its second and third quarter premiums and the fourth quarter premium was substantially reduced.

BALANCE SHEET

INVESTMENT PORTFOLIO


Period end total securities at December 31, 1995 increased $667 thousand, or 3.50%, over the same period in 1994. At year end 1994, 73.83% of the securities portfolio were in the held to maturity category. During 1995, the Financial Accounting Standards Board gave a one time opportunity to transfer securities from the held to maturity category into the available for sale category without a penalty or tainting the portfolio. The Bank moved all securities in the held to maturity category into the available for sale category. This allowed for more flexibility in managing liquidity and credit.

LOANS AND PROVISION FOR LOAN LOSSES

Loans, net of unearned income at year-end 1995 were $38.7 million, an increase of $923 thousand, or 2.44%, over year-end 1994. Average loans, net of unearned income increased $1.9 million, or 5.34% over 1994. During 1995, the ratio of net charge-offs to average loans, net of unearned income was (.01%) compared to .01% in 1994. At year-end 1995, the allowance of loan losses to nonperforming loans was 136.20% compared to 730.00% at year-end 1994. The allowance for loan losses to period-end loans at 1995 and 1994 was .57% and .58%, respectively. The allowance for loan losses is established based on a continual review of the overall loan portfolio. Management believes the allowance for loan losses is adequate at year-end.

OTHER ASSETS

Other assets at year-end 1995 were $.8 million, a decrease of 20% in comparison to year-end 1994. This was primarily due to the decline in deferred taxes due to the increase in the unrealized gains on the securities portfolio from year-end 1994 to year-end 1995.

DEPOSITS

Total deposits at December 31, 1995 increased $2.9 million, or 5.08% in comparison to the same period in 1994. The largest swings were the decline in savings accounts with the offsetting increase into time deposits. This shift was very prevalent in the banking industry during 1995. Demand deposits, however, increased $1.2 million, or 24.75% over 1994 dollars.

SHAREHOLDERS' EQUITY

Shareholders' equity at December 31, 1995 was $14.7 million compared to $13.3 million at year-end 1994. Unrealized gains on securities were $466 thousand at year-end 1995 compared to an unrealized loss of $92 thousand at year-end 1994.

EFFECTS OF INFLATION

Inflation has been mild over the last several years. Loan and deposit rates normally increase along with inflation. Financial statements presented reflect these effects.

                        BANKGROUP, BANK AND HANOVER BANK

        The following consolidated financial data presents on a historical basis selected unaudited financial data for BankGroup and the Bank, and unaudited pro forma amounts for both (a) BankGroup and the Bank combined, and (b) BankGroup, the Bank and Hanover Bank combined as of March 31, 1996. The Agreement with Hanover Bank will involve the acquisition of Hanover Bank in a transaction to be accounted for as a "pooling of interests." It is expected to be completed during the fourth quarter of 1996. Interim financial results, in the opinion of the management of the three companies, reflect all adjustments necessary for a fair presentation of the results of operations. All such adjustments are of the normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

        The Bank Merger is reflected under the "pooling of interest" method of accounting, and the pro forma selected financial data is derived accordingly.

           SELECTED FINANCIAL DATA MAINSTREET BANKGROUP INCORPORATED, THE FIRST NATIONAL BANK OF CLIFTON FORGE AND HANOVER BANK

                                                           As of March 31, 1996

SELECTED PERIOD-END BALANCES:
Total Assets
  MainStreet, BankGroup..........................................    $  909,827
  Clifton Forge..................................................        74,192
  MainStreet and Clifton Forge ProForma..........................       984,019
  MainStreet, Clifton Forge and Hanover ProForma.................     1,080,939
Loans (Net of unearned income)
  MainStreet BankGroup...........................................       583,121
  Clifton Forge..................................................        38,982
  MainStreet and Clifton Forge ProForma..........................       622,103
  MainStreet, Clifton Forge and Hanover ProForma.................       691,391
Allowance for loan losses
  MainStreet BankGroup...........................................         8,449
  Clifton Forge..................................................           217
  MainStreet and Clifton Forge ProForma..........................         8,666
  MainStreet, Clifton Forge and Hanover ProForma.................         9,460
Nonperforming Assets (1)
  MainStreet BankGroup...........................................         5,792
  Clifton Forge..................................................           410
  MainStreet and Clifton Forge ProForma..........................         6,202
  MainStreet, Clifton Forge and Hanover ProForma.................         6,562
Total Deposits
  MainStreet BankGroup...........................................       711,703
  Clifton Forge..................................................        58,690
  MainStreet and Clifton Forge ProForma..........................       770,393
  MainStreet, Clifton Forge and Hanover ProForma.................       858,222
Long-term debt
  MainStreet BankGroup...........................................        70,928
  Clifton Forge..................................................            --
  MainStreet and Clifton Forge ProForma..........................        70,928
  MainStreet, Clifton Forge and Hanover ProForma.................        70,928
Common shareholders' equity
  MainStreet BankGroup...........................................        77,479
  Clifton Forge..................................................        14,762
  MainStreet and Clifton Forge ProForma..........................        92,241
  MainStreet, Clifton Forge and Hanover ProForma.................       100,851
Total shareholders' equity
  MainStreet BankGroup...........................................        77,479
  Clifton Forge..................................................        14,762
  MainStreet and Clifton Forge ProForma..........................        92,241
  MainStreet, Clifton Forge and Hanover ProForma.................    $  100,851
SELECTED RATIOS:
Nonperforming assets to loans and foreclosed properties at period end (1)
  MainStreet BankGroup...........................................          0.99%
  Clifton Forge..................................................          1.05
  MainStreet and Clifton Forge ProForma..........................          0.99
  MainStreet, Clifton Forge and Hanover ProForma.................          0.95
Allowance for loan losses to loans at period end
  MainStreet BankGroup...........................................          1.45
  Clifton Forge..................................................          0.56
  MainStreet and Clifton Forge ProForma..........................          1.39
  MainStreet, Clifton Forge and Hanover ProForma.................          1.37
Allowance for loan losses to nonperforming loans at period end
  MainStreet BankGroup...........................................        186.92
  Clifton Forge..................................................         52.93
  MainStreet and Clifton Forge ProForma..........................        175.78
  MainStreet, Clifton Forge and Hanover ProForma.................        178.83
Allowance for loan losses to nonperforming assets at period end (1)
  MainStreet BankGroup...........................................        145.87
  Clifton Forge..................................................         52.93
  MainStreet and Clifton Forge ProForma..........................        139.73
  MainStreet, Clifton Forge and Hanover ProForma.................        144.16
Total shareholders' equity to total assets at period end
  MainStreet BankGroup...........................................          8.52
  Clifton Forge..................................................         19.90
  MainStreet and Clifton Forge ProForma..........................          9.37
  MainStreet, Clifton Forge and Hanover ProForma.................          9.33%

CAPITAL RATIOS AT PERIOD END:
Tier 1 risk-adjusted capital
  MainStreet BankGroup...........................................         13.26%
  Clifton Forge..................................................         42.39
  MainStreet and Clifton Forge ProForma..........................         14.85
  MainStreet, Clifton Forge and Hanover ProForma.................         14.81
Total risk-adjusted capital
  MainStreet BankGroup...........................................         14.51
  Clifton Forge..................................................         43.03
  MainStreet and Clifton Forge ProForma..........................         16.09
  MainStreet, Clifton Forge and Hanover ProForma.................         16.05
Tier 1 leverage
  MainStreet BankGroup...........................................          8.62
  Clifton Forge..................................................         19.64
  MainStreet and Clifton Forge ProForma..........................          9.45
  MainStreet, Clifton Forge and Hanover ProForma.................          9.40%


                       NOTES TO SELECTED FINANCIAL DATA -
                       MAINSTREET BANKGROUP INCORPORATED,
           THE FIRST NATIONAL BANK OF CLIFTON FORGE AND HANOVER BANK

(1) NONPERFORMING ASSETS INCLUDE NONACCRUAL LOANS, LOANS PAST DUE 90 DAYS AND GREATER, OTHER REAL ESTATE AND OTHER REPOSSESSED ASSETS.

                     MAINSTREET BANKGROUP INCORPORATED AND
                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
                        PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENT OF FINANCIAL CONDITION
                                 MARCH 31, 1996
                                   (IN 000'S)

                                                                      ADJUSTMENTS
                                              MAINSTREET    CLIFTON    INCREASE
                                               BANKGROUP     FORGE    (DECREASE)  CONSOLIDATED
ASSETS
Cash and Due From Banks                       $  26,592   $   2,111    $           $  28,703
Interest-Earning Deposits in Domestic Banks       1,318          --                    1,318
Federal Funds Sold                               13,050       8,280                   21,330
Mortgage Loans Held for Sale                      1,037          --                    1,037
Securities Available for Sale                   170,587      23,791                  194,378
Securities Held to Maturity                      95,350          --                   95,350
                                                                                          --
Loans, Net of Unearned Income                   583,121      38,982                  622,103
  Less: Allowance for Loan Losses                (8,449)       (217)                  (8,666)
                                              ---------   ---------    ---------   ---------
    Loans, Net                                  574,672      38,765           --     613,437
                                              ---------   ---------    ---------   ---------

Bank Premises and Equipment, Net                 10,668         449                   11,117
Other Real Estate Owned                           1,091          --                    1,091
Other Assets                                     15,462         796                   16,258
                                              ---------   ---------    ---------   ---------
       TOTAL ASSETS                           $ 909,827   $  74,192    $      --   $ 984,019
                                              =========   =========    =========   =========

LIABILITIES
Deposits:

  Demand Deposits (Noninterest-Bearing)       $  94,763   $   4,940    $           $  99,703
  Interest Bearing Deposits                     616,940      53,750                  670,690
                                              ---------   ---------    ---------   ---------
       TOTAL DEPOSITS                           711,703      58,690           --     770,393
                                              ---------   ---------    ---------   ---------

Short - Term Debt                                40,290          --                   40,290
Long - Term Debt                                 70,928          --                   70,928
Other Liabilities                                 9,427         740                   10,167
                                              ---------   ---------    ---------   ---------
       TOTAL LIABILITIES                        832,348      59,430           --     891,778
                                              ---------   ---------    ---------   ---------

SHAREHOLDERS' EQUITY

Common Stock                                     42,870       1,575(1)     6,615      51,060
Capital in Excess of Par                         12,174       1,575(1)    (6,615)      7,134
Retained Earnings                                24,446      11,351                   35,797
Unearned Compensation                              (446)         --                     (446)
Unrealized Gains (Losses) on Securities, Net     (1,565)        261                   (1,304)
                                              ---------   ---------    ---------   ---------
       TOTAL SHAREHOLDERS' EQUITY                77,479      14,762           --      92,241
                                              ---------   ---------    ---------   ---------

       TOTAL LIABILITIES AND SHAREHOLDERS'
          EQUITY                              $ 909,827   $  74,192    $      --   $ 984,019
                                              =========   =========    =========   =========


(1) Based on an Exchange Ratio of 5.20 for conversion of The First National Bank of Clifton Forge Common Stock into MainStreet BankGroup Common Stock. See "The Bank Merger" and "The Exchange Ratio" for further discussion of the calculation of the Exchange Ratio.

                       MAINSTREET BANKGROUP INCORPORATED
                  AND THE FIRST NATIONAL BANK OF CLIFTON FORGE
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1996
                                   (IN 000'S)



                                                         MAINSTREET     CLIFTON  CONSOLIDATED
                                                          BANKGROUP      FORGE     PRO FORMA
INTEREST INCOME
Interest and Fees on Loans                               $  13,736     $    907   $  14,643
Interest on Mortgage Loans Held for Sale                        58           --          58
Interest and Dividends on Securities Available for Sale      2,698          395       3,093
Interest and Dividends on Securities Held to Maturity        1,667           --       1,667
Other Interest Income                                           91          102         193
                                                         ---------     --------   ---------
  Total Interest Income                                     18,250        1,404      19,654

INTEREST EXPENSE
Deposits                                                     6,836          590       7,426
Short-Term Borrowings                                          998           --         998
Long-Term Debt                                                 436           --         436
                                                         ---------     --------   ---------
  Total Interest Expense                                     8,270          590       8,860

Net Interest Income                                          9,980          814      10,794
Provisions for Loan Losses                                     822            1         823
                                                         ---------     --------   ---------
  Net Interest Income after Provision for Loan Losses        9,158          813       9,971

NONINTEREST INCOME
Service Charges, Fees and Other                              1,835           41       1,876
Trust Department Income                                        725           12         737
Securities Gains (Losses), Net                                 218           --         218
                                                         ---------     --------   ---------
                                                             2,778           53       2,831

NONINTEREST EXPENSE
Salaries and Employee Benefits                               4,092          136       4,228
Net Occupancy and Equipment Costs                            1,198           25       1,223
Other Noninterest Expense                                    2,145          133       2,278
                                                         ---------     --------   ---------
                                                             7,435          294       7,729
                                                         ---------     --------   ---------
Income Before Income Taxes                                   4,501          572       5,073
Income Tax Expense                                           1,337          171       1,508
                                                         ---------     --------   ---------
NET INCOME                                               $   3,164     $    401   $   3,565
                                                         =========     ========   =========

PER COMMON SHARE DATA (1) Net Income per Share:
  Primary                                                $    0.37     $   1.27   $    0.35
  Fully Diluted                                          $    0.37     $   1.27   $    0.35

Weighted Average Shares Outstanding:
  Primary                                                    8,590          315      10,228
  Fully Diluted                                              8,590          315      10,228


(1) Based on an Exchange Ratio of 5.20 for conversion of First National Bank of Clifton Forge Common Stock into MainStreet BankGroup Common Stock. See "The Bank Merger" and "The Exchange Ratio" for further discussion of the calculation of the Exchange Ratio.

                     MAINSTREET BANKGROUP INCORPORATED AND
                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1995
                                   (IN 000'S)


                                                         MAINSTREET     CLIFTON
                                                          BANKGROUP      FORGE    CONSOLIDATED
INTEREST INCOME
Interest and Fees on Loans                               $  11,850     $    855   $  12,705
Interest on Mortgage Loans Held for Sale                        19           --          19
Interest and Dividends on Securities Available for Sale      2,004           97       2,101
Interest and Dividends on Securities Held to Maturity        2,035          306       2,341
Other Interest Income                                           14           62          76
                                                         ---------     --------   ---------
  Total Interest Income                                     15,922        1,320      17,242

INTEREST EXPENSE
Deposits                                                     6,510          516       7,026
Short-Term Borrowings                                          277           --         277
Long-Term Debt                                                 156           --         156
                                                         ---------     --------   ---------
  Total Interest Expense                                     6,943          516       7,459

Net Interest Income                                          8,979          804       9,783
Provisions for Loan Losses                                     328           --         328
                                                         ---------       ------   ---------
  Net Interest Income after Provision for Loan Losses        8,651          804       9,455

NONINTEREST INCOME
Service Charges, Fees and Other                              1,205           39       1,244
Trust Department Income                                        495           37         532
Securities Gains (Losses), Net                                   7          (38)        (31)
                                                         ---------     --------   ---------
                                                             1,707           38       1,745

NONINTEREST EXPENSE
Salaries and Employee Benefits                               4,035          135       4,170
Net Occupancy and Equipment Costs                            1,085           25       1,110
Other Noninterest Expense                                    2,195          157       2,352
                                                         ---------     --------   ---------
                                                             7,315          317       7,632
                                                         ---------     --------   ---------
Income Before Income Taxes                                   3,043          525       3,568
Income Tax Expense                                             868          156       1,024
                                                         ---------     --------   ---------
NET INCOME                                               $   2,175     $    369   $   2,544
                                                         =========     ========   =========

PER COMMON SHARE DATA (1)
Net Income per Share:
  Primary                                                $    0.29     $   1.17   $    0.28
  Fully Diluted                                          $    0.27     $   1.17   $    0.26

Weighted Average Shares Outstanding:
  Primary                                                    7,564          315       9,202
  Fully Diluted                                              8,542          315      10,180


(1) Based on an Exchange Ratio of 5.20 for conversion of First National Bank of Clifton Forge Common Stock into MainStreet BankGroup Common Stock. See "The Bank Merger" and "The Exchange Ratio" for further discussion of the calculation of the Exchange Ratio.

                               MAINSTREET BANKGROUP INCORPORATED
                         AND THE FIRST NATIONAL BANK OF CLIFTON FORGE
                      PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
                                 YEAR ENDED DECEMBER 31, 1995
                                          (IN 000'S)



                                                         MAINSTREET     CLIFTON
                                                          BANKGROUP      FORGE    CONSOLIDATED
INTEREST INCOME
Interest and Fees on Loans                               $  50,943    $   3,452   $  54,395
Interest on Mortgage Loans Held for Sale                       144           --         144
Interest and Dividends on Securities Available for Sale      9,689          491      10,180
Interest and Dividends on Securities Held to Maturity        7,828        1,179       9,007
Other Interest Income                                           71          326         397
                                                         ---------    ---------   ---------
  Total Interest Income                                     68,675        5,448      74,123

INTEREST EXPENSE
Deposits                                                    27,662        2,273      29,935
Short-Term Borrowings                                        3,196           --       3,196
Long-Term Debt                                                 517           --         517
                                                         ---------    ---------   ---------
  Total Interest Expense                                    31,375        2,273      33,648

Net Interest Income                                         37,300        3,175      40,475
Provisions for Loan Losses                                   1,319           --       1,319
                                                         ---------    ---------   ---------
  Net Interest Income after Provision for Loan Losses       35,981        3,175      39,156

NONINTEREST INCOME
Service Charges, Fees and Other                              5,529          213       5,742
Trust Department Income                                      2,400           41       2,441
Securities Gains (Losses), Net                                  46           (3)         43
                                                         ---------    ---------   ---------
                                                             7,975          251       8,226

NONINTEREST EXPENSE
Salaries and Employee Benefits                              15,704          582      16,286
Net Occupancy and Equipment Costs                            4,428          166       4,594
Other Noninterest Expense                                    8,685          514       9,199
                                                         ---------    ---------   ---------
                                                            28,817        1,262      30,079
                                                         ---------    ---------   ---------
Income Before Income Taxes                                  15,139        2,164      17,303
Income Tax Expense                                           4,399          640       5,039
                                                         ---------    ---------   ---------
NET INCOME                                               $  10,740    $   1,524   $  12,264
                                                         =========    =========   =========

PER COMMON SHARE DATA (1)
Net Income per Share:
  Primary                                                $    1.37     $   4.84   $    1.29
  Fully Diluted                                          $    1.29     $   4.84   $    1.23

Weighted Average Shares Outstanding:
  Primary                                                    7,842          315       9,480
  Fully Diluted                                              8,548          315      10,186


(1) Based on an Exchange Ratio of 5.20 for conversion of First National Bank of Clifton Forge Common Stock into MainStreet BankGroup Common Stock. See "The Bank Merger" and "The Exchange Ratios" for further discussion of the calculation of the Exchange Ratio.

                     MAINSTREET BANKGROUP INCORPORATED AND
                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
                          YEAR ENDED DECEMBER 31, 1994
                                   (IN 000'S)



                                                         MAINSTREET     CLIFTON
                                                          BANKGROUP      FORGE     CONSOLIDATED
INTEREST INCOME
Interest and Fees on Loans                               $  42,864     $  3,202   $  46,066
Interest on Mortgage Loans Held for Sale                       514           --         514
Interest and Dividends on Securities Available for Sale     13,108        1,230      14,338
Interest and Dividends on Securities Held to Maturity        2,568          493       3,061
Other Interest Income                                          462          176         638
                                                         ---------     --------   ---------
  Total Interest Income                                     59,516        5,101      64,617

INTEREST EXPENSE
Deposits                                                    23,980        1,941      25,921
Short-Term Borrowings                                          594           --         594
Long-Term Debt                                                 643           --         643
                                                         ---------     --------   ---------
  Total Interest Expense                                    25,217        1,941      27,158

Net Interest Income                                         34,299        3,160      37,459
Provisions for Loan Losses                                   2,827            3       2,830
                                                         ---------     --------   ---------
  Net Interest Income after Provision for Loan Losses       31,472        3,157      34,629

NONINTEREST INCOME
Service Charges, Fees and Other                              4,865          238       5,103
Trust Department Income                                      1,993           32       2,025
Securities Gains (Losses), Net                              (5,683)          18      (5,665)
                                                         ---------     --------   ---------
                                                             1,175          288       1,463

NONINTEREST EXPENSE
Salaries and Employee Benefits                              14,441          564      15,005
Net Occupancy and Equipment Costs                            4,142          177       4,319
Other Noninterest Expense                                   10,130          606      10,736
                                                         ---------     --------   ---------
                                                            28,713        1,347      30,060
                                                         ---------     --------   ---------
Income Before Income Taxes                                   3,934        2,098       6,032
Income Tax Expense                                            (154)         607         453
                                                         ---------     --------   ---------
NET INCOME                                               $   4,088     $  1,491   $   5,579
                                                         =========     ========   =========

PER COMMON SHARE DATA (1)
Net Income per Share:
  Primary                                                $    0.54     $   4.73   $    0.61
  Fully Diluted                                          $    0.53     $   4.73   $    0.59

Weighted Average Shares Outstanding:
  Primary                                                    7,510          315       9,148
  Fully Diluted                                              8,516          315      10,154

(1) Based on an Exchange Ratio of 5.20 for conversion of First National Bank of Clifton Forge Common Stock into MainStreet BankGroup Common Stock. See "The Bank Merger" and "The Exchange Ratio" for further discussion of the calculation of the Exchange Ratio.

                     MAINSTREET BANKGROUP INCORPORATED AND
                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
                          YEAR ENDED DECEMBER 31, 1993
                                   (IN 000'S)

                                                         MAINSTREET     CLIFTON
                                                          BANKGROUP      FORGE    CONSOLIDATED
INTEREST INCOME
Interest and Fees on Loans                               $  42,519    $   3,222   $  45,741
Interest on Mortgage Loans Held for Sale                        --           --          --
Interest and Dividends on Securities Available for Sale     12,329           --      12,329
Interest and Dividends on Securities Held to Maturity        2,387        1,872       4,259
Other Interest Income                                          677          196         873
                                                         ---------    ---------   ---------
  Total Interest Income                                     57,912        5,290      63,202

INTEREST EXPENSE
Deposits                                                    24,006        1,957      25,963
Short-Term Borrowings                                          630           --         630
Long-Term Debt                                                 655           --         655
                                                         ---------    ---------   ---------
  Total Interest Expense                                    25,291        1,957      27,248

Net Interest Income                                         32,621        3,333      35,954
Provisions for Loan Losses                                   1,370           27       1,397
                                                         ---------    ---------   ---------
  Net Interest Income after Provision for Loan Losses       31,251        3,306      34,557

NONINTEREST INCOME
Service Charges, Fees and Other                              4,000          276       4,276
Trust Department Income                                      2,137           23       2,160
Securities Gains (Losses), Net                                 277           60         337
                                                         ---------    ---------   ---------
                                                             6,414          359       6,773

NONINTEREST EXPENSE
Salaries and Employee Benefits                              13,176          592      13,768
Net Occupancy and Equipment Costs                            3,959          183       4,142
Other Noninterest Expense                                   11,119          554      11,673
                                                         ---------    ---------   ---------
                                                            28,254        1,329      29,583
                                                         ---------    ---------   ---------
Income Before Income Taxes                                   9,411        2,336      11,747
Income Tax Expense                                           2,530          658       3,188
                                                         ---------    ---------   ---------
NET INCOME                                               $   6,881    $   1,678   $   8,559
                                                         =========    =========   =========

PER COMMON SHARE DATA (1)
Net Income per Share:
  Primary                                                $    0.93     $   5.33   $    0.95
  Fully Diluted                                          $    0.87     $   5.33   $    0.90

Weighted Average Shares Outstanding:
  Primary                                                    7,384          315       9,022
  Fully Diluted                                              8,414          315      10,052


(1) Based on an Exchange Ratio of 5.20 for conversion of First National Bank of Clifton Forge Common Stock into MainStreet BankGroup Common Stock. See "The Bank Merger" and "The Exchange Ratio" for further discussion of the calculation of the Exchange Ratio.

                     MAINSTREET BANKGROUP INCORPORATED AND
                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
                            PRO FORMA CAPITALIZATION
                                 MARCH 31, 1996
                                   (IN 000'S)

                                                                                                    MAINSTREET &
                                                                                                    CLIFTON FORGE
                                                                                                       PROFORMA
                                                            MAINSTREET   CLIFTON FORGE   ADJUSTMENTS   COMBINED
Long-term Debt and Capital Lease Obligations
  MainStreet Bank Group:
    FHLB Long-Term Obligations Due on February 1, 1999
      Callable on February 1, 1997                          $   45,000    $              $             $   45,000
        FHLB Long-Term Obligations Due on March 14, 1997        25,000                                     25,000
        FHLB Long-Term Obligations Due on April 17, 2002           928                                        928

Clifton Forge:

        None                                                __________    ___________    ___________   __________

        Total Long-Term Debt and Capital Lease Obligations      70,928             --             --       70,928
                                                            ----------    -----------    -----------   ----------

Shareholders' Equity:
  MainStreet BankGroup:
    Preferred Stock, Authorized 1,000,000 Shares; None
     Outstanding                                                    --                                         --
    Common Stock, $5 Par Value, Authorized 20,000,000
     Shares;
      Issued and Outstanding 8,574,044 Shares                   42,870                         8,190       51,060
    Capital in Excess of Par                                    12,174                        (5,040)       7,134
    Retained Earnings                                           24,446                        11,351       35,797
    Unearned Compensation                                         (446)            --           (446)
    Net Unrealized Gains (Losses) on Securities, Net            (1,565)           261         (1,304)

Clifton Forge:
  Common Stock, $5 Par Value, Authorized 315,000 Shares;
    Issued and Outstanding 315,000 Shares                                       1,575         (1,575)          --
  Capital in Excess of Par                                                      1,575         (1,575)          --
  Retained Earnings                                                            11,351        (11,351)          --
  Unearned Compensation                                                            --                          --
  Net Unrealized Gains (Losses) on Securities, Net                                261           (261)          --
                                                            ----------    -----------    -----------   ----------

      Total Shareholders' Equity                                77,479         14,762             --       92,241
                                                            ----------    -----------    -----------   ----------

      Total Long-Term Debt, Capital Lease Obligations and
        Shareholders' Equity                                $  148,407    $    14,762    $             $  163,169
                                                            ==========    ===========    ===========   ==========


        PROFORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION MAINSTREET BANKGROUP INCORPORATED, THE FIRST NATIONAL BANK OF CLIFTON FORGE
                                AND HANOVER BANK
                                 MARCH 31, 1996
                                   (IN 000'S)


                                                                           MAINSTREET &
                                                             ADJUSTMENTS   CLIFTON FORGE          ADJUSTMENTS
                                       MAINSTREET   CLIFTON   INCREASE       PRO FORMA              INCREASE
                                        BANKGROUP    FORGE   (DECREASE)      COMBINED    HANOVER   (DECREASE)    CONSOLIDATED
ASSETS
Cash and Due From Banks                $ 26,592     $ 2,111   $           $  28,703      $  2,977   $              $   31,680
Interest-Earning Deposits in
   Domestic Banks1,318                       --                               1,318            --                       1,318
Federal Funds Sold                       13,050       8,280                  21,330         5,105                      26,435
Mortgage Loans Held for Sale              1,037          --                   1,037            --                       1,037
Securities Available for Sale           170,587      23,791                 194,378         1,514                     195,892
Securities Held to Maturity              95,350          --                  95,350        15,292                     110,642
                                                                                 --                                        --
Loans, Net of Unearned Income           583,121      38,982                 622,103        69,288                     691,391
  Less: Allowance for Loan Losses        (8,449)       (217)                 (8,666)         (794)                     (9,460)
                                       --------     --------  --------    ---------      --------   ---------      ----------
   Loans, Net                           574,672      38,765         --      613,437        68,494          --         681,931
                                       --------     --------  --------    ---------      --------   ---------

Bank Premises and Equipment, Net         10,668         449                  11,117         2,247                      13,364
Other Real Estate Owned                   1,091          --                   1,091           160                       1,251
Other Assets                             15,462         796                  16,258         1,131                      17,389
                                       --------     --------  --------    ---------      --------   ---------      ----------
      TOTAL ASSETS                     $909,827     $74,192   $     --    $ 984,019      $ 96,920   $      --      $1,080,939
                                       ========     ========  ========    =========      ========   =========      ==========

LIABILITIES
Deposits:
  Demand Deposits (Noninterest-Bearing)$ 94,763     $ 4,940   $           $ 99,703       $ 10,538   $              $  110,241
  Interest Bearing Deposits             616,940      53,750                670,690         77,291                     747,981
                                       --------     --------  --------    --------       --------   ---------      ----------
    TOTAL DEPOSITS                      711,703      58,690         --     770,393         87,829          --         858,222
                                       --------     --------  --------    --------       --------   ---------      ----------

Short-Term Debt                          40,290          --                 40,290             --                      40,290
Long-Term Debt                           70,928          --                 70,928             --                      70,928
Other Liabilities                         9,427         740                 10,167            481                      10,648
                                       --------     --------  --------    --------       --------   ---------      ----------
    TOTAL LIABILITIES                   832,348      59,430         --     891,778         88,310          --         980,088
                                       --------     --------  --------    --------       --------   ---------      ----------

SHAREHOLDERS' EQUITY
Common Stock                             42,870       1,575(1)   6,615      51,060          3,679(2)    3,331          58,070
Capital in Excess of Par                 12,174       1,575(1)  (6,615)      7,134          2,051(2)   (3,331)          5,854
Retained Earnings                        24,446      11,351                 35,797          2,888                      38,685
Unearned Compensation                      (446)         --                   (446)            --                        (446)
Unrealized Gains (Losses) on
  Securities, Net                        (1,565)        261                 (1,304)            (8)                     (1,312)
                                       --------     --------  --------    --------       --------   ---------      ----------
    TOTAL SHAREHOLDERS' EQUITY           77,479      14,762         --      92,241          8,610          --         100,851
                                       --------     --------  --------    --------       --------   ---------      ----------

  TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                               $909,827     $74,192   $     --    $984,019       $ 96,920   $      --      $1,080,939
                                       ========     ========  ========    ========       ========   =========      ==========


(1) Based on an Exchange Ratio of 5.20 for conversion of The First National Bank of Clifton Forge Common Stock into MainStreet BankGroup Common Stock. See "The Bank Merger" and "The Exchange Ratio" for further discussion of the calculation of the Exchange Ratio.

(2) Based on an Exchange Ratio of .953 for conversion of Hanover Bank Common Stock into MainStreet BankGroup Common Stock. See "Recent Developments" for further discussion of the calculation of the Exchange Ratio.

                              GENERAL INFORMATION

        This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of the Bank (the "Bank Board"), to be voted at the Bank Shareholder Meeting to be held at ____________________ located at _______________, on , 1996, at a.m. Eastern Time and at any adjournment thereof. At the Bank Shareholder Meeting, shareholders will consider and vote upon: (i) the Agreement and the related Revised Plan of Merger, pursuant to which the Bank will merge into Acquisition and (ii) such other matters as may properly come before such Special Meeting. Only shareholders of record of the Bank at the close of business on , 1996 are entitled to notice of and to vote at the Bank Shareholder Meeting. This Proxy Statement/Prospectus is being mailed to all such holders of record of Bank Common Stock on or about , 1996.

        Holders of Bank Common Stock are entitled to one vote for each share standing in such holder's name on the books of the Bank. The affirmative vote of the holders of more than two-thirds of the outstanding shares entitled to vote is required for approval of the Bank Merger.

        Under rules of the National Association of Securities Dealers, Inc., the proposal to adopt the Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for a proposal. Because the proposal to adopt the Agreement is required to be approved by the holders of two-thirds of the outstanding shares of Bank Common Stock, abstentions and broker "non-votes" will have the same effect as a vote against this proposal.

        The proxies solicited hereby, if properly signed and returned and not revoked prior to their use, will be voted in accordance with the instructions given thereon by the shareholders. If no instructions are so specified, the proxies will be voted FOR the proposed Bank Merger. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice of revocation addressed to Reba H. Mandeville, Corporate Secretary, The First National Bank of Clifton Forge, 511 Main Street, Clifton Forge, Virginia 24422; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Bank Shareholder Meeting and notifying the Secretary of his or her intention to vote in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at the Bank

Shareholder Meeting and any adjournment of the Bank Shareholder Meeting and will not be used for any other meeting.

        The accompanying proxy is being solicited by the Bank Board. The cost of such solicitation will be borne by the Bank. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers and employees of the Bank or BankGroup without additional compensation. Arrangements may also be made with brokerage houses and custodians, nominees and fiduciaries for forwarding of solicitation material to beneficial owners of stock held of record by such persons and obtaining proxies from the beneficial owners of Bank Common Stock entitled to vote at the Special Meeting, and the Bank will reimburse such persons for their reasonable expenses incurred in doing so.

        The Bank Board has no information that other matters will be brought before the meeting. If, however, other matters are presented, the accompanying proxy will be voted in the discretion of the proxies with respect to such matters.

        As of the Record Date, directors and executive officers of the Bank and their affiliates beneficially owned a total of 28,818 shares (representing 15.5% of the outstanding shares of Bank Common Stock), and the directors of BankGroup owned no Bank Common Stock. The Bank directors have agreed with BankGroup to recommend that the Bank shareholders vote in favor of the Bank Merger and to vote shares beneficially owned by such directors, and shares with respect to which they have the power to vote, in favor of the Bank Merger. See "Ownership of Certain Beneficial Owners of Bank Stock."

        For the reasons described below, the Bank Board has adopted the Agreement, believes the Bank Merger is in the best interest of the Bank and its shareholders and recommends that shareholders of the Bank vote FOR approval of the Agreement. In making its recommendation, the Bank Board considered, among other things, the opinion of Scott & Stringfellow that the Merger Consideration was fair to Bank Common Stock shareholders from a financial point of view. See "The Bank Merger" "-- Reasons for the Bank Merger," and "-- Opinion of Financial Advisor."

        The address of BankGroup is 200 East Church Street, Martinsville, Virginia 24112, and its telephone number is (540) 666-6724. The address of the Bank is 511 Main Street, Clifton Forge, Virginia 24422 and its telephone number is (540) 862-4251.

                                THE BANK MERGER

        The detailed terms of the Bank Merger are contained in the Agreement and Plan of Reorganization, attached as Annex I to this Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Bank Merger and the terms of the Agreement. This description is not complete and is qualified by reference to the Agreement which is incorporated by reference herein.

OPINION OF FINANCIAL ADVISOR

        The Bank has retained Scott & Stringfellow to act as its financial advisor in connection with rendering a fairness opinion with respect to the Bank Merger. Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions, individuals and state and local governments. The Financial Institutions Group of Scott & Stringfellow actively works with financial institutions in Virginia, North Carolina, the District of Columbia, Maryland, and West Virginia on these and other matters. As part of its investment banking practice, it is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, and secondary distributions of listed and unlisted securities. Scott & Stringfellow was selected by the Bank Board based upon its expertise and reputation in providing valuation and merger and acquisition and advisory services to financial institutions. Scott & Stringfellow's analysts follow and publish reports about the Bank and BankGroup.

        On April 17, 1996, at the meeting at which the Bank Board approved and adopted the Agreement, Scott & Stringfellow delivered a written opinion ("Opinion") to the Bank Board that as of such date, the Merger Consideration to be received by Bank Common Stock shareholders in cash, BankGroup Common Stock, or a mix thereof (subject to certain limitations on the cash component of the consideration), was fair to the Bank Common shareholders from a financial point of view. Such Opinion was updated as of the date of this Proxy Statement/ Prospectus. No instructions or limitations were given or imposed by the Bank Board upon Scott & Stringfellow with respect to the investigations made or procedures followed by them in rendering the Opinion.

        THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS SET FORTH AND ATTACHED HERETO IN ANNEX II TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE BANK SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING IS A SUMMARY OF CERTAIN ANALYSES

PERFORMED BY SCOTT & STRINGFELLOW WHICH WERE THE BASES OF SUCH OPINION.

        In developing its Opinion, Scott & Stringfellow reviewed and analyzed:
(i) the Agreement; (ii) the Registration Statement and this Proxy Statement/Prospectus; (iii) the Bank's audited financial statements for the three years ended December 31, 1995; (iv) the Bank's unaudited financial statements for the quarters ended March 31, 1996 and 1995, and other internal information relating to the Bank prepared by the Bank's management; (v) information regarding the trading market for the Bank Common Stock and the BankGroup Common Stock and the price ranges within which the respective stocks have traded; (vi) the relationship of prices paid to relevant financial data such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; (vii) BankGroup's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1995; and (viii) BankGroup's unaudited financial statements for the quarters ended March 31, 1996 and 1995, and other internal information relating to BankGroup prepared by BankGroup's management. Scott & Stringfellow has discussed with members of the Bank's and BankGroup's management past and current business operations, the background of the Bank Merger, the reasons and basis for the Bank Merger, results of regulatory examinations, and the business and future prospects of the Bank and BankGroup individually and as combined entity, as well as other matters relevant to its inquiry. Scott & Stringfellow has conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. Finally, Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

        Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its Opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its Opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the managements of the Bank and BankGroup as to the future financial performance of the Bank and BankGroup, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of the Bank and BankGroup nor was it furnished with any such appraisal.

        Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including a discounted cash flow analysis, a market comparable analysis, a comparable acquisition analysis, and a dilution analysis.

        Discounted Cash Flow Analysis. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of Bank Common Stock. Among other things, Scott & Stringfellow considered a range of asset and earnings growth for the Bank of between 4.00% and 6.00% and a required equity capital level of 8.00%. A range of discount rates from 11.50% to 13.50% was applied to the cash flows resulting from the projections during the first five years and the residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates, less the projected long-term growth rate of the Bank's earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered to be appropriate taking into account, among other things, the Bank's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. The discounted cash flow analysis indicated a reference range of $64.60 to $74.00 per share for Bank Common Stock. These values compare to the value of $83.20 per share of consideration for each share of Bank Common Stock. Accordingly, the present value of Bank Common Stock was calculated at less than the value of the consideration to be received from BankGroup pursuant to the Agreement.

        Comparable Acquisition Analysis. Scott & Stringfellow compared the relationship of prices paid to relevant financial data such as tangible net worth, assets, deposits and earnings in 17 bank and bank holding company mergers and acquisitions in Virginia since January 1, 1993, representing all such transactions known to Scott & Stringfellow to have occurred during this period with the proposed Bank Merger and found the consideration to be received from BankGroup to be within the relevant pricing ranges acceptable for such recent transactions. Specifically, based upon the most recent transactions announced in Virginia since January 1, 1993, other than the Bank Merger, the average price to tangible book value in these transactions was 2.01x, compared with 1.78x for the Bank Merger; the average price to earnings ratio was 19.05x, compared with 17.20x for the Bank Merger; the average deal price to deposits was 19.56%, compared with 44.19% for the Bank Merger; the average deal price to assets was 17.31%, compared with 35.09% for the Bank Merger; and the average tangible book premium to core deposits was 10.72%, compared to 20.35% for the Bank Merger. For purposes of computing the information with respect to the Bank Merger, $83.20 per share of consideration for each share of Bank Common Stock was used.

        Analysis of BankGroup and Virginia Bank Group. Scott & Stringfellow analyzed the performance and financial condition of BankGroup relative to the Virginia Bank Group consisting of Central Fidelity Banks, Inc., F&M National Corp., First Virginia Banks, Inc., George Mason Bankshares, Inc., Jefferson Bankshares, Inc., Premier Bankshares, Corp., and Signet Banking Corp. Certain financial information compared was, among other things, information relating to tangible equity to assets, loans to deposits, net interest margin, nonperforming assets, total assets, and efficiency ratio. Additional valuation information compared for the trailing twelve month period ended March 31, 1996, and stock prices as of May 31, 1996, was (i) price to tangible book value ratio which was 1.77x for BankGroup, compared to an average of 1.79x for the Virginia Bank Group, (ii) price to last twelve months earnings ratio which was 11.43x for BankGroup, compared to an average of 13.12x for the Virginia Bank Group; (iii) return on average assets which was 1.35% for BankGroup, compared to an average of 1.20% for the Virginia Bank Group; (iv) return on average equity which was 17.37% for BankGroup, compared to an average of 13.32% for the Virginia Bank Group; and (v) a dividend yield of 2.86% for BankGroup, compared to an average of 3.24% for the Virginia Bank Group. Overall, in the opinion of Scott & Stringfellow, BankGroup's operating performance and financial condition were better than the Virginia Bank Group average and BankGroup's market value was reasonable when compared to the Virginia Bank Group.

        Dilution Analysis. Based upon publicly available financial information on the Bank and BankGroup, Scott & Stringfellow considered the effect of the transaction on the book value, earnings, and market value of the Bank and BankGroup. The immediate effect on BankGroup -- assuming pretax cost savings of $378,000 and revenue enhancements of $100,000, was to decrease earnings per share by $0.03 or 2.28% and to increase book value per share by $0.02 or 0.23%. The effect on Bank under the same assumptions is to increase earnings by $1.85 per share or 37.37%, to decrease book value per share by $0.57 or 1.23%, to increase dividends per share by $0.02 or 0.65%, and to increase the April 17, 1996 market value of Bank of $65.00 per share to $83.20. This dilution analysis does not take into account the long-term benefits for the combined companies resulting from the combination. Scott & Stringfellow concluded from this analysis that the transaction would have a positive effect on the Bank and Bank Common Stock shareholders in that historical dividends per share, net income per share and market value per share of BankGroup Common Stock to be received by Bank shareholders would represent a substantial increase, after giving effect of the Exchange Ratio. See "Summary -- Comparative Per Share Data."


        The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to the Bank Board or of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analysis must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the terms of the Agreement are fair from a financial point of view to the Bank's shareholders.

        Pursuant to an engagement letter dated April 17, 1996 between the Bank and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow will receive a fee equal to 0.80% of the total market value of the consideration received by Bank shareholders, which equates to a fee of approximately $210,000 and is payable at closing. If the Bank Merger is not consummated, the Bank also has agreed to reimburse Scott & Stringfellow for its reasonable out-of-pocket expenses.

EFFECTIVE TIME OF THE BANK MERGER

        Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Bank Merger shall become effective at the time Articles of Merger relating to the Bank Merger are made effective by the OCC (the "Effective Time of the Bank Merger"). The Effective Time of the Bank Merger is expected to occur on or about September 30, 1996, or as soon thereafter as is practicable. Either the Bank or BankGroup may terminate the Agreement if the Bank Merger has not been consummated by December 31, 1996.

        Until the Effective Time of the Bank Merger, Bank shareholders will retain their rights as shareholders to vote on matters submitted to them by the Bank Board.

DETERMINATION OF EXCHANGE RATIO; EXCHANGE OF BANK STOCK FOR
BANKGROUP COMMON STOCK

        Each share of Bank Common Stock issued and outstanding at the Effective Time of the Bank Merger (other than shares held by BankGroup or in Bank's treasury and other than Dissenting Shares as defined in Section 2.4 of the Agreement and shares to be exchanged for cash) shall, and without any action by the holder thereof, be converted into a number of shares of BankGroup Common Stock equal to the quotient (rounded to the nearest one one-hundredth) of $83.20 divided by the average of the closing sales price (the "BankGroup Stock Price") for BankGroup Common Stock as reported on the Nasdaq National Market for the 10 trading days preceding the last to occur of (i) approval of the Bank Merger by the shareholders of Bank or
(ii) receipt of the last of all regulatory approvals prerequisite to the consummation of the Bank Merger (the "Exchange Ratio"). If such quotient is less than 4.89, the Exchange Ratio shall be 4.89. If such quotient is greater than 5.55, the Exchange Ratio shall be 5.55. All such shares of BankGroup Common Stock shall be validly issued, fully paid and nonassessable.

        The Exchange Ratio at the Effective Time of the Bank Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of BankGroup Common Stock, any dividend payable in BankGroup Common Stock, or any capital reorganization involving the reclassification of BankGroup Common Stock subsequent to the date of the Agreement.

        After the Effective Time of the Bank Merger, each holder of a certificate theretofore representing outstanding shares of Bank Common Stock, upon surrender of such certificate to Registrar and Transfer Company (which shall act as exchange agent), unless previously surrendered to Bank in connection with exercise of the cash election, accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of BankGroup Common Stock for which shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided (plus cash in lieu of any fractional share), or cash, if such shares of Bank Common Stock are to be exchanged for cash pursuant to the cash election. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Bank Merger, represented Bank Common Stock (other than Dissenting Shares referred to in Section 2.4 of the Agreement) will be deemed to evidence the right to receive the number of full shares of BankGroup Common Stock into which the shares of Bank Common Stock represented thereby may be converted, or $83.20 cash if the cash election provided in Section 2.2 of the Agreement was chosen, and, after the Effective Time of the Bank Merger (unless the cash election was chosen), will be deemed for all corporate purposes of BankGroup to evidence ownership of the number of full shares of BankGroup Common Stock into which the shares of Bank Common Stock represented thereby were converted. Until such outstanding certificates formerly representing Bank Common Stock are surrendered, no dividend payable to holders of record of BankGroup Common Stock for any period as of any date subsequent to the Effective Time of the Bank Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Bank Merger there shall be no further registry of transfer on the records of Bank of shares of Bank Common Stock. If a certificate representing such shares is presented to the exchange agent, it shall be canceled and exchanged for a certificate representing shares of BankGroup Common Stock as herein provided. BankGroup will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides BankGroup with such substantiation, indemnification and security as BankGroup may reasonably require.

        Upon surrender of certificates of Bank Common Stock in exchange for BankGroup Common Stock, there shall be paid to the recordholder of the certificates of BankGroup Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of BankGroup Common Stock as of any date subsequent to the Effective Time of the Bank Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Bank Merger, but prior to surrender, and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

CASH ELECTION; ELECTION PROCEDURES

        Each holder of Bank Common Stock will be given the option of exchanging all, but not less than all, of his shares for $83.20 cash per share (subject to all applicable withholding taxes). The number of shares that may be exchanged for cash, when added to the number of Dissenting Shares as defined in Section
2.4 of the Agreement and fractional shares settled in cash, cannot exceed 9.9% of the outstanding shares of Bank Common Stock to preserve the "pooling of interests" accounting treatment of the Bank Merger. The cash election must be made at the time Bank shareholders vote on the Bank Merger, and, once the Bank Merger vote has been taken, cash elections will be irrevocable. If the aggregate of the Dissenting Shares, fractional shares settled for cash and shares for which a cash election is made exceed 9.9% of the outstanding shares of Bank Common Stock, shares submitted for cash purchase will be chosen by lot to accommodate the "pooling of interests" accounting requirement that a shareholder who chooses the cash election must have all of his or her shares purchased for cash. Shareholders who submit their shares for cash purchase but are not chosen in the lottery will have their shares exchanged for Bankgroup Common Stock (plus cash in lieu of fractional shares). Shares not exchanged for cash will be exchanged for BankGroup Common Stock at the Exchange Ratio. If the aggregate of the Dissenting Shares, fractional shares settled for cash and shares for which a cash election is made does not exceed 9.9% of the outstanding shares of Bank Common Stock, all shares submitted for cash will be exchanged for cash. Shares not exchanged for cash as a consequence of not being chosen by lottery will be exchanged for BankGroup Common Stock at the Exchange Ratio.

        An election to receive cash will be properly made only if the Bank has received a properly completed Cash Option Form in accordance with the procedures and within the time period set forth in the form. A cash option form will be properly completed only if accompanied by certificates representing all shares of Bank Common Stock covered thereby.

        IF A BANK SHAREHOLDER ELECTS TO SURRENDER ALL OF HIS OR HER SHARES FOR CASH, HE MUST FILE THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO OR AT THE BANK SHAREHOLDER MEETING. ANY BANK SHAREHOLDER WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE BANK SHAREHOLDER MEETING CAN ONLY RECEIVE BANKGROUP COMMON STOCK IN THE MERGER. ONCE THE VOTE ON THE MERGER HAS BEEN TAKEN AT THE BANK SHAREHOLDER MEETING, THE CASH ELECTION IS IRREVOCABLE. The Bank will hold the certificates in safekeeping pending the Effective Time of the Bank Merger, at which time they will be exchanged for cash by BankGroup, or in the event of choice of shares for cash purchase by lot, cash or BankGroup Common Stock. If the Bank Merger is not consummated, the Bank will return the certificates.

        Before or promptly after the Effective Time of the Bank Merger, Registrar and Transfer Company, acting in the capacity of exchange agent for BankGroup (the "Exchange Agent"), will mail the Letter of Transmittal to each person who, as of the Effective Time of the Bank Merger, holds shares of Bank Common Stock. The Letter of Transmittal will permit holders of shares of Bank Common Stock to exchange their shares based on the Exchange Ratio for shares of BankGroup Common Stock, see "The Bank Merger -- Determination of Exchange Ratio and Exchange for BankGroup Common Stock."

        A request to receive BankGroup Common Stock will be properly made only if the Exchange Agent has received a properly completed Letter of Transmittal in accordance with the procedures and within the time period set forth in the Letter of Transmittal. A Letter of Transmittal will be properly completed only if accompanied by certificates representing all shares of Bank Common Stock thereby.

        BANK SHAREHOLDERS WHO WISH TO RECEIVE SHARES OF BANKGROUP COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

BUSINESS OF THE BANK PENDING THE BANK MERGER

        The Bank has agreed that prior to the Effective Time of the Bank Merger, it will operate its business substantially as presently operated and in the ordinary course, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and relationships with persons having business dealings with it. The Agreement contains a description of certain specified actions to be taken or refrained from by the Bank in satisfying this undertaking.

        The Bank further has agreed that, prior to the Effective Time of the Bank Merger, it will consult and reasonably cooperate with BankGroup regarding
(i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, (ii) securities portfolio and funds management, including management of interest rate risk; and
(iii) expense management, all with the objective of achieving appropriate operating synergies and appropriate accruals prior to the Effective Time of the Bank Merger.

CONDITIONS TO CONSUMMATION OF THE BANK MERGER

        Consummation of the Bank Merger is conditioned upon the approval of the holders of more than two-thirds of the outstanding Bank Common Stock entitled to vote at the Bank Shareholder Meeting. The Bank Merger must be approved by the Federal Reserve Board, the OCC and the SCC, applications for which have been filed and approvals for which are expected to be received. The obligations of the Bank and BankGroup to consummate the Bank Merger are further conditioned upon the satisfaction of terms and conditions contained in the Agreement usual for transactions of this type, including continued accuracy of representations and warranties made by Bank and BankGroup, the absence of material adverse change in the Bank's and BankGroup's businesses, the receipt of legal and accounting opinions, and the transaction being accounted for as a "pooling of interests". See Article V of the Agreement (Annex I).

TERMINATION

        The Agreement will be terminated, and the Bank Merger abandoned, if shareholders of the Bank do not approve the Bank Merger. Notwithstanding such approval by such shareholders, the Agreement also may be terminated at any time prior to the Effective Time of the Bank Merger by mutual consent, upon breach of the Agreement, if the Bank Merger is not effective by December 31, 1996, and upon the occurrence of certain other events specified in the Agreement. See
Article VII of the Agreement (Annex I).

ACCOUNTING TREATMENT

        BankGroup and Bank have agreed to use their best efforts to cause the Bank Merger to be accounted for as a "pooling of interests" and this accounting treatment is a condition to BankGroup's obligation to complete the Bank Merger.

OPERATIONS AFTER THE BANK MERGER

        After consummation of the Bank Merger, BankGroup will continue generally to conduct the business presently conducted by the Bank.

INTERESTS OF CERTAIN PERSONS IN THE BANK MERGER

        Certain members of the Bank and the Bank's management may be deemed to have interests in the Bank Merger in addition to their interests as shareholders of the Bank generally. In each case, the Bank Board or the Bank was aware of their potential interests, and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

        Indemnification; Liability Insurance. After the Effective Time of the Bank Merger, BankGroup has agreed to provide indemnification to the directors and officers of Bank following the Closing Date to the same extent as it provides indemnification to directors and officers of BankGroup and its Subsidiaries and to provide them officers and directors liability insurance coverage, whether or not they become part of the BankGroup organization after the Bank Merger.

        BankGroup Board of Directors. BankGroup has agreed to elect George J. Kostel, Chairman of the Board, President and Chief Executive Officer of the Bank, as a member of BankGroup's Board of Directors. Mr. Kostel's eligibility for and election at BankGroup's next following Annual Meeting of Shareholders will be governed by BankGroup's Bylaws, and for purposes of eligibility he will be treated as are the BankGroup Directors who were age 65 at the 1995 Annual Meeting. Mr. Kostel has agreed to continue to serve as a director and president of the Bank until January 1, 1997.

        Employee Benefits. Following the Bank Merger, employees who continue to be employees of the Resulting Bank will be eligible for BankGroup's benefit plans based on their length of service, compensation, job classification and position with the Bank. BankGroup will recognize all such employees' service with the Bank for eligibility to participate, for early retirement and for vesting under BankGroup's benefit plans.

        Other than as set forth above, no director or executive officer of the Bank or BankGroup has any direct or indirect material interest in the Bank Merger, except in the case of directors and executive officers of the Bank and the Bank insofar as ownership of Bank Common Stock might be deemed such an interest.

EFFECT ON THE BANK EMPLOYEE BENEFITS PLANS

        All employees of Bank immediately prior to the Effective Time of the Bank Merger ("Transferred Employees") will be covered by BankGroup's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position with Bank. BankGroup's benefits plans will recognize for purposes of eligibility to participate and for early retirement and for vesting, all Transferred Employees' service with Bank, subject to applicable break in service rules. Bank's employee benefit plans will be merged into BankGroup's plans.

        Except as described in Schedule T of the Agreement, as of the Effective Time of the Bank Merger employees of Bank who become employees of Acquisition as the Surviving Bank will be entitled to immediate coverage under BankGroup Employee Plans without any waiting period.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        BankGroup and the Bank have received an opinion of Hunton & Williams, counsel to BankGroup, to the effect that for federal income tax purposes the Bank Merger will be a reorganization under Section 368(a) of the Code, and, consequently, (i) none of BankGroup, Acquisition or the Bank will recognize any taxable gain or loss upon consummation of the Bank Merger (but income may be recognized as a result of (a) the termination of the bad-debt reserve maintained by the Bank for federal income tax purposes and (b) other possible changes in tax accounting methods), and (ii) the Bank Merger will result in the tax consequences summarized below for the Bank shareholders who receive BankGroup Common Stock in exchange for Bank Common Stock pursuant to the Bank Merger. Receipt of substantially the same opinion of Hunton & Williams as of the Effective Date is a condition to consummation of the Bank Merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the Effective Date will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between the Bank and BankGroup, the existing and future ownership of Bank Common Stock and BankGroup Common Stock, and the future business plans for BankGroup.

        As described below, the federal income tax consequences to a the Bank shareholder will depend on whether the shareholder exchanges shares of Bank Common Stock for BankGroup Common Stock or cash and, if the shareholder exchanges shares of Bank Common Stock for cash, on whether certain related shareholders receive BankGroup Common Stock or cash. The following summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their Bank Common Stock through the exercise of employee stock options or otherwise as compensation.

Exchange of Bank Common Stock for BankGroup Common Stock

        A holder of shares of Bank Common Stock who receives solely BankGroup Common Stock in exchange for all his or her shares of Bank Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives BankGroup Common Stock and cash in lieu of a fractional share of BankGroup Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then redeemed for the cash. A shareholder who exchanges his or her shares of Bank Common Stock for BankGroup Common Stock will have an aggregate tax basis in the shares of BankGroup Common Stock (including any fractional share interest) equal to his or her tax basis in the shares of Bank Common Stock exchanged therefor. A shareholder's holding period for shares of BankGroup Common Stock (including any fractional share interest) received in the Bank Merger will include his or her holding period for the shares of Bank Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Bank Merger.

Exchange of Bank Common Stock for Cash

        The exchange of shares of Bank Common Stock for cash pursuant to the cash election will be a taxable transaction. Any holder of shares of Bank Common Stock who exchanges his or her shares of Bank Common Stock for cash should consult his or her tax advisor to determine whether the exchange is to be taxed as a sale of stock, which usually would be the case, or whether the cash received is to be taxed as a dividend. In addition, any shareholder who makes an election to receive cash for his or her shares should be aware that he may, in fact, receive BankGroup Common Stock instead of cash if it becomes necessary to choose by lot shares to be exchanged for cash. Such a holder should therefore be familiar with the rules, described above, that apply to a holder who receives BankGroup Common Stock.

        The criteria for determining the tax treatment of exchanging a shareholder's shares of Bank Common Stock for cash are not certain. The United States Supreme Court's decision in Clark v. Commissioner, which involved a shareholder's receipt of both cash and stock in exchange for stock of a merging corporation, suggests that a holder of shares of Bank Common Stock who receives solely cash for his or her shares of Bank Common Stock should be treated as receiving shares of BankGroup Common Stock in the Bank Merger, rather than the cash actually received, and then receiving cash from BankGroup in a hypothetical redemption of those shares. The treatment of the cash received in that hypothetical redemption then would depend first on whether the shareholder is treated as owning any shares of BankGroup Common Stock (taking into account the constructive ownership rules of Section 318 of the Code, summarized below). If a shareholder receiving solely cash in the Bank Merger does not actually or constructively own any shares of BankGroup Common Stock, the shareholder should recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in his or her shares of Bank Common Stock surrendered in the Bank Merger. If the shareholder actually or constructively owns shares of BankGroup Common Stock, the cash received in a hypothetical redemption still should result in the recognition of gain or loss as described above unless the redemption is treated as a dividend distribution. The redemption should not be treated as a dividend distribution if it meets the requirements to be (i) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (ii) a substantially disproportionate redemption of BankGroup Common Stock within the meaning of
Section 302(b)(2) of the Code.

        Whether the hypothetical redemption of shares of BankGroup Common Stock will be essentially equivalent to a dividend depends on the individual shareholder's circumstances; to avoid dividend treatment in any case, the hypothetical redemption must result in a "meaningful reduction" in the percentage of BankGroup Common Stock actually and constructively owned by the shareholder (including any BankGroup Common Stock deemed received in the Bank Merger). The Internal Revenue Service has indicated in a published ruling that any reduction in percentage ownership of a publicly-held corporation by a small minority shareholder who exercises no control over corporate affairs constitutes a meaningful reduction. The hypothetical redemption of shares of BankGroup Common Stock will be substantially disproportionate if the percentage of BankGroup Common Stock actually and constructively owned by the shareholder after that redemption is less than 80% of the percentage of BankGroup Common Stock actually and constructively owned by the shareholder (including BankGroup Common Stock deemed received in the Bank Merger) immediately before the hypothetical redemption.

        Despite the Clark decision, the Internal Revenue Service might assert that the receipt of solely cash in the Bank Merger is to be treated as a distribution in redemption of the shareholder's Bank Common Stock before, and separate from, the Bank Merger. The Internal Revenue Service apparently has taken such a position in private letter rulings, which are not legal precedent, issued after the Clark decision. Under that position, if a holder of shares of Bank Common Stock receiving solely cash does not constructively own (within the meaning of Section 318 of the Code) shares of Bank Common Stock held by another shareholder who exchanges such shares for BankGroup Common Stock, the shareholder receiving solely cash generally will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in his or her shares of Bank Common Stock. If the holder of shares of Bank Common Stock does constructively own shares of Bank Common Stock exchanged for BankGroup Common Stock, the cash received in a hypothetical redemption of the Bank Common Stock generally will be taxable as a dividend unless the redemption meets the requirements to be (i) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or
(ii) a substantially disproportionate redemption of Bank Common Stock within the meaning of Section 302(b)(2) of the Code. Those requirements would be applied to the shareholder's actual and constructive ownership of Bank Common Stock, in contrast to the approach discussed above where they are applied to the shareholder's actual and constructive ownership of BankGroup Common Stock.

Section 318 of the Code

        Under Section 318(a) of the Code, a shareholder is treated as owning (i) stock that the shareholder has an option or other right to acquire, (ii) stock owned by the shareholder's spouse, children, grandchildren, and parents, and
(iii) stock owned by certain trusts of which the shareholder is a beneficiary, any estate of which the shareholder is a beneficiary, any partnership or "S corporation" in which the shareholder is a partner or shareholder, and any non-S corporation of which the shareholder owns at least 50% in value of the stock. A shareholder that is a partnership or S corporation, estate, trust, or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporate shareholder. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person. In certain cases, a shareholder who will actually own no BankGroup Common Stock may be able to avoid application of the family attribution rules of Section 318 of the Code by filing a timely waiver agreement with the Internal Revenue Service pursuant to Section 302(c)(2) of the Code and applicable regulations.

Shareholders Electing to Exercise Their Right of Appraisal

        The receipt of cash for shares of Bank Common Stock pursuant to the exercise of the right to an appraisal will be a taxable transaction. The analysis of whether the transaction would be taxable as a sale of stock or as a dividend distribution should be the same as for a shareholder who receives cash for his or her shares of Bank Common Stock pursuant to the cash election, which is discussed above. Any shareholder considering the exercise of such right should consult his or her tax advisor about the tax consequences of receiving cash for his or her shares.

        THE PRECEDING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE BANK MERGER TO THE BANK SHAREHOLDERS. THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY DEPEND ON THE SHAREHOLDER'S CIRCUMSTANCES. THE BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES.

RIGHTS OF SHAREHOLDERS ELECTING TO EXERCISE THEIR RIGHT OF
APPRAISAL

        Holders of Bank Common Stock entitled to vote on the approval of the Agreement and the related Revised Plan of Merger will be entitled to have the fair value of each such holder's shares of Bank Common Stock immediately prior to consummation of the Bank Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of 12 U.S.C.A. ss. 215a.
Section 215a gives any shareholder of a national bank the right to dissent from the merger of such bank into another national bank if he votes against such merger or has given notice in writing to the national bank prior to the meeting of shareholders at which the merger is considered that he dissents from the plan of merger. Failure to vote against the merger or to give written notice of dissent constitutes waiver of dissenter's rights. The shareholder is entitled to receive, in cash, the value of the shares held by him when the merger is consummated upon written request to the resulting national bank at any time before 30 days after consummation of the merger, such notice to be accompanied by his or her stock certificates. The value of the dissenting shares is to be determined as of the date on which the shareholders' meeting is held by a committee of three persons, one selected by unanimous vote of dissenting shareholders, one by the directors of the resulting national bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall govern, but if the value so fixed is not satisfactory to any dissenting shareholder, he may within five days after being notified of such appraised value appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which will be final and binding. If for any reason, within 90 days of the consummation of the merger, one or more appraisers has not been selected, or the appraisers fail to determine the value of the shares, the Comptroller, upon written request of any interested party, shall cause an appraisal to be made which shall be final and binding. The Comptroller's expenses in making any reappraisal or appraisal, as the case may be, are to be paid by the resulting national bank.

        THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF A DISSENTING HOLDER OF BANK COMMON STOCK. ANY HOLDER OF BANK COMMON STOCK WHO INTENDS TO DISSENT FROM THE BANK MERGER SHOULD CAREFULLY REVIEW THE TEXT OF SUBSECTIONS (B), (C) AND (D) OF 12 U.S.C.A. SS. 215A SET FORTH IN ANNEX III TO THIS PROXY
STATEMENT/PROSPECTUS AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S

LAWYER. THE FAILURE OF A HOLDER OF BANK COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE, AND SET FORTH IN ANNEX III, MAY RESULT IN LOSS OF DISSENTERS' RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTER'S RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF BANK COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

        In general, any dissenting shareholder who perfects such holder's right to be paid the fair value of such holder's Bank Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "-- Certain Federal Income Tax Consequences."

        THE BANK BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE BANK

MERGER.

                       MAINSTREET BANKGROUP INCORPORATED

GENERAL

        MainStreet BankGroup Incorporated is a multi-bank holding company headquartered in Martinsville, Virginia, with total assets of $909.8 million at March 31, 1996. Organized in 1977, BankGroup through its six affiliate banks (the "Banks"), engages in a general banking business and provides a broad spectrum of full-service banking to consumers, businesses, institutions and governments, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing discount brokerage, trust services, bank-card services, mortgage banking and investment services.

        The Banks seek customers whose total financial requirements they can serve. As a result, most of the Banks' business customers are small and medium-sized entities. While BankGroup considers this middle market to be its primary business market, BankGroup's lead bank, Piedmont Trust Bank, has banking relationships with many of the larger textile and furniture manufacturing companies located in its market area.

        Principal markets served are the City of Martinsville and Henry County; the Towns of Hillsville and Galax, and Carroll and Grayson Counties; the Towns of Ferrum and Rocky Mount and Franklin County; the Town of Forest, City of Lynchburg, and Bedford, Campbell and Amherst Counties; the Town of Stuart and Patrick County; the Towns of Saltville and Chilhowie and Smyth County, Virginia and contiguous areas. BankGroup's affiliate Banks operate a total of 29 offices.

        BankGroup continually seeks acquisition opportunities for banks and bank related financial institutions. BankGroup's acquisition philosophy permits the Banks to operate as separately incorporated banks with their historical names and board of directors. BankGroup believes that this philosophy maintains community loyalty at the Banks and has a positive effect on operating performance. BankGroup seeks to capitalize on the local identity of the Banks while providing the services and efficiencies of a larger bank holding company.

        During 1994, BankGroup moved to a centralized approach in management, providing direction to the Banks and performing selected services in the compliance, data processing, financial management, human resources, investment, accounting, marketing, mortgage, trust and audit areas. The Banks are still permitted to approve loans up to a certain credit limit, above which central credit administration must consent. The Banks also still must approve investments and other activities consistent with past practices and the needs of their communities. To coordinate the activities of the Banks and to maintain internal controls, BankGroup utilizes a planning and budgeting process which involves Company officers, presidents of the Banks, and principal department heads. Performance targets and budget goals are developed for each Bank on an annual basis, with financial and operating results reported and reviewed periodically during the year.

THE BANKS

        PIEDMONT TRUST BANK. Piedmont Trust Bank ("Piedmont") was incorporated in 1921 under the laws of Virginia. Piedmont's main office is in the City of Martinsville, a commercial center in southwest Virginia, and it has seven branches in Martinsville and Henry County. Its primary service area has a population of approximately 73,000 and its economy is oriented toward the textile, furniture and prebuilt housing industries. Piedmont is insured by the Federal Deposit Insurance Corporation (the "FDIC") and is supervised and examined by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the State Corporation Commission of Virginia (the "SCC"). It engages in a general commercial banking business and offers the range of banking services that can be expected of a banking organization of its size. In addition, Piedmont has a Trust Department with assets in excess of $617.0 million under management, which includes custodial accounts, at March 31, 1996. Piedmont is the largest bank in the Martinsville trade area with total assets of approximately $423.8 million, deposits of approximately $314.3 million and net loans, net of unearned income, of approximately $295.0 million at March
31, 1996.

        BANK OF CARROLL. Bank of Carroll ("Carroll"), incorporated in 1971 under the laws of Virginia, was acquired by BankGroup in 1977. At March 31, 1996, it had total assets of approximately $57.9 million. Its main office is located in Hillsville, Carroll County, Virginia, and it has branches in Cana and Galax, Virginia. Its primary service area has a population of approximately 33,000. Carroll is supervised and examined by the Federal Reserve Board and the SCC and engages in a general commercial banking business.

        BANK OF FERRUM. Bank of Ferrum ("Ferrum"), incorporated in 1917 under the laws of Virginia and converted during the 1920's to a national bank, was acquired by BankGroup in 1981. As of June 1, 1995, Ferrum converted its charter to a state bank under the laws of Virginia. When Ferrum converted to a state charter on June 1, 1995, the name changed from First National Bank of Ferrum to Bank of Ferrum. At March 31, 1996, it had total assets of approximately $85.3 million. Its main banking office is located at Ferrum, Virginia, with branches at Oak Level and two offices located in Rocky Mount, Virginia. Its primary service area has a population of approximately 40,000. Ferrum is supervised and examined by the Federal Reserve Board and the SCC and engages in a general commercial banking business.

        FIRST COMMUNITY BANK. First Community Bank ("Community"), incorporated in 1978 under the laws of Virginia, was acquired by BankGroup in 1983. At March 31, 1996, it had total assets of approximately $117.1 million. Community's main office is located in Forest, Virginia, and it operates seven branches in the Lynchburg and Forest area. Its primary service area has a population of approximately 112,000. Community is regulated by the Federal Reserve Board and the SCC. Retail and commercial banking services are provided for customers in Forest, Bedford, Campbell and Amherst Counties and the City of Lynchburg, Virginia.

        THE FIRST BANK OF STUART. The First Bank of Stuart ("Stuart") was incorporated in 1920 as a national bank and acquired by BankGroup in 1986. Stuart converted its charter to a state bank and began operating as a state banking corporation on September 1, 1995. When Stuart was converted to a state charter on September 1, 1995, the name changed from The First National Bank of Stuart to The First Bank of Stuart. At March 31, 1996, it had total assets of approximately $118.0 million. Its main office is located in Stuart, Virginia, and it has six other offices all located in Patrick County, Virginia. It's primary service area has a population of approximately 17,500. Stuart is the largest bank in Patrick County. Stuart is regulated by the Federal Reserve Board and the SCC.

        THE FIRST COMMUNITY BANK OF SALTVILLE. The First Community Bank of Saltville ("Saltville") was established in 1903 as a state bank under the laws of Virginia and was incorporated in 1918 as a national bank and acquired by BankGroup in 1986. As of August 1, 1995, Saltville completed its conversion from a national bank to a Virginia banking corporation. When Saltville converted to a state charter on August 1, 1995, the name changed from The First National Bank of Saltville to The First Community Bank of Saltville. At March 31, 1996, it had total assets of approximately $115.6 million. Its main office is located in Saltville, Virginia, and it has two other offices located in Smyth County. Saltville is the third largest of the four banks in Smyth County. Its primary service area has a population of approximately 32,000. Saltville engages in a general commercial banking business and is regulated by the Federal Reserve Board and the SCC.

RECENT DEVELOPMENT

        On May 3, 1996, BankGroup announced that it had reached agreement to acquire Hanover Bank, a Virginia state bank located in Mechanicsville, Virginia, subject to shareholder and regulatory approval. Under terms of the agreement, BankGroup agreed to pay shareholders of Hanover Bank the equivalent of $15.25 per share for each share of Hanover Bank Common Stock outstanding. The transaction is valued at approximately $24.6 million, which will be paid in BankGroup Common Stock. The exchange ratio will be determined during a measurement period prior to consummation of the transaction, which is expected around October 31, 1996.

        Hanover Bank serves Hanover and Henrico counties in Central Virginia with four existing branches, and a fifth under construction. At March 31, 1996, Hanover Bank reported total assets of $96.9 million.

              PRICE RANGE OF BANKGROUP COMMON STOCK AND DIVIDENDS

        BankGroup's Common Stock is traded in the over-the-counter market and is quoted on The Nasdaq National Market under the symbol MSBC. The following table sets forth for the periods indicated the high and low closing prices per share of Common Stock as reported on The Nasdaq National Market, and the cash dividends paid per share of Common Stock. Information in the table gives effect to a 5-for-4 stock split in the form of a stock dividend effective June 30, 1993 and a two-for-one stock split in the form of a stock dividend effective
March 4, 1996.

                                                      PRICE RANGE
                                                 HIGH        LOW          DIVIDENDS
1994

    First Quarter........................       $11.00       $10.0625      $ .08
    Second Quarter........................       11.25        10.00          .08
    Third Quarter.........................       12.75        10.00          .08
    Fourth Quarter........................       12.50         9.00          .09
1995

    First Quarter.........................       11.75         9.375         .09
    Second Quarter........................       13.125       11.00          .10
    Third Quarter.........................       13.125       11.875         .10
    Fourth Quarter........................       13.375       12.625         .10
1996

    First Quarter.........................       17.00        15.25         .115
    Second Quarter (through June ____, 1996)

        As of March 31, 1996 there were approximately 2,296 holders of record of the outstanding shares of BankGroup Common Stock.

        The payment of future dividends will depend upon future earnings of BankGroup, its financial condition and other relevant factors, including the amount of dividends payable to BankGroup by the Banks. Various federal and state laws, regulations and policies limit the ability of BankGroup's subsidiary banks to pay dividends to BankGroup, which affects BankGroup's ability to pay dividends to shareholders. See "Regulation and Supervision."

                    THE FIRST NATIONAL BANK OF CLIFTON FORGE

GENERAL

        The First National Bank of Clifton Forge is a national banking association providing deposit, loan and commercial banking and trust services in Clifton Forge, Covington, Alleghany County, Bath County and northern Botetourt County. The Bank operates one office in Clifton Forge. At March 31, 1996, the Bank had assets of $74.2 million, deposits of $58.7 million, and shareholders equity of $14.8 million. The Bank serves approximately 6,000 customers in its market area. Its lending activities focus on meeting the needs of its market area by offering residential mortgage loans, equity lines of credit, consumer loans, automobile loans, and business loans to local individuals and businesses.

        The Bank reinvests deposits raised in its market area with loans that meet the residential mortgage, personal and business financial needs of the community. The Bank has achieved a "satisfactory" rating from the OCC for its community reinvestment activities.

        The Bank is subject to examination and comprehensive regulations by the OCC and to regulations of the Federal Reserve Board relating to reserves required to be maintained against deposits and certain other matters.

               MARKET FOR AND DIVIDENDS PAID ON BANK COMMON STOCK

        There is no established public market for Bank Common Stock. Bank's management is aware of transactions in Bank Common Stock which occurred during 1995 and thus far in 1996 at prices ranging from $61 to $67.50 per share. In 1994 and 1995, Bank paid quarterly cash dividends aggregating $715,050 and $686,700. Bank paid a cash dividend for the first quarter and second quarter of 1996 of $0.57 and $0.58, per share, respectively and is permitted by the Agreement to pay a quarterly cash dividend on August 15 of $0.59 per share. If the Bank Merger has not been consummated by November 15, on November 15 the Bank is permitted to pay a cash dividend of $0.60 per share. If the Bank Merger is consummated prior to that date, Bank shareholders will be eligible for BankGroup's fourth quarter dividend.

              OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF BANK STOCK

        The following table sets forth certain information regarding the beneficial ownership of Bank Common Stock as of March 31, 1996 by each of the Bank's directors and by all directors and executive officers of the Bank as a group.

                                     Shares Beneficially Owned
                                       As of March 31, 1996 1/
                                    ---------------------------
Name                                  No. of Shs.      Percent
- --------------------------          --------------    ---------

Ernest D. Adams                          1,350           *

Harvey B. Albert, Jr.                    3,000          1.0

Stephen A. Bennett                         375           *

Caius M. Carpenter                       6,112          2.0

Raymond L. Claterbaugh, Jr.              8,576          3.0

George J. Kostel                        17,462          5.5

A. Goodwin Perkins                       5,828          2.0

James D. Snyder                            982           *

Thomas N. Warren                         3,900          1.0





All directors and executive             48,881 2/     15.52%
  officers as a group (13 persons)
  represent 15.52 percent of stock.

- -------------------------
* Represents less than 1%.

1/ For the purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to "beneficially own" any shares of Bank Common Stock if he or she has or shares, (a) voting power, which includes the power to vote or direct the voting of the shares; or (b) investment power, which includes the power to dispose or direct the disposition of the shares. A person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days pursuant to the exercise of stock options. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. Shares of Common Stock which may be acquired within 60 days of the Record Date are deemed to be outstanding shares of Bank Common Stock beneficially owned by such person(s) but are not deemed to be outstanding for the purposes of computing the percentage of Bank Common Stock owned by any other person or group.

2/ Includes four officers of the Bank who are not Directors.

The following table sets forth information as to Bank Common Stock beneficially owned, as of March 31, 1996, by the only persons or entities known to the Bank to be the beneficial owners of more than 5% of Bank Common Stock.

                                       Amount and Nature of
Name and Address of                  Beneficial Ownership as of               Percent of
 Beneficial Owner                               , 1996 1/                 Outstanding Shares
- -----------------------------     -----------------------------     -----------------------------
George J. Kostel                              17,462 2/                        5.54

All directors and executive officers as a     17,462 3/                        5.54%
group (1 person)

- --------
1/ Except as indicated otherwise, based on information furnished by the respective individuals or entity. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

2/ Includes 8,186 shares owned by spouse.

3/ Includes 8,186 shares owned by spouse.

                           REGULATION AND SUPERVISION

        Bank holding companies and banks operate in a highly regulated environment and are regularly examined by federal and state regulators. The following description briefly discusses certain provisions of federal and state laws and certain regulations and the potential impact of such provisions on BankGroup and the Banks. These federal and state laws and regulations have been enacted for the protection of depositors in national and state banks and not for the protection of shareholders of bank holding companies such as BankGroup. References to "Banks" means the current subsidiary banks of BankGroup.

BANK HOLDING COMPANIES

        As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), BankGroup is subject to regulation by the Federal Reserve Board. The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

        The BHCA currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. Under recently enacted federal legislation, the restriction on interstate acquisitions was abolished effective September 29, 1995. Bank holding companies from any state are now able to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law will allow interstate bank mergers, subject to earlier "opt-in" or "opt-out" action by individual states. The law also allows interstate branch acquisitions and de novo branching if permitted by the host state. Virginia has adopted early "opt-in" legislation that allows interstate bank mergers. These laws also permit interstate branch acquisitions and de novo branching in Virginia by out-of-state banks if reciprocal treatment is accorded Virginia banks in the state of the acquiror.

        There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross- guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

        The Federal Deposit Insurance Act ("FDIA") also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any of the Banks.

        The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

        BankGroup is registered under the bank holding company laws of Virginia. Accordingly, BankGroup and the Banks are subject to further regulation and supervision by the SCC.

CAPITAL REQUIREMENTS

        The Federal Reserve Board and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, BankGroup and the Banks are required to maintain a minimum ratio of total capital to risk- weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder "Tier 2 capital" consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of BankGroup as of March 31, 1996 were 13.26% and 14.51% respectively, exceeding the minimums required.

        In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 capital leverage ratio of BankGroup as of March 31, 1996, was 8.62%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. Rules have been promulgated with respect to concentration of credit risk and the risks of non-traditional activities, and also as to the risk of loss on multi-family mortgages. A proposed rule with respect to interest rate risk is still under consideration. The proposal would allow institutions to use internal risk models to measure interest rate risk (if the models are acceptable to examiners) and would require additional capital of institutions identified as having excess interest rate risk. BankGroup does not expect any of these rules, either individually or in the aggregate, to have a material impact on its capital requirements.

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

        BankGroup is a legal entity separate and distinct from its subsidiary institutions. Most of BankGroup's revenues come from dividends paid by the Banks. Each of the Banks is a state member bank of the Federal Reserve System. As a result, the Banks are regulated by the Federal Reserve Board and the SCC. There are various regulatory limitations applicable to the payment of dividends by the Banks as well as the payment of dividends by BankGroup to its shareholders. Under applicable laws of Virginia to the Banks, prior approval from the bank regulatory agencies is required if cash dividends declared in any given year exceed net income for that year plus retained earnings at period end less nonaccrual loans for current year and prior year. Under existing supervisory practices, at March 31, 1996, the Banks could have paid additional dividends of approximately $50.4 million, without obtaining prior regulatory approval. The payment of dividends by the Banks or BankGroup may also be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have authority to prohibit any Bank or BankGroup from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Bank in question, or BankGroup, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

        Under the FDIA, insured depository institutions such as the Banks are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on the Banks current financial condition, BankGroup does not expect that this provision will have any impact on its ability to obtain dividends from the Banks.

        In addition to limitations on dividends, the Banks are limited in the amount of loans and other extensions of credit that may be extended to BankGroup, and any such loans or extensions of credit are subject to collateral security requirements. Generally, up to 10% of the Banks' regulatory capital, surplus, undivided profits, allowance for loan losses and contingency reserves may be loaned to BankGroup. As of March 31, 1996, approximately $8.6 million of credit was available to BankGroup under this limitation.

BANKS

        The Banks are supervised and regularly examined by the Federal Reserve Board and the SCC. The Banks are also subject to various requirements and restrictions under federal and state law such as limitations on the types of services that they may offer, the nature of investments that they make, and the amounts of loans that may be granted. Various consumer and compliance laws and regulations also affect the operations of the Banks. In addition to the impact of regulation, the Banks are affected significantly by actions of the Federal Reserve Board in attempting to control the money supply and the availability of credit.

        The Banks also are subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open branches. The Banks have attained either an "outstanding" or "satisfactory" rating on their most recent CRA performance evaluations.

        As a result of a 1993 Presidential initiative, each of the federal banking agencies recently approved a final rule establishing a new framework for the implementation of CRA. The new rule, which will become fully effective on July 1, 1997, will emphasize an institution's performance in meeting community credit needs. Institutions will be evaluated on the basis of a three pronged lending, investment and service test, with lending being of primary importance. CRA ratings will continue to be a matter of public record, and CRA performance will continue to be evaluated in connection with mergers, acquisitions and branch applications. Although the new rule is likely to have some impact on BankGroup's business practices, it is not anticipated that any changes will be material.

DEPOSIT INSURANCE

        As institutions with deposits insured by BIF, the Banks also are subject to insurance assessments imposed by the FDIC. Currently, a risk-based assessment schedule imposes assessments on BIF deposits, ranging from an annual minimum payment of $2,000 for well-capitalized institutions to .27% of deposits for under-capitalized institutions. All banks in BankGroup currently are assessed as well-capitalized.

OTHER SAFETY AND SOUNDNESS REGULATIONS

        The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

                   DESCRIPTION OF CAPITAL STOCK OF BANKGROUP

        BankGroup has authority to issue 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding, and 20,000,000 shares of Common Stock, of which 8,574,044 shares were issued and outstanding as of March 31, 1996 held by approximately 2,296 holders of record. The Common Stock is traded in the over-the-counter market and quoted on The Nasdaq National Market under the symbol "MSBC".

        The following summary description of capital stock of BankGroup is qualified in its entirety by reference to BankGroup's Articles of Incorporation, a copy of which has been incorporated by reference as an exhibit to the Registration Statement.

PREFERRED STOCK

        The Board of Directors, without further action by the shareholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. Holders of the Preferred Stock, if and when issued, will be entitled to vote as required under applicable Virginia law. Such law includes provisions for the voting of the Preferred Stock in the case of any amendment to the Articles of Incorporation affecting the rights of holders of Preferred Stock, the payment of certain stock dividends, merger or consolidation, sale of all or substantially all of BankGroup's assets, and dissolution. The Board of Directors without shareholder approval can issue Preferred Stock with voting and conversion rights which would adversely affect the voting power of the common shareholders. In addition, the Preferred Stock could be used in a manner which would discourage or make more difficult an attempt to acquire control of BankGroup. BankGroup's Board of Directors has designated a series of 1,000,000 shares of Participating Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), no shares of which have been issued. The Series A Preferred Stock was created in connection with the shareholder rights plan described below.

COMMON STOCK

        Holders of Common Stock are entitled to one vote per share on each matter to be voted upon by the shareholders. Directors are elected by a vote of the holders of Common Stock. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors of out of funds legally available for such purposes. The principal source of funds for dividend payments is dividends received from the Banks. Payment of dividends to BankGroup by the Banks, without prior regulatory approval, is also subject to various state and federal regulatory limitations. Holders of Common Stock have no conversion, redemption, cumulative voting or preemptive rights. There is no sinking fund obligation with respect to the Common Stock. In the event of any liquidation, dissolution or winding up of BankGroup, after payment or provision for payment of the debts and other liabilities and the preferential amounts to which the holders of Preferred Stock, if any, are entitled, the holders of Common Stock will be entitled to share ratably in any remaining assets.

        All outstanding shares of Common Stock are, and the shares of Common Stock to be issued in the Bank Merger will be, when issued, duly and validly issued, fully paid and nonassessable.

RIGHTS

        Pursuant to a Rights Agreement (the "Rights Agreement") dated as of January 18, 1990, BankGroup distributed as a dividend one Right for each outstanding share of Common Stock. The number of Rights associated with each share of Common Stock outstanding as of June 30, 1993 was adjusted proportionately for the five-for-four stock split effected in the form of a dividend paid July 30, 1993 and the two-for-one stock split effected in the form of a stock dividend paid March 15, 1996. Each Right entitles the holder to buy fractional shares of Participating Cumulative Preferred Stock, Series A, par value $5.00 per share, at an exercise price of $24, subject to adjustment. The Rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding Common Stock. When exercisable, BankGroup may issue a share of Common Stock in exchange for each Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding Common Stock, each Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Preferred Stock or, at the option of BankGroup, Common Stock, having a value equal to twice the Right's exercise price. If BankGroup is acquired in a merger or other business combination or if 50% of its earnings power is sold, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on January 18, 2000, and may be redeemed by BankGroup at any time prior to the tenth day after an announcement that a 10% position has been acquired, unless such time period has been extended by the Board of Directors.

        Until such time as a person or group acquires or announces a tender offer for 15% or more of the Common Stock, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and (ii) the surrender for transfer of any certificate for Common

Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Rights (an "Acquiring Person"), (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person or (iii) to any affiliate or associate of any such person. Any Right that is the subject of a purported transfer to any such person will be null and void.

        The Rights can be expected to have certain anti-takeover effects if an acquisition transaction not approved by the Board of Directors is proposed by a person or group. In such event, the Rights will cause substantial dilution to any person or group that acquires more than 15% of the outstanding shares of Common Stock of BankGroup if certain events thereafter occur without the Rights having been redeemed. For example, if thereafter such acquiring person acquires 30% of BankGroup's outstanding Common Stock, or effects a business combination with BankGroup, the Rights permit shareholders to acquire securities having a value equal to twice the amount of the purchase price specified in the Rights, but rights held by such "acquiring person" are void to the extent permitted by law and may not be exercised. Further, other shareholders may not transfer rights to such "acquiring person" above his or her 15% ownership threshold. Because of these provisions, it is unlikely that any person or group will propose an acquisition transaction that is not approved by the Board of Directors. Thus, the Rights could have the effect of discouraging acquisition transactions not approved by the Board of Directors. The Rights do not interfere with any merger or other business combination approved by the Board of Directors and shareholders because the rights are redeemable with the concurrence of a majority of the "Continuing Directors," defined as directors in office when the Rights Agreement was adopted or any person added thereafter to the Board with the approval of the Continuing Directors.

VIRGINIA STOCK CORPORATION ACT

        The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

        For three years following the time that an Interested Shareholder becomes an owner of more than 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of BankGroup's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

        The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

        None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

        These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. BankGroup has not "opted out" of the Affiliated Transactions provisions.

        Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

REPORTS TO SHAREHOLDERS

        BankGroup furnishes shareholders with written annual reports containing consolidated financial statements audited by an independent certified public accountant and with written quarterly reports containing an unaudited balance sheet as of the end of each of the first three quarterly periods and an income statement for the period from the beginning of the current fiscal year to the end of such quarterly period.

TRANSFER AGENT

        Registrar and Transfer Company, Post Office Box 1010, Cranford, New Jersey, is transfer agent for BankGroup Common Stock.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

        At the Effective Time of the Bank Merger, shareholders of Bank will become shareholders of BankGroup, and their rights as shareholders will be determined by the BankGroup Articles of Incorporation and BankGroup Bylaws and the VCSA. The following is a summary of the material differences in the rights of shareholders of BankGroup and Bank. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles of Incorporation or Articles of Association and Bylaws of each entity.

CAPITALIZATION

        Bank. The Bank's Articles authorize the issuance of up to 315,000 shares of capital stock, par value $5.00 per share, all of which are issued as outstanding.

        BankGroup. BankGroup's authorized capital is described under "Description of BankGroup Capital Stock."

AMENDMENT OF ARTICLES OR BYLAWS

        Bank. Under the Articles of Association of Bank and federal law, the Articles of Association of Bank may be amended at a regular or special meeting of the stockholders, by the vote of the holders of a majority of the outstanding voting shares of Bank Common Stock.

        The Bylaws of Bank may be amended by its Board of Directors by majority vote.

        BankGroup. As permitted by the VSCA, the BankGroup Articles provide that, unless a greater vote is required by law, by the BankGroup Articles or by a resolution of the Board of Directors, the BankGroup Articles may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon.

        BankGroup's Bylaws generally provide that the Board of Directors may, by a majority vote, amend its Bylaws.

REQUIRED SHAREHOLDER VOTE FOR CERTAIN ACTIONS

        Bank. The approval of a majority of Bank's Board of Directors is generally required under federal law on any plan of merger, consolidation or sale of substantially all of the assets of Bank. The approval of shareholders holding more than two-thirds (2/3) of all votes entitled to be cast is required for a merger, consolidation or sale of substantially all of the assets of Bank.

        BankGroup. The VSCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for Affiliated Transactions and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds, as discussed under "Description of BankGroup Capital Stock -- Virginia Stock Corporation Act."

        None of the additional voting requirements contained in the VSCA are applicable to the Bank Merger since it is not an "Affiliated Transaction."

DIRECTOR NOMINATIONS

        Bank. Neither Bank's Articles nor Bylaws establish any procedures that must be followed for shareholders to nominate individuals for election to the Board of Directors. Federal law provides for the election of directors annually by the shareholders. Directors hold office for one year, and until their successors are elected and have qualified.

        Federal law permits cumulative voting by shareholders for the election of directors. This means that each shareholder is entitled to one vote for each share of stock he owns times the number of directors being elected at the meeting. Each shareholder may cumulate his votes and cast the total number for one candidate or divide the total number of votes among candidates as he deems appropriate. Without cumulative voting, a shareholder may cast only as many votes for a candidate as that shareholder has shares of stock. Generally, minority shareholders have a greater chance of electing one or more directors if cumulative voting is permitted than if it is not permitted.

        BankGroup. The Bylaws of BankGroup provide that any nomination for director made by a shareholder must be made in writing to the Secretary of BankGroup not less than 90 days prior to the meeting of shareholders at which directors are to be elected. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of BankGroup entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board, and (v) the consent of each nominee to serve as a director of BankGroup if so elected.

DIRECTORS AND CLASSES OF DIRECTORS; VACANCIES AND REMOVAL OF
DIRECTORS

        Bank. Bank's Articles and Bylaws provide that the number of directors shall not be more than 25, nor less than five directors and shall be fixed by the shareholders of Bank. The current number of Bank directors is fixed at nine. Federal law permits a majority of remaining directors to fill vacancies on the board of directors created by death, resignation, or other causes, including an increase in the number of directors brought about by amendment of the Bylaws. Federal law limits the number of directors that can be appointed by Bank's remaining directors, in the event of an increase, to two if the board consists of 15 or fewer directors and four directors if the Board consists of 16 or more directors.

        BankGroup. The number of Directors is set forth in the Bylaws. The Board currently has fixed the number of directors at 11. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of

Directors. Directors so chosen shall hold office for a term expiring at the next following annual meeting of shareholders at which directors are elected. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of preferred stock then outstanding, any director may be removed by the affirmative vote of the holders of at least two-thirds of outstanding voting shares.

ANTI-TAKEOVER PROVISIONS

        Bank. Neither the Bank's Articles nor Bylaws contain any provisions that may be deemed to have any anti-takeover effect.

        BankGroup. For a description of certain provisions of VSCA which may be deemed to have an anti-takeover effect, see "Description of BankGroup Capital Stock Virginia Stock Corporation Act."

PREEMPTIVE RIGHTS

        Neither the shareholders of BankGroup nor the shareholders of Bank have preemptive rights. Thus, if additional shares of BankGroup Common Stock, BankGroup preferred stock or Bank Common Stock are issued, holders of such stock, to the extent they do not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

ASSESSMENT

        All outstanding shares of Bank Common Stock are fully paid and nonassessable.

        All shares of BankGroup Common Stock presently issued are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

CONVERSION; REDEMPTION; SINKING FUND

        Neither BankGroup Common Stock nor Bank Common Stock is convertible, redeemable or entitled to any sinking fund.

LIQUIDATION RIGHTS

        Bank. Federal law generally provides that the Bank may go into liquidation and be closed by the vote of the holders of more than two-thirds of shares outstanding.

        BankGroup. The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized, the dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the BankGroup's Articles which would modify the statutory requirements for dissolution under the VSCA.

DIVIDENDS AND OTHER DISTRIBUTIONS

        Bank. Federal law permits the declaration of dividends by the Board of Directors of the Bank from the net profits of the Bank with a number of limitations. No dividends or other distributions may be paid which would impair the capital of Bank. The approval of the Comptroller of the Currency is required if dividends for a year exceed certain calculations involving the accumulation of net profits. In addition, unless the Bank's surplus equals or exceeds the capital of Bank, 10% of net profits each year must be transferred to surplus before dividends may be paid.

        BankGroup. The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which the BankGroup Articles do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. These requirements are applicable to BankGroup as a Virginia corporation.

        In addition to the limitations set forth in the VSCA, there are various regulatory requirements which are applicable to distributions by bank holding companies such as and by national banks such as Bank. For a description of the regulatory limitations on distributions by BankGroup, see "Supervision and Regulation Limits on Dividends and Other Payments." For a description of the regulatory limitations on capital distributions by Bank, see "Price Range of Bank Common Stock and Dividend Policy."

INDEMNIFICATION

        Bank. Federal law prohibits indemnification of directors of Bank for actions taken on behalf of, or at the request of, Bank in line with the VSCA if the indemnification provisions are set forth in the Articles of Association. Indemnification may not be permitted for fines or penalties imposed by bank regulatory authorities. Bank's Articles of Association do not provide for indemnification of directors or officers.

        BankGroup. To the full extent permitted by the VSCA and any other applicable law, BankGroup shall indemnify a director or officer of BankGroup who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

SHAREHOLDER PROPOSALS

        Bank. Neither Bank's Articles of Association nor Bylaws contain requirements that must be followed for a shareholder to submit a proposal to a vote for the shareholders.

        BankGroup. The Bylaws of BankGroup provide that at any meeting of shareholders of BankGroup, only that business that is properly brought before the meeting may be presented to and acted upon by the shareholders. To be properly brought before the meeting, business must be brought (a) by or at the direction of the Board of Directors or (b) by a shareholder who has given written notice of business he expects to bring before the meeting to the Secretary of BankGroup not less than 90 days prior to the meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on BankGroup's books, of the shareholder proposing such business, (c) the class and number of shares of BankGroup's stock beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. No business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in BankGroup's Bylaws.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

        Bank. Under federal law, the president and cashier of the Bank are required to maintain a correct list of the names and residences of the shareholders of Bank, and the number of shares held by each. Bank shareholders are permitted under federal law to inspect, on any business day, the list of shareholders of Bank. Any other request on the part of a Bank shareholder to inspect books and records of Bank would have to be made pursuant to normal judicial procedures under Virginia law.

        BankGroup. Under the VSCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain books and records, including the articles of incorporation and bylaws of the corporation if he gives the corporation written notice of his or her demand at least five business days before the date on which he wishes to inspect and copy. The shareholder of a Virginia corporation is entitled to inspect and copy certain other books and records, including a list of shareholders, minutes of any meeting of the board of directors and accounting records of the corporation, if (i) the shareholder has been a shareholder of record for at least six months immediately preceding his or her written demand or is the holder of at least 5% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected and (iv) the records are directly connected with the stated purpose, and if he gives the corporation written notice of his or her demand at least five business days before the date on which he wishes to inspect and copy. The VSCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.

SHAREHOLDER RIGHTS PLAN

        Bank. Bank has not implemented a shareholder rights plan.

        BankGroup. For a description of a shareholder rights plan which has been adopted by BankGroup, see "Description of BankGroup Capital Stock -- Rights."

DISSENTERS' RIGHTS

        Bank. Provisions of Title 12 of the United States Code give shareholders of a national bank the right to dissent from, and obtain payment of the "fair value" of their shares in mergers and consolidations. For a description of dissenter's rights the Bank's shareholders have in connection with a Bank Merger, see

"The Bank Merger -- Rights of Shareholders Electing to Exercise Their Right of Appraisal".

        BankGroup. The provisions of Article 15 of the VSCA which provide shareholders of a Virginia corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of, mergers, consolidations and certain other corporate transactions are applicable to BankGroup as a Virginia corporation. However, because BankGroup has more than 2,000 record shareholders, shareholders of BankGroup generally do not have rights to dissent from mergers, consolidations and certain other corporate transactions to which BankGroup is a party because Article 15 of the VSCA provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met.

                        RESALE OF BANKGROUP COMMON STOCK

        BankGroup Common Stock issuable in the Bank Merger has been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of Bank Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including directors, certain executive officers and 10% or more shareholders) of Bank or BankGroup. Each holder of Bank Common Stock who is deemed by Bank to be an affiliate of it has entered into an agreement with BankGroup prior to the Effective Date of the Bank Merger providing, among other things, that (A) such affiliate acknowledges and agrees to support and vote such shares of Bank Common Stock beneficially owned by him to ratify and confirm the Agreement and the Bank Merger, (B) such affiliate acknowledges and agrees beginning 30 days prior to the Effective Date of the Bank Merger, that he will not sell, pledge, transfer or otherwise dispose of shares of Bank Common Stock or BankGroup Common Stock except in compliance with the applicable provisions of the 1933 Act and rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of BankGroup and Bank have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, and
(C) the certificates representing said shares may bear a legend referring to the foregoing restrictions. This Proxy Statement/Prospectus does not cover any resales of BankGroup Common Stock received by affiliates of Bank.

                                    EXPERTS

        The consolidated financial statements of MainStreet BankGroup Incorporated and Subsidiaries (formerly Piedmont BankGroup Incorporated and Subsidiaries) for the year ended December 31, 1995, incorporated in this Proxy Statement/Prospectus by reference to BankGroup's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of MainStreet BankGroup Incorporated and Subsidiaries (formerly Piedmont BankGroup Incorporated and Subsidiaries) as of December 31, 1994, and for each of the years in the two year period ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their report refers to changes in accounting for impaired loans and certain investments in debt and equity securities.

        The financial statements of The First National Bank of Clifton Forge included in this Proxy Statement/Prospectus have been included in reliance upon the report of Persinger & Company, L.L.C., independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

        The legality of the BankGroup Common Stock to be issued in the Bank Merger will be passed on for BankGroup by Hunton & Williams, Richmond, Virginia.

        Certain legal matters will be passed on for Bank by Woods, Rogers & Hazlegrove, P.L.C., Roanoke, Virginia.

        A condition to consummation of the Merger is the delivery to BankGroup and Bank by Hunton & Williams of an opinion concerning certain federal income tax consequences of the Bank Merger. See "The Bank Merger -- Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

        As of the date of this Prospectus/Proxy Statement, the Bank Board does not know of any other matters to be presented for action at the Bank Shareholder Meeting other than procedural matters incident to the conduct of the meeting. If any other matters not now known are properly brought before the Bank Shareholder Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Bank Board.

                      By Order of the Board of Directors,

                      Reba H. Mandeville

                      Corporate Secretary

                                    INDEX TO

         THE FIRST NATIONAL BANK OF CLIFTON FORGE FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

          AND THE THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995

                                                   Page

Accountant's Report . . . . . . . . . . . . . . .    F-2

Balance Sheets at December 31, 1995 and 1994 . .    F-3

Statements of Income for the Years Ended
December 31, 1995 and 1994 . . . . . . . . . . .    F-4

Statements of Stockholders' Equity for
the Years Ended December 31, 1995 and 1994 . . .    F-5

Statements of Cash Flows for the Years Ended
December 31, 1995 and 1994 . . . . . . . . . . .    F-5

Notes to Financial Statements  . . . . . . . . .    F-7

Balance Sheets at March 31, 1996 and
December 31, 1995 (Unaudited)  . . . . . . . . .   F-19

Statements of Income for the Three Months
Ended March 31, 1996 and March 31, 1995
(Unaudited)  . . . . . . . . . . . . . . . . . .   F-20

Statements of Cash Flow for the Three Months
Ended March 31, 1996 and March 1995
(Unaudited)  . . . . . . . . . . . . . . . . . .   F-21

                              ACCOUNTANTS' REPORT

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
The First National Bank of Clifton Forge
Clifton Forge, Virginia

        We have audited the accompanying balance sheets of The First National Bank of Clifton Forge as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank of Clifton Forge as of December 31, 1995 and 1994, and results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                             PERSINGER & COMPANY, L.L.C.

Covington, Virginia
January 4, 1996, except for Note 14,
as to which is dated April 17, 1996

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                           1995               1994
                                                     ----------------   ----------
ASSETS

Cash and due from banks (Note 2)                     $    2,500,296     $    2,105,339
Securities held to maturity (Note 3)                              -         19,039,038
Securities available for sale (Note 3)                   26,454,583          6,749,126
Federal funds sold                                        5,960,000          3,300,000
Loans, net (Notes 4 and 5)                              38,487,606         37,568,022
Bank premises and equipment, net (Note 6)                   459,036            475,891
Accrued income receivable                                   572,854            574,915
Deferred tax asset (Note 8)                                       -            158,054
Other assets (Note 10)                                      247,440            291,116
                                                    ---------------    ---------------

                                                      $  74,681,815      $  70,261,501
                                                      -------------      -------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
     Deposits (Note 7):

         Interest bearing                             $  53,470,388      $  51,763,536
         Noninterest bearing                              5,842,299          4,683,271
                                                    ---------------    ---------------

                                                      $  59,312,687      $  56,446,807

Accrued interest and other liabilities                      500,026            464,767
Deferred income taxes (Note 8)                              123,717                  -
                                                   ----------------   ----------------

                                                      $  59,936,430      $  56,911,574
                                                      -------------      -------------

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY
     Capital stock:
         Common, $5.00 par value;
          authorized and issued 315,000 shares       $    1,575,000     $    1,575,000
     Surplus                                              1,575,000          1,575,000
     Retained earnings (Note 13)                         11,129,004         10,292,020

     Unrealized gain (loss) on securities
         available for sale, net                            466,381            (92,093)
                                                    ----------------   ----------------

                                                     $   14,745,385     $   13,349,927
                                                      --------------     --------------

                                                     $   74,681,815     $   70,261,501
                                                      --------------     --------------

See Notes to Financial Statements.

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                      1995               1994
                                                                ----------------   -------------
Interest income on:
     Loans                                                      $    3,451,649     $    3,201,856
     Securities held to maturity                                     1,179,420          1,230,247
     Securities available for sale                                     490,737            493,221
     Federal funds sold                                                325,738            165,600
     Deposits in banks                                                       -             10,275
                                                            ------------------   ----------------

                                                                $    5,447,544     $    5,101,199

Interest on deposits                                                 2,272,437          1,941,447
                                                               ---------------    ---------------

         Net interest income                                    $    3,175,107     $    3,159,752

Provision for loan losses (Note 5)                                           -              2,876
                                                            ------------------   ----------------

         Net interest income after provision for loan losses    $    3,175,107     $    3,156,876
                                                                --------------     --------------

Other income:

     Trust department income                                   $        41,432    $        32,023
     Service fees                                                      162,103            183,289
     Securities gains (losses)                                          (3,455)17,675
     Other                                                              51,289             55,233
                                                              ----------------   ----------------

                                                               $       251,369    $       288,220
                                                               ---------------    ---------------

Other expenses:

     Salaries (Note 9)                                         $       506,683    $       503,339
     Pensions and other employee benefits (Note 10)                     75,280             60,809
     Occupancy expenses                                                100,997             96,289
     Equipment rentals, depreciation and maintenance                    64,929             81,474
     Other operating expenses                                          514,709            605,557
                                                              ----------------   ----------------

                                                               $     1,262,598    $     1,347,468
                                                               ---------------    ---------------

         Income before income taxes                            $     2,163,878    $     2,097,628

Federal income taxes (Note 8)                                          640,194            606,985
                                                              ----------------   ----------------

         Net income                                            $     1,523,684    $     1,490,643
                                                               ---------------    ---------------

Earnings per common share                                    $            4.84  $            4.73
                                                             -----------------  -----------------

See Notes to Financial Statements.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                 UNREALIZED
                                                                                 GAIN (LOSS)
                                                                                ON SECURITIES
                                       CAPITAL                       RETAINED       AVAILABLE
                                        STOCK          SURPLUS       EARNINGS     FOR SALE, NET       TOTAL
Balance,
     December 31, 1993              $  1,575,000    $  1,575,000   $  9,516,427      $      -    $ 12,666,427
        Net income                             -               -      1,490,643             -       1,490,643
        Cash dividends declared
           ($2.27 per share)                   -               -       (715,050)            -        (715,050)
        Net change in unrealized
           gain (loss on securities
           available for sale, net)            -               -              -       (92,093)        (92,093)
                                    -------------------------------------------------------------- --------------
Balance,
     December 31, 1994              $  1,575,000    $  1,575,000   $ 10,292,020      $(92,093)   $ 13,349,927
        Net income                             -               -      1,523,684             -       1,523,684
        Cash dividends declared
           ($2.18 per share)                   -               -       (686,700)            -        (686,700)
        Net change in unrealized
           gain (loss) on securities
           available for sale, net             -               -              -       558,474         558,474
                                    ---------------------------------------------------------------------------
Balance,
    December 31, 1995               $  1,575,000     $ 1,575,000   $ 11,129,004      $466,381    $ 14,745,385
                                    ------------     -----------   ------------  -------------   ------------

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                    1995                1994
                                                                              ----------------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net Income                                                                 $  1,523,684       $  1,490,643
                                                                                ------------       ------------
     Adjustments to reconcile net income to net cash provided (used) by operating activities:
         Depreciation                                                          $      48,046      $      61,728
         Provision for loan losses                                                         -              2,876
         Provision for deferred income taxes                                          (5,927)           (17,868)
         Securities (gains) losses                                                     3,455            (17,675)
         Amortization (accretion) on securities                                      (44,566)           115,803
         (Increase) decrease in accrued income receivable                              2,061            111,971
         (Increase) decrease in other assets                                          43,676            (46,505)
         Increase (decrease) in accrued interest payable and other liabilities        35,259             73,676
                                                                                   ----------------------------

         Total adjustments                                                     $      82,004      $     284,006
                                                                               -------------      -------------

     Net cash provided (used) by operating activities                           $  1,605,688      $   1,774,649
                                                                                ------------      -------------

See Notes to Financial Statements.

                            STATEMENT OF CASH FLOWS

                                  (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                               1995               1994
                                                                         ----------------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES

     Net decrease in interest bearing deposits in banks                $              -     $      250,298
     Maturities of securities held to maturity                                4,809,100          1,400,500
     Purchase of securities to be held to maturity                           (5,499,251)        (2,299,854)
     Sales of securities available for sale                                   1,960,781          1,495,156
     Maturities of securities available for sale                              1,400,000          4,622,190
     Purchase of securities available for sale                               (2,449,766)        (3,298,784)
     Loans made to customers, net                                              (919,584)        (3,087,987)
     Purchase of premises and equipment                                         (31,191)           (23,770)
                                                                         --------------    ---------------

     Net cash provided (used) by investing activities                     $    (729,911)    $     (942,251)
                                                                          -------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES

     Net increase (decrease) in interest bearing deposits                 $   1,706,852     $   (2,108,996)
     Net increase (decrease) in noninterest bearing deposits                  1,159,028           (359,388)
     Dividends paid                                                            (686,700)          (715,050)
                                                                         --------------    ---------------

     Net cash provided (used) by financing activities                     $   2,179,180     $   (3,183,434)
                                                                          -------------     --------------

     Increase (decrease) in cash and cash equivalents                     $   3,054,957     $   (2,351,036)

     Cash and cash equivalents:

         Beginning                                                            5,405,339          7,756,375
                                                                         --------------    ---------------

         Ending                                                           $   8,460,296     $    5,405,339
                                                                          -------------     --------------

     Cash and cash equivalents, ending:

         Cash and due from banks                                          $   2,500,296     $    2,105,339
         Federal funds sold                                                   5,960,000          3,300,000
                                                                         --------------    ---------------

                                                                          $   8,460,296     $    5,405,339
                                                                          -------------     --------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash payments for:

         Interest paid depositors                                         $   2,238,580     $    1,942,853

         Income taxes                                                     $     601,200     $      627,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTMENT
AND FINANCING ACTIVITIES

     Transfer of securities held to maturity to securities
       available for sale                                                 $  20,312,427     $            -

     Net change in unrealized holding gains (losses) on
       available for sale securities                                      $     558,474     $      (92,093)


See Notes to Financial Statements.

                                        NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         Organization:

            The First National Bank of Clifton Forge was incorporated in 1901 in the state of Virginia as a national banking institution. The Bank operates under the federal reserve banking regulations.

         Nature of business:

            The First National Bank of Clifton Forge grants commercial, residential and consumer loans to customers located primarily in the Virginia counties of Alleghany and Bath. The loan portfolio is well-diversified and does not depend on any one sector of the economy.

         A summary of significant accounting policies follows:

         Cash and cash equivalents:

            For purposes of reporting cash flows, cash and due from banks includes cash on hand, amounts due from banks (including cash items in the process of clearing) and federal funds sold. Cash flows from loans originated by the Bank and deposits are reported net.

            The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

         Trust assets:

            Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these financial statements because they are not assets of the Bank.

         Investment in debt and marketable securities and accounting change:

            The Bank has investments in debt and marketable equity securities. Debt securities consist primarily of obligations of the U.S. government, state governments and domestic corporations. Marketable equity securities consist primarily of Federal Reserve Bank stock.

            The Bank adopted the provisions of FASB Statement No. 115. Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. Statement 115 requires that management determine the appropriate classification of securities at the date of adoption, and thereafter at the date individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each balance sheet date.

            Securities classified as held to maturity are those debt securities the Bank has both the intent and the ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.

            Securities available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases of decreases in stockholders' equity, net of the related deferred tax effect.

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

            Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Bank does not classify any securities as trading securities at this time.

            Prior to the adoption of Statement 115, the Bank stated its debt securities at the lower of amortized cost or fair value. The marketable equity securities were stated at the lower of their aggregate cost or market. Under both the newly adopted standard and the Bank's former accounting practices, premiums and discounts on investments in debt securities are amortized over their contractual lives. The method of amortization results in a constant effective yield on those securities (the interest method). Interest on debt securities is recognized in income as accrued, and dividends on marketable equity securities are recognized in income when declared. Realized gains and losses, including losses from declines in value of specific securities determined by management to be other-than-temporary, are included in income. Realized gains and losses are determined on the basis of specific securities sold.

            Note 3 to the financial statements provides further information about the effect of adopting Statement 115.

         Loans:

            On January 1, 1995, the Company adopted FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. Statement No. 114 has been amended by FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for loan losses and interest income recognized on those loans. At December 31, 1995, the Bank had no loans which it considered to be impaired, as defined by Statement 114.

            Loans are stated at amount of unpaid principal, reduced by unearned discount and fees and an allowance for loan losses.

            The allowance for loan losses is increased through a provision for loan losses charged to income, and decreased by charge-offs, net of recoveries, when management determines that collectability of all amounts when due is unlikely. The allowance is based on management's estimate of the amount necessary to absorb losses on existing loans. Management's estimate is based on a review of specific loans and, for smaller balance homogeneous loans, on the Bank's past loan loss experience, known and inherent risks in the entire loan portfolio, overall portfolio quality, estimated fair value of any underlying collateral, and current economic conditions that may affect the borrowers' ability to repay. For those loans that are separately evaluated for collectability, when management determines that it is probable that principal and interest on those loans will not be collected according to their contractual terms, the impairment of those loans is recognized in the allowance account based on the present value of expected future cash flows discounted at the loans's effective rate, except for those loans where foreclosure is probable, on which impairment is based on the fair value of the collateral. Cash collections on loans that are impaired are credited to the loan balance, and no interest income is recognized on those loans until the principal balance has been collected.

            Unearned interest on discounted loans is amortized to income over the life of the loans, using a method that approximates the level yield method. For all other loans, interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed.

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

            Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. These amounts are generally amortized over the contractual life.

         Bank premises and equipment:

            Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                                      Years

                                    Buildings and improvements        10-50
                                    Furniture and equipment            5-10

         Acquired properties:

            Real estate acquired through foreclosure and personal property acquired through repossession are held for sale and are recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to acquired properties is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Depreciation is recorded on the recorded amount of depreciable assets after they have been owned for one year. Depreciation and additions to or reduction from valuation allowances are recorded in income.

         Income taxes:

            Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforward and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Employment benefit plan:

            A noncontributory defined benefit pension plan covers all employees who meet the eligibility requirements. Eligible employees must be between the ages of 21 and 60 with at least one year of service. The funding policy is the maximum annual contribution deductible for federal income tax purposes.

         Earnings per share:

            Earnings per share are computed on the weighted average number of shares outstanding.

         Fair value of financial instruments:

            On January 1, 1995, the Bank adopted FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, and Statement No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, which became effective for years ending after December 15, 1995. These Statements require disclosures of the fair value about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

            estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement 107 excludes financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

            The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

            Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold approximate their fair values.

            Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

            Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

            Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments (loan commitments, unused lines of credit and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

            Deposit liabilities: The fair values of demand deposits equal their carrying amounts which represents the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Reclassifications:

            Certain reclassifications have been made to the prior years' financial statements to conform to the 1995 presentation.

         Use of Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates and assumptions are those required in the determination of the allowance for loan losses.

         Impairment of Long-Lived Assets:

            In the event that facts and circumstances indicate that the cost of the Bank's long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the assets carrying amount to determine if a write-down to market value or discounted cash flow value is required.

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

         The Bank is required to maintain reserve balances in cash with Federal Reserve Banks. The total of those reserve balances was approximately $253,000 and $236,000 at December 31, 1995 and 1994, respectively.

NOTE 3.  SECURITIES

         As discussed in Note 1, the Bank adopted FASB Statement No. 115 as of January 1, 1994. The January 1, 1994 cumulative effect of adopting Statement 115 was immaterial.

         On December 1, 1995, the Bank designated all of its securities being held to maturity as available for sale, as permissible under guidelines for implementation of Statement 115. The amortized cost of these securities amounted to $19,781,124. The unrealized gain at the time of transfer was $531,303.

         Carrying amounts and fair values of securities being held to maturity as of December 31, 1994 are summarized as follows:



                                                              GROSS             GROSS
                                          AMORTIZED        UNREALIZED        UNREALIZED           FAIR
                                            COST              GAINS            LOSSES             VALUE
                                                                        1994
         U.S. Treasury securities     $     499,398    $                $         3,617      $    495,781
         U.S. Government agencies
            and corporations              8,738,166                             309,541         8,428,625
         State and political
            subdivisions                  6,172,601            59,091            42,201         6,189,491
         Corporate securities             2,133,389             6,723            74,957         2,065,155
         Mortgage-backed securities       1,495,484                 -           102,656         1,392,828
                                     --------------  ----------------     -------------   ---------------

                                      $  19,039,038      $     65,814     $     532,972    $   18,571,880
                                      -------------      ------------     -------------    --------------


         The amortized cost and fair value of securities being held to maturity as of December 31, 1994 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)


                                                                       1994
                                                            AMORTIZED           FAIR
                                                              COST              VALUE
         Due in one year or less                        $     514,986     $     516,181
         Due after one year through five years              9,218,030         8,985,519
         Due after five years through ten years             6,745,870         6,609,575
         Due after ten years                                1,064,668         1,067,777
         Mortgage-backed securities                         1,495,484         1,392,828
                                                      ---------------    --------------

                                                      $    19,039,038   $    18,571,880
                                                      ---------------   ---------------

         Securities being held to maturity with a carrying amount of $4,205,843 at December 31, 1994 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Carrying amounts and fair values of securities available for sale as of December 31, 1995 and 1994 are summarized as follows:


                                                              GROSS             GROSS
                                          AMORTIZED        UNREALIZED        UNREALIZED           FAIR
                                            COST              GAINS            LOSSES             VALUE
                                                                        1995
U.S. Treasury securities              $   5,464,681     $     140,703     $       4,712     $   5,600,672
U.S. Government agencies
   and corporations                       8,225,672            48,829                 -         8,274,501
State and political subdivisions          6,039,811           382,739                76         6,422,474
Corporate securities                      2,384,578           131,111                 -         2,515,689
Mortgage-backed securities                3,538,704            21,349            13,306         3,546,747
Other                                        94,500                 -                 -            94,500
                                     --------------  ----------------   ---------------  ----------------
                                       $ 25,747,946     $     724,731      $     18,094    $   26,454,583
                                       ------------     -------------      ------------    --------------
                                                                        1994

U.S. Treasury securities              $   4,995,610     $       7,494     $     155,135     $   4,847,969
U.S. Government agencies
   and corporations                         699,119             9,975                 -           709,094
State and political subdivisions                  -                 -                 -                 -
Corporate securities                      1,099,431             4,222             6,090         1,097,563
Mortgage-backed securities                        -                 -                 -                 -
Other                                        94,500                 -                 -            94,500
                                     --------------  ----------------   ---------------  ----------------

                                      $   6,888,660     $      21,691     $     161,225    $    6,749,126
                                      -------------     -------------     -------------    --------------


The amortized cost and fair value of securities available for sale as of December 31, 1995 and 1994 by contractual maturity are shown in the following summary.


                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

                                                     1995                                1994
                                -----------------------------------------------------------------------
                                          AMORTIZED           FAIR            AMORTIZED           FAIR
                                            COST              VALUE              COST            VALUE
Due in one year or less              $    1,159,494      $  1,175,447     $   1,500,421    $    1,479,844
Due after one year through
     five years                          14,566,903        14,909,577         5,093,739         4,977,282
Due after five years through
     ten years                            5,820,061         6,114,928           294,500           292,000
Due after ten years                         662,784           707,884                 -                 -
Mortgage-backed securities                3,538,704         3,546,747                 -                 -
                                    ---------------    -------------- -----------------------------------

                                      $  25,747,946      $ 26,454,583     $   6,888,660    $    6,749,126
                                      -------------      ------------     -------------    --------------


Gross realized gains and losses for the years ended December 31, 1995 and 1994 are as follows:

                                            1995             1994
                                     -------------------------------
Realized gains                       $       34,100   $      30,315
Realized losses                             (37,555)        (12,640)

Securities available for sale with a carrying amount of $5,527,437 and $709,719 at December 31, 1995 and 1994 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 4.  LOANS

    Net loans are composed of the following:

                                                 DECEMBER 31,
                                            1995              1994
                                     ----------------   -------------

        Commercial                   $    3,130,526     $    3,334,320
        Real Estate                      29,431,326         29,327,221
        Installment                       7,117,061          5,922,566
                                    ---------------    ---------------

                                     $   39,678,913     $   38,584,107
                                     --------------     --------------

                                                  DECEMBER 31,
                                            1995               1994
                                     ---------------    --------------

    Deduct:

        Unearned discount             $     839,104      $     667,854
        Unearned net loan fees              130,316            129,672
        Allowance for loan losses           221,887            218,559
                                     ---------------    --------------

                                      $   1,191,307      $   1,016,085
                                      --------------     -------------

                                      $  38,487,606      $  37,568,022
                                      --------------     -------------

    Estimated fair value              $  38,827,477
                                      --------------

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

         There were no nonaccrual loans at December 31, 1995 and 1994, and no interest was collected on nonaccrual loans for the years then ended.

         There were no nonperforming assets at December 31, 1995 and 1994, except for $163,000 and $30,000, respectively, which were loans past due 90 days.

NOTE 5.  ALLOWANCE FOR LOAN LOSSES


         Changes in the allowance for loan losses are as follows:

                                                                              YEARS ENDED DECEMBER 31,

                                                                               1995                1994
                                                                         ----------------   --------------

         Balance, beginning                                              $      218,559     $      218,654
             Provision charged to operating expenses                                  -              2,876
             Recoveries of amount charged off                                     6,167              7,378
                                                                       ----------------   ----------------
                                                                         $      224,726     $      228,908
             Amounts charged off                                                  2,839             10,349
                                                                       ----------------    ---------------
         Balance, ending                                                 $      221,887     $      218,559
                                                                         --------------     --------------

NOTE 6.  BANK PREMISES AND EQUIPMENT

     The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                                                    DECEMBER 31,
                                                                               1995               1994
                                                                         ----------------   --------------
         Land                                                           $        48,930     $       48,930
         Buildings and improvements                                             787,516            787,516
         Furniture and equipment                                                778,345            747,154
                                                                        ---------------     --------------
                                                                         $    1,614,791      $   1,583,600
             Less accumulated depreciation                                    1,155,755          1,107,709
                                                                        ---------------     --------------
                                                                         $      459,036      $     475,891
                                                                         --------------      -------------


NOTE 7.  DEPOSITS

         The composition of deposits is as follows:


                                                                                    DECEMBER 31,
                                                                               1995               1994
                                                                         ----------------   --------------
         Demand                                                          $    5,842,299     $    4,683,271
         NOW accounts                                                         7,822,942          6,903,784
         Savings                                                             16,976,563         20,400,217
         Time certificates, $100,000 or more                                  2,978,727          2,017,909
         Other time certificates                                             25,692,156         22,441,626
                                                                        ---------------    ---------------
                                                                          $  59,312,687     $   56,446,807
                                                                          -------------     --------------

         Estimated fair value                                             $  59,431,086
                                                                          -------------


                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

NOTE 8.  INCOME TAX MATTERS

         The Federal income tax provision charged to continuing operations was as follows:


                                                                              YEARS ENDED DECEMBER 31,
                                                                               1995             1994
                                                                         ---------------  -------------
         Current                                                         $      646,121     $   624,853
         Deferred                                                                (5,927)        (17,868)
                                                                         --------------   -------------
                                                                         $      640,194     $   606,985
                                                                         --------------   -------------


         A reconciliation of expected income tax expense computed at 34% to the income tax expense included in the statement of income is as follows:

                                                                              YEARS ENDED DECEMBER 31,
                                                                               1995             1994
                                                                         ---------------   ---------------
         Computed "expected" tax expense                                 $      735,717     $      713,194
         Tax exempt interest                                                   (105,318)          (105,112)
         Other - Net                                                              9,795             (1,097)
                                                                         ----------------  -----------------
                                                                         $      640,194     $      606,985
                                                                         ----------------  -----------------

         Net deferred tax assets liabilities consist of the following items:


                                                                              YEARS ENDED DECEMBER 31,

                                                                               1995             1994
                                                                         ----------------   ---------------
         Deferred tax assets:
             Unrealized loss on securities                                $           -     $       47,442
             Deferred loan fees                                                  44,307             44,088
             Deferred compensation                                              116,915            107,406
                                                                         ----------------   ---------------
                                                                          $     161,222     $      198,936
                                                                          ---------------   ---------------

         Deferred tax liabilities:

             Unrealized gain on securities                                $     240,257     $            -
             Accretion on securities                                             12,067              9,133
             Prepaid pension cost                                                11,802             13,866
             Property and equipment                                              20,813             17,883
                                                                         --------------    ---------------
                                                                          $     284,939     $       40,882
                                                                          -------------    ---------------
                                                                          $    (123,717)    $      158,054
                                                                          -------------    ---------------


NOTE 9.  DEFERRED COMPENSATION

         The deferred compensation agreements with the President and Chief Executive Officer provides benefits over a period of one hundred and eighty months beginning at the earlier of age seventy, date of retirement, or date of death. Current charges to income are based upon present values of future cash payments and totaled $18,458 in 1995 and $27,275 in 1994, after providing for tax benefits.

         The Bank is owner and beneficiary of a $180,000 life insurance contract on the President's life which has been purchased to fund the agreement.

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLAN

         Net pension cost for the defined benefit pension plan consists of the following components:

                                                                              YEARS ENDED DECEMBER 31,
                                                                               1995            1994
                                                                         ----------------   ----------
         Service cost                                                    $       24,892     $   24,510
         Interest cost on projected benefit obligation                           49,843         56,635
         Actual return on plan assets                                           (69,365)       (84,691)
         Net amortization and deferral                                              702         (4,169)
                                                                         ----------------  ------------

                                                                         $        6,072    $    (7,715)
                                                                        -----------------  -------------

         The following table sets forth the funded status and amounts recognized in the accompanying balance sheets:


                                                                             YEARS ENDED DECEMBER 31,
                                                                               1995              1994
                                                                         ----------------   ---------------
         Actuarial present value of benefit obligations:

             Vested benefits                                             $      597,858      $     542,166
                                                                         --------------      -------------
             Accumulated benefits                                        $      598,421      $     542,422
                                                                         --------------      -------------
             Projected benefits                                          $     (721,444)     $    (672,870)
             Plan assets at fair value                                          890,490            779,022
                                                                        ---------------     --------------
             Plan assets in excess of projected benefit obligation       $      169,046      $     106,152
             Unrecognized net gain                                             (215,153)          (150,722)
             Unrecognized prior service cost                                    134,025            147,428
             Unrecognized net asset at beginning of year                        (53,207)           (62,075)
                                                                        ---------------      --------------
             Amount included in other assets                             $       34,711      $      40,783
                                                                         --------------      --------------

             Assumptions used by the Bank in determination of pension plan information at December 31, 1995 and 1994 consisted of the following:

                   Discount rate                                  7.5%
                   Rate of increase in compensation levels        6.0%
                   Expected long-term rate of return
                                on plan assets                    9.0%


NOTE 11. COMMITMENTS AND CONTINGENCIES

         Financial instruments with off-balance-sheet risk:

             The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

             The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as they do for on-balance-sheet instruments. A summary of the Bank's commitments is as follows:

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

                                                          DECEMBER 31,
                                                     1995               1994
                                               ----------------   --------------
             Commitments to extend credit       $   1,908,435      $   1,506,500
             Standby letters of credit                 23,700             26,600
                                               --------------     --------------
                                                $   1,932,135      $   1,533,100
                                                -------------      -------------
             Estimated fair values              $   1,932,135
                                                -------------

             Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and represent the undrawn portion of the total commitment. The commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

             Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

         Concentration of credit risk:

             All of the Bank's loans and commitments to extend credit have been granted to customers in the Bank's market area. Investments in securities issued by state and political subdivisions (see Note 3) include some governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note
             4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit. The loan portfolio is well diversified and is not concentrated in any one business sector or industry.

         Contingencies:

             In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.

NOTE 12. TRANSACTIONS WITH RELATED PARTIES

         The Bank has executed, and may be expected to do so in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

                                        NOTES TO FINANCIAL STATEMENTS
                                                 (CONTINUED)

         Aggregate loan transactions with related parties were as follows:


                                                        YEARS ENDED DECEMBER 31,

                                                         1995               1994
                                                   ----------------   --------------
             Balance, beginning                    $      807,747    $        62,824
                New loans                                 917,648          1,205,320
                Repayments                               (883,491)          (460,397)
                Relationship changes                            -                  -
                                                  ---------------     --------------
             Balance, ending                       $      841,904     $      807,747
                                                   --------------     --------------
             Maximum balance during the year       $      841,904     $      807,747
                                                   --------------     --------------


NOTE 13. RETAINED EARNINGS

         Dividend paid amounted to $686,700 in 1995 and $715,050 in 1994. Under applicable Federal law, the Comptroller of the Currency restricts total dividend payments in any calendar year to net profit of that year, as defined, combined with retained net profits for the two preceding years. At December 31, 1995, retained net profits for 1995 and 1994 which were free of such restriction, amounted to $1,612,577. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. It is possible, under certain circumstances, the Comptroller could assert that dividends or other payments would be an unsafe or unsound practice.

         Banking regulations require the Bank to maintain certain minimum capital levels in relation to Bank assets. Capital is measured using a leverage ratio as well as based on risk-weighing assets according to regulatory guidelines. The Bank's regulatory capital is as follows:

                                                         Minimum Requirements
                                          1995          Well        Adequately
                                         Actual      Capitalized    Capitalized

             Tier I risk-based capital    41.29%        6.00%         4.00%
             Total risk-based capital     41.93%       10.00%         8.00%
             Leverage ratio               19.24%        5.00%         3.00%

NOTE 14. SUBSEQUENT EVENTS

         The Bank has agreed in principle to be acquired by MainStreet BankGroup Incorporated, subject to regulatory approval and approval by Bank shareholders in an Agreement dated April 17, 1996. Under terms of the agreement, MainStreet BankGroup Incorporated has agreed to exchange a maximum of 5.55 shares and a minimum of 4.89 shares of its Common Stock for each share of Bank's 315,000 shares of Common Stock.



                                  THE FIRST NATIONAL BANK OF CLIFTON FORGE
                                                BALANCE SHEET
                                        (IN 000'S EXCEPT SHARE DATA)
                                                (UNAUDITED)

                                                                MARCH 31        DECEMBER 31
                                                                  1996             1995
                                                             --------------   --------------
ASSETS

Cash and Due From Banks                                      $        2,111   $        2,500
Federal Funds Sold                                                    8,280            5,960
Securities Available for Sale                                        23,791           26,455
Securities Held to Maturity                                               -                -

Loans, Net of Unearned Income                                        38,982           38,710
     Less:  Allowance for Loan Losses                                   217              222
                                                              -------------    -------------
         Loans, Net                                                  38,765           38,488

Bank Premises and Equipment, Net                                        449              459
Other Real Estate Owned                                                   -                -
Other Assets                                                            796              820
                                                              -------------    -------------

         TOTAL ASSETS                                         $      74,192    $      74,682
                                                               ============     ============

LIABILITIES
Deposits:

     Demand Deposits                                          $       4,940    $       5,842
     Now Accounts                                                     7,782            7,823
     Savings                                                         16,710           16,977
     Certificates of Deposit $100,000 or more                         3,393            2,979
     Other Time Deposits                                             25,865           25,692
                                                               ------------     ------------
         Total Deposits                                              58,690           59,313

Other Liabilities                                                       740              624
                                                              -------------    -------------
         TOTAL LIABILITIES                                           59,430           59,937

SHAREHOLDER'S EQUITY

Common Stock ($5.00 Par Value, 315,000 shares

     Authorized, Issued and Outstanding)                              1,575            1,575
Capital in Excess of Par                                              1,575            1,575
Retained Earnings                                                    11,351           11,129
Unrealized Gains (Losses) on Securities                                 261              466
                                                              -------------    -------------
         TOTAL SHAREHOLDERS EQUITY                                   14,762           14,745
                                                               ------------     ------------

         TOTAL LIABILITIES AND

            SHAREHOLDER'S EQUITY                              $      74,192    $      74,682
                                                               ============     ============

                                            F-19


                                  THE FIRST NATIONAL BANK OF CLIFTON FORGE
                                            STATEMENTS OF INCOME
                                 (IN 000'S EXCEPT SHARE AND PER SHARE DATA)
                                                (UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                                  MARCH            MARCH
                                                                  1996             1995
                                                             --------------   --------------
INTEREST INCOME
Interest and Fees on Loans                                   $          907   $          855
Interest and Dividends on Securities Available for Sale                 395               97
Interest and Dividends on Securities Held to Maturity                     -              306
Other Interest Income                                                   102               62
                                                              -------------    -------------
     Total Interest Income                                            1,404            1,320

INTEREST EXPENSE

Deposits                                                                590              516
                                                              -------------   --------------
     Total Interest Expense                                             590              516

Net Interest Income                                                     814              804
Provision for Loan Losses                                                 1                -
                                                             --------------   --------------
     Net Interest Income After provision for Loan Losses                813              804

NONINTEREST INCOME

Service Charges, Fees and Other                                          41               39
Trust Department Income                                                  12               37
Securities Gains (Losses), Net                                            -              (38)
                                                             --------------   --------------
                                                                         53               38

NONINTEREST EXPENSE

Salaries and Employee Benefits                                          136              135
Net Occupancy and Equipment Costs                                        25               25
Other Noninterest Expense                                               133              157
                                                              -------------    -------------
                                                                        294              317

Income Before Income Taxes                                              572              525
Income Tax Expense                                                      171              156
                                                              -------------    -------------
NET INCOME                                                   $          401   $          369
                                                              =============    =============


Earnings Per Common Share                                    $         1.27   $         1.17
                                                              =============    =============
Dividends Per Share                                          $         0.57   $         0.53
                                                              =============    =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:                         315,000          315,000
                                                               ============  ===============






                                  THE FIRST NATIONAL BANK OF CLIFTON FORGE
                                          STATEMENTS OF CASH FLOWS
                                                 (IN 000'S)
                                                 (UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                                  MARCH             MARCH
                                                                  1996              1995
                                                             --------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                  $          401   $          369
Adjustments to Reconcile Net Income to Net
     Cash Provided (Used) by Operating Activities:

         Depreciation and Amortization                                  11               12
         Amortization of Securities Premiums
            and Discounts, Net                                          (6)              (4)
         Loss on Sale of Securities, Net                                 0               38
         Changes in Other Assets and Other Liabilities:

            Other Assets                                                51             (215)
            Other Liabilities                                          195              359
                                                              -------------   --------------

Net Cash Provided by Operating Activities:                             652              559
                                                              ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of Securities Held to Maturity                                 -             (701)
Proceeds from Sale of Securities Available for Sale                      -            1,963
Proceeds from Calls and Maturities of Securities
   Available for Sale                                                2,359                -
Proceeds from Calls and Maturities of Securities
   Held to Maturity                                                      -              315
Net (Increase) Decrease in Loans                                      (277)             322
Purchases of Bank Premises and Equipment                                (1)              (2)

Net Cash (Used) Provided by in Investing Activities                  2,081            1,897
                                                              ------------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

Net Increase in Deposits                                              (623)            (445)
Cash Dividends                                                        (179)            (167)
                                                              -------------     ------------

Net Cash Used in Financing Activities                                 (802)            (612)
                                                              -------------     ------------

Net Increase (Decrease) in Cash and Cash Equivalents                 1,931            1,844
Beginning                                                            8,460            5,405

Ending                                                        $     10,391     $      7,249
                                                               ===========      ===========


Note to Unaudited Financials:

The interim period financial statements are unaudited; however, in the opinion of management, all adjustments of a normal and recurring nature which are necessary for a fair presentation have been included.

                                                   ANNEX I

                                                                        5/29/96






                                    AGREEMENT AND PLAN OF REORGANIZATION

                                                    among

                                      MAINSTREET BANKGROUP INCORPORATED

                                      CF ACQUISITION SUBSIDIARY, N.A.,

                                              (In Organization)

                                                     and

                                  THE FIRST NATIONAL BANK OF CLIFTON FORGE








                                               April 17, 1996

                                                  ARTICLE I

                                                   General

  1.1   Bank Merger..........................................................  2
  1.2   Issuance of BankGroup Common Stock...................................  2
  1.3   Taking of Necessary Action...........................................  2
  1.4   Directors and Officers...............................................  2

                                                 ARTICLE II

                                Effect of Transaction on Common Stock of Bank

  2.1   Conversion of Stock..................................................  3
  2.2   Cash Election........................................................  3
  2.3   Manner of Exchange...................................................  4
  2.4   Dissenting Shares....................................................  6
  2.5   No Fractional Shares.................................................  7

                                                 ARTICLE III

                                       Representations and Warranties

  3.1   Representations and Warranties of Bank...............................  7

        (a)  Organization, Standing and Power................................  7
        (b)  Capital Structure; Subsidiaries.................................  7
        (c)  Authority.......................................................  8
        (d)  Investments.....................................................  9
        (e)  Financial Statements............................................  9
        (f)  Absence of Undisclosed Liabilities.............................. 10
        (g)  Tax Matters..................................................... 10
        (h)  Options, Warrants and Related Matters........................... 12
        (i)  Property; Leases................................................ 12
        (j)  Employees....................................................... 13
        (k)  Certain Contracts............................................... 13
        (l)  Employment Contracts and Related Matters........................ 13
        (m)  Real Estate..................................................... 14
        (n)  Affiliates...................................................... 14
        (o)  Agreements in Force and Effect.................................. 14
        (p)  Legal Proceedings; Compliance with Laws......................... 14
        (q)  Employee Benefit Plans.......................................... 15
        (r)  Insurance....................................................... 18

        (s)  Loan Portfolio.................................................. 18
        (t)  Absence of Changes.............................................. 19
        (u)  Brokers and Finders............................................. 19
        (v)  Securities Portfolio............................................ 20
        (w)  Reports......................................................... 20
        (x)  Environmental Matters........................................... 20
        (y)  Disclosure...................................................... 22

  3.2   Representations and Warranties of BankGroup.......................... 22

        (a)  Organization, Standing and Power................................ 23
        (b)  Capital Structure............................................... 23
        (c)  Authority....................................................... 24
        (d)  Financial Statements............................................ 25
        (e)  Absence of Undisclosed Liabilities.............................. 25
        (f)  Absence of Changes.............................................. 25
        (g)  Brokers and Finders............................................. 26
        (h)  Options, Warrants and Related Matters........................... 26
        (i)  Reports......................................................... 26
        (j)  Legal Proceedings; Compliance with Laws......................... 27
        (k)  Employee Benefits Plan.......................................... 28
        (l)  Insurance....................................................... 29
        (m)  Loan Portfolio.................................................. 29
        (n)  Absence of Changes.............................................. 30
        (o)  Securities Portfolio............................................ 30
        (p)  Environmental Matters........................................... 30
        (q)  Disclosure...................................................... 30


                                                 ARTICLE IV

                                      Conduct and Transactions Prior to
                                      Effective Time of the Bank Merger

  4.1   Access to Records and Properties of BankGroup and Bank............... 31
  4.2   Registration Statement; Proxy Statement; Shareholder Approval........ 32
  4.3   Operation of the Business of Bank.................................... 33
  4.4   No Solicitation...................................................... 35
  4.5   Dividends............................................................ 36
  4.6   Regulatory Filings................................................... 36
  4.7   Tax Opinion.......................................................... 36
  4.8   Public Announcements................................................. 36
  4.9   Transactions in BankGroup Common Stock............................... 36
  4.10  BankGroup Rights Agreement........................................... 36

  4.11  Accounting Treatment................................................. 37
  4.12  Agreement as to Efforts to Consummate................................ 37
  4.13  Adverse Changes in Condition......................................... 37
  4.14  Updating of Schedules................................................ 38

                                                  ARTICLE V

                                          Conditions of Transaction

  5.1   Conditions of Obligations of BankGroup............................... 38

        (a)  Representations and Warranties; Performance of
             Obligations; No Adverse Change.................................. 38
        (b)  Authorization of Transaction.................................... 39
        (c)  Opinion of Counsel.............................................. 39
        (d)  Registration Statement.......................................... 42
        (e)  Tax Opinion..................................................... 42
        (f)  Regulatory Approvals............................................ 43
        (g)  Affiliate Letters............................................... 43
        (h)  Provision for Loan Losses....................................... 44
        (i)  Accounting Treatment............................................ 44
        (j)  Acceptance by BankGroup Counsel................................. 44

  5.2   Conditions of Obligations of Bank.................................... 44

        (a)  Representations and Warranties; Performance of Obligations; No
                Adverse Change............................................... 44
        (b)  Authorization of Transaction.................................... 45
        (c)  Opinion of Counsel.............................................. 45
        (d)  Registration Statement.......................................... 47
        (e)  Regulatory Approvals............................................ 48
        (f)  Tax Opinion..................................................... 48
        (g)  Fairness Opinion................................................ 48
        (h)  Acceptance by Bank's Counsel.................................... 48

                                                 ARTICLE VI

                                     Closing Date; Effective Time of the
                                           Holding Company Merger

  6.1   Closing Date......................................................... 48
  6.2   Filings at Closing................................................... 49
  6.3   Effective Time....................................................... 49

                                                 ARTICLE VII

                                  Termination; Survival of Representations
                               Warranties and Covenants; Waiver and Amendment

  7.1   Termination.......................................................... 49
  7.2   Effect of Termination................................................ 51
  7.3   Survival of Representations, Warranties and Covenants................ 51
  7.4   Waiver and Amendment................................................. 51

                                                ARTICLE VIII

                                            Additional Covenants

  8.1   Registration Statement.............................................. 52
  8.2   Employee Benefits................................................... 52
  8.3   Indemnification..................................................... 53

                                                 ARTICLE IX

                                                Miscellaneous

  9.1   Expenses; Termination Fee........................................... 53
  9.2   Entire Agreement.................................................... 54
  9.3   Descriptive Headings................................................ 54
  9.4   Notices............................................................. 54
  9.5   Counterparts........................................................ 55
  9.6   Governing Law....................................................... 55


  Exhibit A -     Plan of Merger


   SCHEDULE             DESCRIPTION            SECTION IN AGREEMENT
      A      Bank Articles of Association             3.1(a)

      B      Bank Bylaws                              3.1(a)

      C      Securities Owned by Bank                 3.1(b), 3.1(d), 3.1(d)

      D      Bank Conflicts, Breaches or              3.1(c)
             Defaults

      E      Bank Financial Statements                3.1(e)

      F      Bank Tax Matters                         3.1(g), 3.1(g), 3.1(g)

      G      Salary Rates and Bank Common             3.1(j)
             Stock Owned by Employees and
             Directors of Bank; Owners of
             5% of Bank Common Stock;
             Outstanding Unexercised
             Options, Warrants, Calls,
             Commitments or Agreements


      H      Notes, Bonds, Mortgages,                 3.1(k), 5.1(c)(vi), 5.1(c)(viii)
             Indentures, Licenses, Lease
             Agreements and Other Contracts
             of Bank

      I      Employment Contracts and                 3.1(l), 3.1(q)(i), 3.1(q)(i)
             Related Matters of Bank                  3.1(q)(vii), 3.1(q)(viii)

      J      Real Estate Owned or Leased              3.1(m)
             by Bank

                                          -v-








     K             Bank Affiliates                    3.1(n), 5.1(c)(iv)

     L             Bank Legal Proceedings             3.1(p), 3.1(p), 3.1(p)

     M             Bank Insurance                     3.1(r)

     N             Bank Loans                         3.1(s), 3.1(s)


     O             Bank Material Adverse
                   Changes                            3.1(t)

     P             Bank Environmental Matters         3.1(x)

     Q             BankGroup Options, Warrants        3.2(h)
                   Calls, etc.

     R             BankGroup Litigation               3.2(j), 5.2(c)(viii)

     S             BankGroup Environmental
                   Matters                            3.2(p)

    4.3            Bank Salary Adjustments            4.3

     T             Waiting Periods for                8.2
                   BankGroup Employee Plans


                                                -vi-







                             AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of April 17, 1996 by and among MainStreet BankGroup Incorporated, a Virginia corporation ("BankGroup"), CF Acquisition Subsidiary, N.A., an interim national banking association (in organization) wholly-owned by BankGroup ("Acquisition"), and The First National Bank of Clifton Forge, a national banking association
("Bank"), recites and provides:

    A. The boards of directors of BankGroup and Bank deem it advisable to merge
Bank into Acquisition (the "Bank Merger") pursuant to this Agreement, the Plan of Merger attached as Exhibit A (the "Plan of Merger") and the provisions of 12
U.S.C. ss. 215a whereby the holders of shares of common stock of Bank ("Bank
Common Stock") will receive common stock of BankGroup ("BankGroup Common Stock") or cash in exchange therefor.

    B. To effectuate the foregoing, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the United
States Internal Revenue Code, as amended (the "Code").

    C. BankGroup shall cause Acquisition to become a party to this Agreement upon its organization and prior to consummation of the Bank Merger.

    NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, BankGroup, Acquisition and Bank adopt this Agreement whereby at the "Effective Time of the Bank Merger" (as defined in Article ) Bank shall be merged into Acquisition in accordance

                                            -1-





with the Plan of Merger. The outstanding shares of Bank Common Stock shall be converted into shares of BankGroup Common Stock on the basis, terms and conditions contained herein and in the Plan of Merger. In connection therewith, the parties hereto agree as follows:

                                           ARTICLE I

                                            General

        1.1 Bank Merger. Subject to the provisions of this Agreement, the Plan of Merger and 12 U.S.C. ss. 215a, at the Effective Time of the Bank Merger,
Bank shall be merged with and into Acquisition and the separate existence of Bank shall cease.

        1.2 Issuance of BankGroup Common Stock. BankGroup agrees that at the
Effective Time of the Bank Merger, it will issue BankGroup Common Stock to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.

        1.3 Taking of Necessary Action. Prior to and after the Effective Time of the Bank Merger, subject to the provisions of this Agreement, BankGroup, Acquisition and Bank, respectively, each shall take all such action as may be necessary or appropriate to effect the Bank Merger.

        1.4 Directors and Officers. At its first meeting following the Effective
Time of the Bank Merger, BankGroup agrees to increase the number of members of BankGroup's Board of Directors by one and to elect George J. Kostel to fill the resulting vacancy. Mr. Kostel's eligibility for and election at BankGroup's next following Annual Meeting of Shareholders will be governed by BankGroup's Bylaws, and for purposes of eligibility he will be treated as are

                                            -2-





the BankGroup Directors who were age 65 at the 1995 Annual Meeting. At the Effective Time of the Bank Merger, Mr. Kostel will resign as a director and president of the Bank.

                                          ARTICLE II

                         Effect of Transaction on Common Stock of Bank

        2.1    Conversion of Stock.  At the Effective Time of the Bank Merger:

        (a) Each share of Bank Common Stock issued and outstanding at the Effective Time of the Bank Merger (other than shares held by BankGroup or in Bank's treasury and other than Dissenting Shares as defined in Section and shares to be exchanged for cash) shall, and without any action by the holder thereof, be converted into a number of shares of BankGroup Common Stock equal to the quotient (rounded to the nearest one one-hundredth) of $83.20 divided by the average of the closing sales price (the "BankGroup Stock Price") for BankGroup
Common Stock as reported on the Nasdaq National Market for the 10 trading days preceding the last to occur of (i) approval of the Bank Merger by the shareholders of Bank or (ii) receipt of the last of all regulatory approvals prerequisite to the consummation of the Bank Merger (the "Exchange Ratio"). If such quotient is less than 4.89, the Exchange Ratio shall be 4.89. If such quotient is greater than 5.55, the Exchange Ratio shall be 5.55. All such shares of BankGroup Common Stock shall be validly issued, fully paid and nonassessable.

               (b) The Exchange Ratio at the Effective Time of the Bank Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of BankGroup Common Stock, any dividend payable in BankGroup Common
Stock, or any capital reorganization involving the reclassification of BankGroup
Common Stock subsequent to the date of this Agreement.

                                            -3-





        2.2 Cash Election. Each holder of Bank Common Stock will be given the option of exchanging all, but not less than all, of his shares for $83.20 cash per share (subject to all applicable withholding taxes). The number of shares that may be exchanged for cash, when added to the number of Dissenting Shares as defined in Section 2.4 and fractional shares settled in cash, cannot exceed 9.9% of outstanding shares of Bank Common Stock to preserve the "pooling of interests" accounting treatment of the Bank Merger. The cash election must be made at the time Bank shareholders vote on the Merger, and, once the Merger vote has been taken, cash elections shall be irrevocable. If the aggregate of the Dissenting Shares, fractional shares settled for cash and shares as respects which a cash election is made exceeds 9.9% of outstanding shares of Bank Common
Stock, shares submitted for cash purchase will be chosen by lot to accommodate the "pooling of interests" accounting requirement that a shareholder who chooses the cash election must have all of his or her shares purchased for cash.
Shareholders who submit their shares for cash purchase but are not chosen in the lottery will have his or her shares exchanged for BankGroup Common Stock (plus cash in lieu of fractional shares) at the Exchange Ratio. If the aggregate of the Dissenting Shares, fractional shares settled for cash and shares as respects which a cash election is made does not exceed 9.9% of the outstanding shares of Bank Common Stock, all shares submitted for cash will be exchanged for cash.

        2.3 Manner of Exchange. Bank shareholders who elect to exchange some or all of their shares of Bank Common Stock for cash must submit certificates for the shares being exchanged for cash at or prior to the meeting of Bank's shareholders referred to in Section 4.2. After the Effective Date of the Bank
Merger, each holder of a certificate to theretofore outstanding shares of Bank
Common Stock, upon surrender of such certificate to Registrar and

                                            -4-





Transfer Company (which shall act as exchange agent), unless previously surrendered to Bank in connection with exercise of the cash election, accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of BankGroup Common Stock for which shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Article II, or cash, if the cash election provided in Section 2.2 is chosen. Until so surrendered, each outstanding certificate which, prior to the Effective Date of the Bank Merger, represented Bank Common
Stock (other than Dissenting Shares referred to in Section 2.4) will be deemed to evidence the right to receive the number of full shares of BankGroup Common
Stock into which the shares of Bank Common Stock represented thereby may be converted, or $83.20 cash if the cash election provided in Section 2.2 was chosen, and, after the Effective Date of the Bank Merger (unless the cash election was chosen), will be deemed for all corporate purposes of BankGroup to evidence ownership of the number of full shares of BankGroup Common Stock into which the shares of Bank Common Stock represented thereby were converted. Until such outstanding certificates formerly representing Bank Common Stock are surrendered, no dividend payable to holders of record of BankGroup Common Stock for any period as of any date subsequent to the Effective Date of the Bank
Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Date of the Bank Merger there shall be no further registry of transfer on the records of Bank of shares of Bank Common Stock. If a certificate representing such shares is presented to the exchange agent, it shall be canceled and exchanged for a certificate representing shares of BankGroup Common

                                            -5-





Stock as herein provided. BankGroup will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides

                         [Remainder of page intentionally left blank.]

                                            -6-





BankGroup with such substantiation, indemnification and security as BankGroup may reasonably require. Upon surrender of certificates of Bank Common Stock in exchange for BankGroup Common Stock, there shall be paid to the recordholder of the certificates of BankGroup Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of BankGroup Common Stock as of any date subsequent to the Effective Date of the Bank Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Date of the Bank Merger, but prior to surrender and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

        2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Bank Common Stock which are issued and outstanding immediately prior to the Effective Time of the Bank Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Bank Common
Stock (the "Dissenting Shares") pursuant to 12 U.S.C. ss. 215a, shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.2 unless and until such holder shall fail to perfect his or her right to an appraisal or shall have effectively withdrawn or lost such right under 12 U.S.C. ss. 215a, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of Bank Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Bank Merger, the right to receive shares of BankGroup Common Stock at the Exchange Ratio. The number of Dissenting

                                            -7-





Shares, when added to the number of shares that may be exchanged for cash and fractional shares settled for cash, cannot exceed 9.9% of the shares of Bank
Common Stock to preserve the "pooling of interests" accounting treatment of the Bank Merger.

        2.5 No Fractional Shares. No certificates or scrip for fractional shares of BankGroup Common Stock will be issued. In lieu thereof, BankGroup will pay the value of such fractional shares in cash (subject to all applicable withholding taxes), for which purpose BankGroup Common Stock shall be valued at the BankGroup Stock Price.

                                          ARTICLE III

                                Representations and Warranties

        3.1    Representations and Warranties of Bank.  Bank represents and warrants to
BankGroup as follows:

               (a) Organization, Standing and Power. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and subject to the approval of the Plan of Merger by shareholders of Bank as contemplated by Section , to perform this Agreement to effect the transactions contemplated hereby. Bank's Articles of Association and all amendments thereto to the date hereof and Bank's Bylaws as amended to the date hereof are attached hereto as Schedule A and Schedule B, respectively. Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

                                            -8-





               (b) Capital Structure; Subsidiaries. Bank's authorized capital stock consists of 315,000 shares of Common Stock, par value $5 per share. As of the Effective Time of the Bank Merger, 315,000 shares of Bank Common Stock will be issued and outstanding, and all of the issued and outstanding shares of Bank
Common Stock are and will be validly issued, fully paid and nonassessable. Bank has no subsidiaries.

        Except as disclosed on Schedule C, Bank knows of no person who beneficially owns 5% or more of outstanding Bank Common Stock.

               (c) Authority. Subject to the approval of the Plan of Merger by shareholders of Bank as contemplated by Section 4.2 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Bank, and this Agreement is a valid and binding obligation of Bank, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Bank with any of the provisions hereof will not, except as noted on Schedule D, (i) conflict with or result in a breach of any provision of Bank's Articles of Association or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Bank is a party, by which Bank or any of its properties or assets may be bound (except for such conflict, breach or default, as to which requisite waivers or consents shall have been obtained by Bank prior to the Effective Time of the Bank Merger or the obtaining of which shall have been waived by BankGroup); or (ii) violate any order, writ,

                                            -9-





injunction, decree, statute, rule or regulation applicable to Bank or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the Board of Governors of the Federal
Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency (the "OCC"), is required in connection with the execution and delivery by Bank of this Agreement or the consummation by Bank of the transactions contemplated hereby or by the Plan of Merger.

               (d) Investments. All securities owned by Bank of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of Bank freely to dispose of any such security at any time, except as noted on Schedule C. Any securities owned of record by Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on Schedule C. There are no voting trusts or other agreements or undertakings with respect to the voting of such securities. With respect to all repurchase agreements to which Bank is a party, Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

               (e) Financial Statements. Schedule E contains copies of the following financial statements of Bank (the "Bank Financial Statements"):

                       (i)   Balance Sheets as of December 31, 1995 and 1994;

                                            -10-





                      (ii) Statements of Income for each of the three years ended December 31, 1995, 1994 and 1993;

                      (iii) Statements of Changes in Stockholders' Equity for each of the three years ended December 31, 1995, 1994 and 1993; and

                      (iv) Statements of Cash Flows for each of the three years ended December 31, 1995, 1994 and 1993.

        Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such statements of financial condition, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of Bank. Such statements of operations, statements of stockholders' equity and statements of cash flows, together with the notes thereto, present fairly the results of operations of Bank for the periods indicated.

        Subject to the limitations imposed by federal laws applicable to national banks, and except as disclosed in the Bank Financial Statements, there are no restrictions precluding Bank from paying dividends when, as, and if declared by its respective board of directors.

               (f) Absence of Undisclosed Liabilities. At December 31, 1995,
Bank had no obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the Bank Financial Statements as of such date, or disclosed in the notes thereto, except for those which in the aggregate are immaterial or disclosed in Schedules specifically referred to herein.

               (g) Tax Matters. Bank has filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the

                                            -11-





Effective Time of the Bank Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Bank has paid or made adequate provision in all material respects for (or with respect to returns or reports not filed before the Effective Time of the Bank Merger will pay or make adequate provision for) all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. Except as disclosed on Schedule F, there are, and at the Effective Time of the Bank Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by Bank or by any other person that are or could become a lien on any asset or otherwise adversely affect the business, property or financial condition of Bank. Bank has collected or withheld, or will collect or withhold before the Effective Time of the Bank Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Bank
Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Bank is in material compliance with, and its records contain all information and documents
(including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The balance sheets contained in the Bank Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of Bank for all accrued taxes, additions to tax, penalties and interest. For periods ending after December 31, 1995, the books and records of Bank fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest.

                                            -12-





Except as disclosed in Schedule F, no tax return or report of Bank is under examination by any taxing authority or the subject of any administrative or judicial proceeding, Bank has not granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to Bank by any taxing authority. Bank has not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former
Section 168(f)(8) of the Code and the regulations thereunder. Schedule F describes all tax elections, consents and agreements affecting Bank for any tax period beginning on or after January 1, 1989, and all such material elections, consents and agreements for any prior period. To the best knowledge of Bank, no Bank shareholder is a "foreign person" for purposes of Section 1445 of the Code.

               (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which Bank is a party or by which it is bound calling for the issuance of securities of Bank or any security representing the right to purchase or otherwise receive any such security.

               (i) Property; Leases. Bank owns (or enjoys use of under capital leases) all property reflected on the Bank Financial Statements as of December
31, 1995 (except personal property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the notes to the Bank Financial
Statements, liens for current taxes not yet due and payable, any unfiled mechanics'

                                            -13-





liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair business operations.

        The capital leases, if any, relating to leased property are valid and subsisting and there does not exist with respect to Bank's obligations thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder. There is no condemnation proceeding pending or threatened which would preclude or impair the use of any property as presently being used in the conduct of Bank's business. Such leases are reflected in the Bank Financial Statements.

        All property and assets material to the business or operations of Bank are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of Bank as currently conducted.

        No notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operations of Bank has been received by Bank.

               (j) Employees. Schedule G lists (A) name of, current annual salary rates for, and the number of shares of Bank Common Stock owned beneficially by, all present employees of Bank who each are presently scheduled to receive a salary in excess of $50,000 during the year ending December 31, 1996; (B) the number of shares of Bank Common Stock owned beneficially by each director of Bank; and (C) the names of and the number of shares of Bank Common
Stock owned by each person who, to the knowledge of Bank, beneficially owns 5% or more of the outstanding Bank Common Stock.

               (k) Certain Contracts. Schedule H lists all notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which Bank is a

                                            -14-





party, except for those entered into by Bank in the ordinary course of business consistent with prior practices and that do not involve more than $50,000.

               (l) Employment Contracts and Related Matters. Except in all cases as set forth on Schedule I, Bank is not a party to (A) any employment contract not terminable at the option of Bank without liability; (B) any retirement, stock option, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income
Security Act of 1974); (C) any management or consulting agreement not terminable at the option of Bank without liability; or (D) any union or labor agreement.

               (m) Real Estate. Schedule J describes all interests in real property owned, leased or otherwise claimed by Bank, including "other real estate owned."

               (n) Affiliates. Schedule K sets forth the names and number of shares of Bank Common Stock owned beneficially or of record by any persons Bank considers to be affiliates ("Bank Affiliates") as that term is defined for purposes of Rule 145 under the 1933 Act.

               (o) Agreements in Force and Effect. All material contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of Bank referred to herein are valid and in full force and effect, and Bank has not breached any material provision of, nor are in default in any material respect under the terms of, any such contract, agreement, lease, policy or license.

               (p) Legal Proceedings; Compliance with Laws. Except as set forth in Schedule L, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the

                                            -15-





knowledge of Bank's management, threatened or probable of assertion, which might result in money damages payable by Bank in excess of insurance coverage, which might result in a permanent injunction against Bank, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of Bank, or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on Bank. Except as set forth in Schedule L, Bank has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business
(including environmental laws, ordinances, requirements, regulations or orders).
Bank has all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the business of Bank; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits, nor has Bank received notice of any such violation; and no proceeding is pending or, to the knowledge of Bank, threatened or probable of assertion to revise, revoke or limit any Permit. Except as set forth in Schedule
L, Bank has not entered into any agreements or written understandings with the OCC, the FDIC or any other regulatory authority. Bank is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the condition
(financial or otherwise), business or prospects of Bank.

               (q)    Employee Benefit Plans.

                       (i) Schedule I includes a correct and complete list of, and BankGroup has been furnished a true and correct copy of, (A) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance

                                            -16-





contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements that are presently in effect, or have been approved prior to the date hereof, for the benefit of employees or former employees of Bank, or the dependents or beneficiaries of any employee or former employee of Bank, whether or not subject to ERISA (the
"Employee Plans"); (B) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan; and (C) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such qualified Employee Plan. Schedule I identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is qualified.

                      (ii)   Neither Bank nor any employee pension benefit plan
(as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension
Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                      (iii) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Employee Plan, ERISA, or a collective bargaining agreement. No accumulated funding deficiency (as defined in Section
302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan

                                            -17-





previously maintained by Bank). There is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

                      (iv) No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Bank has not incurred any liability under
Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Bank has not participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

                       (v) All Employee Plans that are "employee benefit plans", as defined in Section 3(3) of ERISA, that are maintained by or were previously maintained by Bank comply and have been administered in compliance in all material respects with ERISA and all other legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Bank does not have any material liability under any such plan that is not reflected in the Bank Financial Statements.

                      (vi) No prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section
3(3) of ERISA) maintained by Bank or any "employee benefit plan" previously maintained by Bank that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under
Section 4975 of the Code.

                      (vii) Schedule I identifies each Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and which is funded. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the

                                            -18-





Code.  Bank is not subject to taxation on the income of any such plan or any such plan previously maintained by Bank.

                      (viii) Schedule I identifies the method of funding (including any individual accounting) and funded status for all post-retirement medical or life insurance benefits for the employees of Bank.

               (r) Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Bank are described on Schedule M and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by Bank. Bank is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Bank has not received notice of cancellation or non-renewal of any such policy or binder. Bank has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Bank has no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Bank has not received notice from any of their respective insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                                            -19-





               (s) Loan Portfolio. Each loan outstanding on the books of Bank is reflected correctly in all material respects by the loan documentation, was made in all material respects in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in all material respects in accordance with Bank's standard loan policies. The records of Bank regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses on the outstanding loans of Bank and the reserves for other real estate owned by Bank as reflected in the Bank Financial
Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the OCC, and, in the best judgment of the management of Bank, are adequate to absorb all material known and anticipated loan losses in the loan portfolio of Bank, and any losses associated with other real estate owned or held by Bank. Except as identified on Schedule N, no loan in excess of $50,000 has been classified as of the date hereof by Bank or regulatory examiners as "Other Loans Specifically Mentioned", "Substandard", "Doubtful" or "Loss". Except as identified on Schedule N, each loan reflected as an asset on the Bank balance sheets is, to the knowledge of Bank, the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful would have a material adverse effect on the financial condition, results of operations, business or prospects of Bank.

               (t) Absence of Changes.  Except as set forth in Schedule O, since
December 31, 1995, there has not been any material adverse change in the condition (financial

                                            -20-





or otherwise), aggregate assets or liabilities, earnings or business of Bank.
Since such date the business of Bank has been conducted only in the ordinary course.

               (u) Brokers and Finders. Neither Bank nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transaction contemplated herein except that Bank has retained Scott &
Stringfellow, Inc. as its financial advisor. If the Bank Merger is consummated, Bank shall pay, at the closing provided for in Section 6.1, a fee (which shall be inclusive of expenses) to Scott & Stringfellow equal to 0.8% of the sum of
(i) the product obtained by multiplying the BankGroup Stock Price by the number of shares of BankGroup Common Stock issued in the Bank Merger and (ii) the cash paid to shareholders in the cash exchange. No fee shall be payable with respect to cash paid for Dissenting Shares, if any.

               (v) Securities Portfolio. Since December 31, 1995, there has been no material deterioration in the quality of the portfolio of securities of Bank.

               (w) Reports. Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the OCC; (ii) the FDIC; and (iii) any other governmental or regulatory authority or agency having jurisdiction over its operations. None of such reports or statements, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

               (x) Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

                                            -21-





        "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term
"Environmental Law" includes without limitation (i) the Comprehensive
Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42
U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq;
the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

        "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component.
Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                                            -22-





        "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Bank, including those properties serving as collateral for any loans made by Bank.

        To the best knowledge of Bank, except as set forth in Schedule R,

                      (i) Bank has not been or is in violation of or liable under any Environmental Law;

                      (ii) none of the Loan Portfolio Properties and Other
Properties Owned has been or is in violation of or liable under any Environmental Law; and

                      (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except in the case of clauses (i), (ii) and (iii) above for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations, business or prospects of Bank.

               (y) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Bank at any time to BankGroup, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material

                                            -23-





fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Bank to BankGroup is or will be a true and complete copy of such document, unmodified except by another document delivered by Bank.

        3.2 Representations and Warranties of BankGroup. BankGroup represents and warrants to Bank as follows:

               (a) Organization, Standing and Power. (i) BankGroup is a corporation duly organized, validly existing and in good standing under the laws of Virginia and has all requisite corporate power and authority to own, lease and operate its properties, to effect this transaction and to carry on its business as now being conducted. BankGroup has delivered to Bank complete and correct copies of (i) its Articles of Incorporation and all amendments thereto to the date hereof, and (ii) its Bylaws as amended to the date hereof.

                      (ii) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the United States.
Acquisition was formed as an "interim" national bank solely to facilitate the Merger and has had no prior business operations.

               (b) Capital Structure. As of December 31, 1995, the authorized capital stock of BankGroup consisted of 1,000,000 shares of Preferred Stock, par value $5 per share, and 20,000,000 shares of Common Stock, par value $5 per share, of which 8,535,072 shares of BankGroup Common Stock were issued and outstanding. All of such issued and outstanding shares of BankGroup Common Stock were validly issued, fully paid and nonassessable at such date, and the numbers of shares stated in this Subsection 3.2(b) give effect to a two-for-one stock split in the form of a dividend effective March 15, 1996.

                                            -24-



        BankGroup owns all of the issued and outstanding common stock of Acquisition free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever.

        BankGroup also owns all of the issued and outstanding capital stock of Piedmont Trust Bank, Bank of Carroll, Bank of Ferrum, First Community Bank of
Forest, The First Bank of Stuart and First Community Bank of Saltville (each a
"Subsidiary" and together the "Subsidiaries"). The Subsidiaries are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted.

               (c) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of BankGroup and Acquisition, and this Agreement is a valid and binding obligation of BankGroup and Acquisition, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by BankGroup and Acquisition with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of BankGroup's, Acquisition's or a Subsidiary's Articles of Incorporation, or any of their respective Bylaws or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or to which BankGroup, Acquisition or a Subsidiary is a party, or by which any of them or any of their properties or assets may be bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BankGroup, Acquisition

                                            -25-





or a Subsidiary or any of their properties or assets. No consent or approval by any government authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the United
States Securities and Exchange Commission ("SEC"), Federal Reserve Board, the
State Corporation Commission of Virginia ("SCC") and the OCC are required in connection with the execution and delivery by BankGroup or Acquisition of this Agreement or the consummation by BankGroup and Acquisition of the Bank Plan of Merger.

               (d) Financial Statements. BankGroup has delivered to Bank copies of the following financial statements of BankGroup (the "BankGroup
Financial Statements"):

                       (i) Consolidated Balance Sheets as of December 31, 1995 and 1994;

                      (ii) Consolidated Statements of Income for each of the three years ended December 31, 1995, 1994 and 1993;

                      (iii)  Consolidated Statements of Changes in Stockholders'
Equity for each of the three years ended December 31, 1995, 1994 and 1993; and

                      (iv) Consolidated Statements of Cash Flows for each of the three years ended December 31, 1995, 1994 and 1993.

               Such consolidated financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such consolidated balance sheets, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of BankGroup and the Subsidiaries. The consolidated statements of income, statements of changes in shareholders' equity and statements of cash flows, together with the notes thereto, present

                                            -26-





fairly the consolidated results of operations of BankGroup and the Subsidiaries for the periods indicated.

               (e) Absence of Undisclosed Liabilities. At December 31, 1995,
BankGroup and the Subsidiaries had no material liabilities (contingent or otherwise) of any nature which were not reflected on the BankGroup Financial
Statements or disclosed in the notes thereto at such date except for those which in the aggregate are immaterial.

               (f) Absence of Changes. Since December 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of BankGroup as reflected on its consolidated financial statements as of such date and for the year then ended.

               (g) Brokers and Finders. Neither BankGroup nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger.

               (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which BankGroup is a party or by which it is bound calling for the issuance of securities of BankGroup or any security representing the right to purchase or otherwise receive any such security, except as set forth in Schedule Q.

               (i) Reports. BankGroup and the Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) United States
Securities and Exchange Commission (the "SEC"); (ii) the Federal Reserve Board;
(iii) the OCC; (iv) the FDIC; (v) the Bureau of Financial Institutions of the
State Corporation Commission of Virginia; and (vi) any other governmental

                                            -27-





or regulatory authority or agency having jurisdiction over their operations.
Each of such reports and documents, including the financial statements, exhibits and schedules thereto, which was filed with the SEC was in form and substance in compliance with the Securities Act of 1933 (the "1933 Act") or the Securities
Exchange Act of 1934 (the "1934 Act"), as the case may be. No such report or statement, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

               (j) Legal Proceedings; Compliance with Laws. Except as set forth in Schedule R, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the knowledge of BankGroup's management, threatened or probable of assertion, which might result in damages payable by BankGroup or any Subsidiary in excess of insurance coverage, which might result in a permanent injunction against Bank or a Subsidiary, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of BankGroup or a Subsidiary, or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on BankGroup or any Subsidiary. Except as set forth in Schedule R, BankGroup and each Subsidiary has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). BankGroup and each Subsidiary has all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or

                                            -28-





necessary for the conduct of its business; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits, nor has BankGroup or any Subsidiary received notice of any such violation; and no proceeding is pending or, to the knowledge of BankGroup or any Subsidiary, threatened or probable of assertion to revise, revoke or limit any Permit.
Except as set forth in Schedule R, neither BankGroup nor any Subsidiary has entered into any agreements or written understandings with the OCC, the FDIC or any other regulatory authority. Neither BankGroup nor any Subsidiary is subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, its condition (financial or otherwise), business or prospects.

               (k)    Employee Benefits Plan.

                       (i)   With respect to qualified pension and
profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements that are presently in effect, for the benefit of employees of BankGroup or any Subsidiary, or the dependents or beneficiaries of any employee thereof, whether or not subject to ERISA (the "BankGroup Employee Plans") full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each BankGroup Employee Plan, ERISA, or a collective bargaining agreement. No accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any such pension plan. There is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any such pension plan;

                                            -29-





                      (ii) All BankGroup Employee Plans that are "employee benefit plans", as defined in Section 3(3) of ERISA, that are maintained by BankGroup or any Subsidiary comply and have been administered in compliance in all material respects with ERISA and all other legal requirements, including the terms of such plans, collective bargaining agreements and securities laws.
Neither BankGroup nor any of its Subsidiaries has any material liability under any such plan that is not reflected in the BankGroup Financial Statements; and

                      (iii) No prohibited transaction has occurred with respect to any BankGroup Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by BankGroup or any Subsidiary that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

               (l) Insurance. BankGroup or its Subsidiaries maintain and hold valid and enforceable policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance insuring against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by BankGroup.

               (m) Loan Portfolio. Each loan outstanding on the books of the Subsidiaries is reflected correctly in all material respects by the loan documentation, was made in, in all material respects, the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in all material respects in accordance with the Subsidiary's standard loan policies. The records of the Subsidiaries regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses on the outstanding loans of the Subsidiaries and the reserves for other real estate owned by the Subsidiaries as reflected in the BankGroup Financial
Statements, have been established in accordance with generally

                                            -30-





accepted accounting principles and with the requirements of the applicable regulatory authority, and, in the best judgment of the management of BankGroup, are adequate to absorb all material known and anticipated loan losses in the loan portfolio of the Subsidiaries, and any losses associated with other real estate owned or held by them.

               (n) Absence of Changes. Since December 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of BankGroup and its Subsidiaries. Since such date the business of BankGroup and each of its Subsidiaries has been conducted only in the ordinary course.

               (o) Securities Portfolio. Since December 31, 1995, there has been no material deterioration in the quality of the portfolio of securities of BankGroup and its Subsidiaries.

               (p) Environmental Matters. To the best knowledge of BankGroup, except as set forth in Schedule S,

                       (i) Neither BankGroup nor any Subsidiary has been or is in violation of or liable under any Environmental Law;

                      (ii) None of the properties owned or operated by BankGroup or any Subsidiary has been or is in violation of or liable under any Environmental Law; and

                      (iii) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the properties owned or operated by BankGroup or any Subsidiary under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental
Law, except in the case of clauses (i), (ii) and (iii) above for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not singly or in the

                                            -31-





aggregate have a material adverse effect on the financial condition, results of operations, business or prospects of BankGroup and its Subsidiaries.

               (q) Disclosure. This Agreement, and, except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of BankGroup to Bank, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                       Conduct and Transactions Prior to
                       Effective Time of the Bank Merger

        4.1 Access to Records and Properties of BankGroup and Bank. Between the date of this Agreement and the Effective Time of the Bank Merger, BankGroup (for itself and for each of its Subsidiaries) on the one hand, and Bank, on the other, agrees to give to the other reasonable access to all its premises and books and records and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein, preparing the Registration Statement (as defined in Section 4.2) and applicable regulatory filings and preparing financial statements of Bank as of a date prior to the Effective Time of the Merger in order to facilitate BankGroup's performance of its post-Closing Date financial reporting requirements; provided, that any such

                                            -32-





investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other. BankGroup and Bank shall each maintain the confidentiality of all confidential information furnished to them by the other parties hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the Bank Merger.
If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential information received from the other party hereto. The obligations of confidentiality under this Section 4.1 shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information
(i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; or
(c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction.

        4.2 Registration Statement; Proxy Statement; Shareholder Approval. Bank will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Bank Merger, and in connection therewith will recommend to and encourage shareholders that they vote in favor of the Bank Merger and will comply fully with the provisions of Title 12 of the United States Code and the rules and regulations of the OCC, and its Articles of Association and By-laws relating to the call and holding of a meeting of shareholders for such purpose. The Board of Directors of Bank will recommend and encourage shareholders that they vote in favor of the Bank Merger. BankGroup and Bank will jointly

                                            -33-





prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement-Prospectus") and BankGroup will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration
Statement"), of which such Proxy Statement- Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective.
In connection with the foregoing, BankGroup will comply with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such Acts with respect to the offering and sale of BankGroup Common Stock in connection with the Bank Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement-Prospectus shall not be mailed to Bank shareholders until the Registration Statement shall have become effective under the 1933 Act. Bank covenants that none of the information supplied by Bank, and BankGroup covenants that none of the information supplied by BankGroup, for inclusion in the Proxy
Statement-Prospectus will, at the time of the mailing of the Proxy
Statement-Prospectus to Bank shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, including the date of the meeting of Bank shareholders to which the statement relates and the Effective Time of the Bank Merger, none of such information in the Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                            -34-





        BankGroup, as the sole shareholder of Acquisition, hereby approves this Agreement and the Plan of Merger.

        4.3 Operation of the Business of Bank. Bank agrees that from the date hereof to the Effective Time of the Bank Merger, it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and relationships with persons having business dealings with it. Without limiting the generality of the foregoing, Bank agrees that it will not, without the prior written consent of BankGroup, unless required by regulatory authorities (i) make any change in the compensation or title of any executive officer; (ii) make any change in the compensation or title of any other employee, other than those set forth on Schedule 4.3 and other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be promptly reported to BankGroup; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or (except as otherwise specifically contemplated in this Agreement) any employment or consulting agreement or amend any such plan or agreement to increase the benefits accruing or payable thereunder; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend Bank's
Articles of Association or Bylaws; (vi) issue or contract to issue any shares of Bank capital stock or securities exchangeable for or convertible into capital stock; (vii) purchase any shares of Bank capital stock; (viii) enter into or assume any material contract or obligation, except in the ordinary course of business; (ix) waive any right of substantial value; (x) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue;

                                            -35-





(xi) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xii) make any change in policies respecting extensions of credit or loan charge-offs; (xiii) change reserve requirement policies; (xiv) change securities portfolio policies; (xv) change financial or tax accounting methods or practices; (xvi) enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; or (xvii) propose or take any action with respect to the closing of any branches.

        Bank further agrees that, between the date of this Agreement and the Effective Time of the Bank Merger, it will consult and reasonably cooperate with BankGroup regarding (i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures,
(ii) securities portfolio and funds management, including management of interest rate risk; and (iii) expense management, all with the objective of achieving appropriate operating synergies and appropriate accruals prior to the Effective
Time of the Bank Merger.

        4.4 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither Bank nor any of its officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with any person
(other than BankGroup) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Bank or disclose, directly or indirectly, any information not customarily disclosed to the public concerning Bank, afford to any other person access to the properties, books or records of Bank or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any

                                            -36-





third party providing for a business combination transaction, equity investment or sale of significant amount of assets. Bank will promptly communicate to BankGroup the terms of any proposal which it may receive in respect to any of the foregoing transactions.

        4.5 Dividends. Bank agrees that in the remainder of 1996 it will declare and pay only regular quarterly cash dividends on May 15, on August 15 and, if the Bank Merger has not been consummated, on November 15 in the respective amounts per share of $.58, $.59 and $.60.

        4.6 Regulatory Filings. BankGroup and Bank shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Bank Plan of Merger and submit the filings for approval with the Federal Reserve Board, the SCC and the OCC as soon as practicable after the date hereof. BankGroup and Bank shall use their best efforts to obtain approvals of such filings.

        4.7 Tax Opinion. BankGroup and Bank shall each use their best efforts to obtain the tax opinion referred to in paragraph (e) of Section 5.1 and paragraph (f) of Section 5.2.

        4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Bank Merger and shall not issue any press release or make any such public statement prior to such consultations except as may be required by law.

        4.9 Transactions in BankGroup Common Stock. Other than the issuance of
BankGroup Common Stock upon the exercise of stock options granted pursuant to employee benefit plans of BankGroup, or in connection with the operation in the ordinary course of BankGroup's dividend reinvestment plan, neither BankGroup nor Bank will purchase, sell or otherwise acquire or dispose of any shares of BankGroup Common Stock during the period of calculation of the BankGroup Stock
Price.

                                            -37-





        4.10 BankGroup Rights Agreement. BankGroup agrees that any rights issued pursuant to the Rights Agreement adopted by it in 1990 shall be issued with respect to each share of BankGroup Common Stock issued pursuant to the terms hereof and the Plan of Merger, regardless whether there has occurred a Distribution Date under the terms of such Rights Agreement prior to the occurrence of the Effective Time of the Bank Merger.

        4.11 Accounting Treatment. BankGroup and Bank shall use their best efforts to cause the Bank Merger to be accounted for as a "pooling of interests."

        4.12 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, BankGroup and Bank each agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein.
BankGroup and Bank each shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        4.13 Adverse Changes in Condition. BankGroup and Bank each agrees to give written notice promptly to the other concerning any material adverse change in its condition from the date of this Agreement until the Effective Time of the Bank Merger that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of such party

                                            -38-





contained herein. BankGroup and Bank each shall use its best efforts to prevent or promptly to remedy the same.

        4.14 Updating of Schedules. From the date of execution of this Agreement until the consummation of the Bank Merger, each party agrees to keep up to date all of the Schedules applicable to it and to provide notification to the other of any changes or additions or events which have caused, or after the lapse of time may cause, any such change or addition in any of such Schedules. No updating of Schedules or notification made pursuant to this Section 4.14 shall be deemed to cure any breach of any representation or warranty made in the Agreement or any Schedule or exhibit unless the other party specifically agrees thereto in writing, nor shall any such updating of Schedules or notification be considered to constitute or give rise to a waiver by the other party of any condition set forth in this Agreement.

                                   ARTICLE V

                           Conditions of Transaction

        5.1 Conditions of Obligations of BankGroup. The obligations of BankGroup to perform this Agreement are subject to the satisfaction of the following conditions unless waived by BankGroup.

               (a) Representations and Warranties; Performance of Obligations;
No Adverse Change. The representations and warranties of Bank set forth in
Section 3.1 shall be true and correct as of the date of this Agreement and as of the Effective Time of the Bank Merger as though made on and as of the Effective
Time of the Bank Merger; Bank shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Time of the Bank
Merger; there shall have occurred no material adverse change in the condition

                                            -39-





(financial or otherwise), assets, liabilities, properties, business or prospects of Bank from December 31, 1995 to the Effective Time of the Bank Merger; and
BankGroup shall have received a certificate of the chief executive officer and chief financial officer of Bank to such effects.

        BankGroup may, at its expense, conduct a pre-Merger audit to determine that the conditions described in the preceding paragraph are satisfied as of the Effective Time of the Bank Merger.

               (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the board of directors of Bank and by the shareholders of Bank, and Bank shall have full power and right to merge on the terms provided herein.

               (c) Opinion of Counsel. BankGroup shall have received an opinion of Woods, Rogers & Hazlegrove PLC, counsel to Bank, dated the Closing Date, and satisfactory in form and substance to counsel to BankGroup, to the effect that:

                       (i) Bank is a national banking association organized and in good standing under the laws of the United States and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted as described in the Registration Statement and Proxy Statement--Prospectus;

                      (ii) Bank has full power to carry out the transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of Bank to authorize it to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the

                                            -40-





Agreement has been duly and validly authorized, executed and delivered by Bank and constitutes a valid and binding obligation of Bank enforceable in accordance with its terms except as same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors, and
(B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and the Plan of Merger has been approved by the Board of Directors and the shareholders of Bank;

                      (iii) All outstanding shares of Bank Common Stock to be exchanged for shares of BankGroup Common Stock at the Effective Time of the Bank
Merger have been duly authorized;

                      (iv) To the best knowledge of such counsel, except as listed in Schedule K to the Agreement, there are no persons who may be deemed to be Bank Affiliates;

                      (v) To the best knowledge of such counsel, Bank is not a party to or bound by any outstanding option or agreement (other than this Agreement) to sell, issue, buy or otherwise dispose of or acquire any shares of Bank Common Stock or other security of Bank;

                      (vi) The execution and delivery by Bank of the Agreement, consummation by Bank of the transactions contemplated hereby, and compliance by Bank with the provisions hereof will not conflict with or result in a breach of any provision of the Articles of Association or Bylaws of Bank, as applicable, or result in a default (or give rise to rights of termination, cancellation or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or listed in Schedule H (such counsel having no knowledge of any item called for by such schedule which is not disclosed therein), or violate any court order, writ, injunction or decree applicable to Bank

                                            -41-





or any of its properties or assets, of which such counsel has knowledge after making inquiry of Bank's President with respect thereto;

                      (vii) Except as set forth in Schedule L, if any, such counsel does not know of any litigation that is pending or threatened which might result in money damages payable by Bank in excess of insurance coverage, which might result in a permanent injunction against Bank or which, individually or in the aggregate, otherwise might have a material adverse effect on Bank or the transactions contemplated by this Agreement;

                      (viii) Such counsel does not know of any default under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any outstanding indenture, contract or agreement listed in Schedule H to the Agreement (such counsel having no knowledge of any item called for by Schedule which is not disclosed therein) or under any governmental license or permit or a breach of any provision of the Articles of Association or Bylaws of Bank;

                      (ix) All legal matters pertaining to consummation of the Bank Merger under the laws of the United States, including receipt of all required regulatory approvals, other than the filing of the Articles of Merger relating to the Plan of Merger with the OCC, have been completed to the satisfaction of such counsel in all material respects; and

                       (x) On the basis of facts within their knowledge, such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, BankGroup for inclusion in the Proxy Statement-Prospectus as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the

                                            -42-





statements therein, in light of the circumstances under which they were made, not misleading as of (A) the time the Registration Statement became effective,
(B) the time of the meeting of Bank shareholders referred to in Section 4.2 of the Agreement, or (C) at the Closing Date.

               (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and BankGroup shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the BankGroup Common Stock in connection with the Bank Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

               (e) Tax Opinion. BankGroup and Bank shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton & Williams to the effect, for federal income tax purposes, that consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code;
that no taxable gain or loss will be recognized by BankGroup, Acquisition or Bank upon consummation of the Merger; that no taxable gain will be recognized by a Bank shareholder on the exchange by such shareholder of shares of Bank Common
Stock solely for shares of BankGroup Common Stock (including any fractional share interest); that a Bank Shareholder who receives both shares of BankGroup
Common Stock (including any fractional share interest) and, as a result of making a cash election, cash in exchange for shares of Bank Common Stock will recognize taxable gain to the extent of the amount of such cash, but will not recognize any loss; that the basis of BankGroup Common Stock (including any fractional share interest) received in the Bank Merger will be the same as the basis of the Bank Common Stock surrendered in exchange therefor, decreased by the amount of any cash received pursuant to the cash election and increased by the amount of gain

                                            -43-





recognized; that the holding period of such BankGroup Common Stock for such a Bank shareholder will include the holding period of the Bank Common Stock surrendered in exchange therefor, if such Bank Common Stock is a capital asset in the hands of the shareholder at the Effective Time of the Bank Merger; and that a Bank shareholder who receives cash in lieu of a fractional share of BankGroup Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.

               (f) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit BankGroup and Acquisition to consummate the Bank Merger and to issue BankGroup Common Stock to Bank shareholders shall have been received and all related waiting periods shall have expired, all applicable federal and state laws governing the Merger shall have been complied with, and there shall not be in any order or decree of any regulatory authority any condition or requirement reasonably deemed objectionable to BankGroup.

               (g) Affiliate Letters. Each shareholder of Bank who is a Bank
Affiliate shall have executed and delivered a commitment and undertaking to the effect that such shareholder will dispose of the shares of BankGroup Common
Stock received by him in connection with the Bank Merger only in accordance with the provisions of paragraph (d) of Rule 145; (ii) such shareholder will not dispose of any of such shares until BankGroup has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; (iii) that they will not sell or reduce their risk with respect to the BankGroup shares acquired in the Bank Merger until after the publication of combined financial

                                            -44-





results covering 30 days of combined operations; and (iv) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

               (h) Provision for Loan Losses. On the Closing Date, Bank's reserve for loan losses on outstanding loans and reserve for other real estate owned shall, in the reasonable judgment of BankGroup, be adequate to absorb all known or anticipated loan losses in Bank's loan portfolio and Bank's known or anticipated losses associated with other real estate owned.

               (i) Accounting Treatment. BankGroup shall have received, in form and substance satisfactory to it, a letter dated the Effective Time of the Bank Merger from Coopers & Lybrand, L.L.P. to the effect that the Transaction will qualify for "pooling-of-interests" accounting treatment.

               (j) Acceptance by BankGroup Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for BankGroup.

        5.2 Conditions of Obligations of Bank. The obligations of Bank to perform this Agreement are subject to the satisfaction of the following conditions unless waived by Bank:

               (a)    Representations and Warranties; Performance of
Obligations; No Adverse Change. The representations and warranties of BankGroup and Acquisition set forth in Section shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Bank Merger as though made on and as of the Effective Time of the Bank Merger;
BankGroup and Acquisition shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time of the Bank
Merger; there shall have occurred no material adverse change in the condition
(financial or otherwise), assets, liabilities, properties, business or prospects of BankGroup from December 31, 1995 to the

                                            -45-





Effective Time of the Bank Merger; and Bank shall have received a certificate of the chief executive officer and the chief financial officer of BankGroup to such effects.

               (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by BankGroup and Acquisition and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the boards of directors of BankGroup and Acquisition and the shareholders of Bank, and BankGroup and Acquisition shall have full power and right to merge and to acquire and assume on the terms provided herein.

               (c) Opinion of Counsel. Bank shall have received an opinion of Hunton & Williams, counsel to BankGroup and Acquisition, dated the Closing Date and satisfactory in form and substance to counsel to Bank, to the effect that:

                       (i) BankGroup and Acquisition are corporations organized and in good standing under the laws of Virginia and the United States, respectively, and have all requisite corporate power to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted as described in the Registration Statement and Proxy
Statement-Prospectus;

                      (ii) BankGroup and Acquisition have full power to carry out the transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of BankGroup and Acquisition to authorize them to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the Agreement has been duly and validly authorized, executed and delivered by BankGroup and Acquisition and constitutes a valid and binding obligation of BankGroup and Acquisition enforceable in accordance with its terms except as

                                            -46-





same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors; and (B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); the Plan of Merger has been approved by the board of directors of Acquisition; and the shares of BankGroup Common Stock to be issued in the Bank Merger in exchange for shares of BankGroup Common Stock have been duly authorized and when so issued will be validly issued, fully paid and nonassessable;

                      (iii) All outstanding shares of BankGroup Common Stock have been duly authorized and are fully paid and nonassessable;

                      (iv) Execution and delivery by BankGroup and Acquisition of the Agreement, consummation by BankGroup and Acquisition of the transactions contemplated thereby, and compliance by BankGroup and Acquisition with the provisions thereof will not conflict with or result in a breach of any provisions of either BankGroup's or Acquisition's Articles of Incorporation or Articles of Association, respectively, or either of their Bylaws or result in a default (or give rise to rights or termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or of BankGroup, Acquisition or any Subsidiary known to such counsel, or violate any court order, writ, injunction or decree applicable to BankGroup, Acquisition or any Subsidiary or any of their properties or assets, of which such counsel has knowledge after making inquiry with respect thereto.

                       (v) The shares of BankGroup Common Stock to be issued pursuant to the Agreement have been duly registered under the 1933 Act;

                      (vi) All legal matters pertaining to consummation of the Bank Merger under the laws of the United States, including the receipt of all regulatory approvals, other than

                                            -47-





the filing of the Articles of Merger relating to the Bank Merger with the OCC, have been completed to the satisfaction of such counsel in all material respects;

                      (vii) On the basis of facts within their knowledge, such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, Bank for inclusion in the Proxy Statement-Prospectus, as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (A) as of the time the Registration Statement became effective; (B) as of the time of the special meeting of shareholders of Bank mentioned in Section 4.2 of the Agreement; or (C) as of the Closing Date;

                      (viii) Except as set forth in Schedule R, such counsel does not know of any litigation that is pending or threatened which might result in money damages payable by BankGroup, Acquisition or any Subsidiary in excess of insurance coverage, which might result in a permanent injunction against any of them or which, individually or in the aggregate, otherwise might have a material adverse effect on BankGroup or the transactions contemplated by this Agreement; and

                      (ix) Such counsel does not know of any default under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any governmental license or permit or a breach of any provision of the Articles of Incorporation or Bylaws of BankGroup, Acquisition or any Subsidiary.

               (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and BankGroup shall have received all state securities laws or "blue sky" permits

                                            -48-





and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the BankGroup Common Stock in connection with the Bank Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

               (e) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit BankGroup and Acquisition to consummate the Bank Merger and to permit BankGroup to issue
BankGroup Common Stock to Bank shareholders shall have been received and all related waiting periods shall have expired.

               (f) Tax Opinion. BankGroup and Bank shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton &
Williams to the effect set forth in Section 5.1(e).

               (g) Fairness Opinion. Bank shall have received, in form and substance reasonably satisfactory to it, an opinion of Scott & Stringfellow, Inc. that the consideration to be received by the Bank's shareholders in the Bank Merger is fair to them from a financial point of view.

               (h) Acceptance by Bank's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Bank.

                                            -49-





                                   ARTICLE VI

                      Closing Date; Effective Time of the
                             Holding Company Merger

        6.1 Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of Woods, Rogers & Hazelgrove, P.L.C., Roanoke, Virginia, at 10:00 A.M., local time, on such date as BankGroup shall designate to Bank and is reasonably acceptable to Bank; provided, that the date so designated shall not be earlier than 30 days (or 15 days if permitted under the Bank Merger Act) or later than 60 days following the date of the decision of the Federal Reserve Board and the OCC, whichever decision occurs later, approving the Merger (the "Closing Date"). BankGroup and Bank agree that the target
Closing Date is September 30, 1996, and each agrees to use its best efforts to cause closing to occur on that date.

        6.2 Filings at Closing. Subject to the provisions of Article , at the Closing Date, BankGroup shall cause the Articles of Merger relating to the Bank
Merger to be filed in accordance with Title 12 of the United States Code, and each of BankGroup and Bank shall take any and all lawful actions to cause the Bank Merger to become effective.

        6.3 Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Bank Merger shall become effective at the time Articles of Merger relating to the Bank
Merger are made effective by the OCC (the "Effective Time of the Bank Merger").

                                            -50-





                                  ARTICLE VII

                    Termination; Survival of Representations
                 Warranties and Covenants; Waiver and Amendment

        7.1 Termination. This Agreement shall be terminated, and the Merger abandoned, if the shareholders of Bank shall not have given the approval required by Section 5.1(b). Notwithstanding such approval by such shareholders, this Agreement may be terminated in writing at any time prior to the Effective
Time of the Bank Merger by:

               (a) The mutual consent of BankGroup and Bank, as expressed by their respective boards of directors;

               (b) Either BankGroup or Bank, as expressed by their respective boards of directors, after December 31, 1996;

               (c) By BankGroup, in writing authorized by its Board of Directors, if Bank has, or by Bank, in writing authorized by its Board of Directors, if BankGroup has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein notwithstanding any qualification therein relating to the knowledge of the other party;

               (d) Either BankGroup or Bank, in writing authorized by their respective boards of directors, in the event that any of the conditions precedent to the obligations of such party to consummate the Bank Merger have not been satisfied or fulfilled or waived by the party entitled

                                            -51-





to so waive on or before the Closing Date, provided that neither party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

               (e) BankGroup or Bank, if the Board of Directors of either corporation shall have determined in their sole discretion, exercised in good faith, that the Merger has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement;

               (f) BankGroup or Bank, if either the Federal Reserve Board or the OCC deny approval of the Bank Merger and the time period for all appeals or requests for reconsideration has run;

               (g) BankGroup, if holders of more than 9.9% of the outstanding shares of Bank Common Stock exercise their rights to an appraisal of their shares pursuant to 12 U.S.C. ss. 215a in connection with the Bank Merger.

        7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Bank Merger pursuant to Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last sentence) and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

        7.3 Survival of Representations, Warranties and Covenants. The respective representations and warranties, covenants and agreements (except for those contained in Sections 1.2, 1.3, ?, 2.2, 2.3, 2.4, 2.5, 2.5, 4.1 (last sentence), 8.2, 8.3, 9.1, 9.2, 9.3, 9.4, 9.5 and 9.6,


                                            -52-





which shall survive the effectiveness of the Bank Merger indefinitely) of BankGroup, Acquisition and Bank contained herein shall survive for one year following the Effective Time of the Bank.

        7.4 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of Bank shareholders referred to in
Section 4.2 hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

                                  ARTICLE VIII

                              Additional Covenants

        8.1 Registration Statement. BankGroup, Acquisition and Bank acknowledge and agree that the Bank Merger is a transaction to which the 1933 Act is applicable. Each of the parties agrees to comply with the provisions of the 1933
Act and all rules and regulations of the SEC promulgated pursuant to the 1933
Act and cooperate in connection with the preparation and filing by BankGroup of a Registration Statement under the 1933 Act relating to the Bank Merger. Bank agrees (a) to give the representatives of BankGroup access to the books, records and files of Bank at any reasonable time for the purpose of preparing such Registration Statement; (b) to provide to BankGroup upon request such information relating to Bank, its business and financial condition, as shall be appropriate in connection with the preparation of the Registration Statement;
and (c) to submit to BankGroup for its prior approval all press releases or other oral or written statements made or issued by Bank and its officers or directors, which relate to the Merger in any manner.

                                            -53-





        8.2 Employee Benefits. All employees of Bank immediately prior to the Effective Time of the Bank Merger ("Transferred Employees") will be covered by BankGroup's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position with Bank.
BankGroup's benefits plans will recognize for purposes of eligibility to participate and for early retirement and for vesting, all Transferred Employees' service with Bank, subject to applicable break in service rules. Bank's employee benefit plans will be merged into BankGroup's plans.

        Except as described in Schedule T, as of the Effective Time of the Bank
Merger employees of Bank who become employees of Acquisition as the Surviving
Bank will be entitled to immediate coverage under BankGroup Employee Plans without any waiting period.

        8.3 Indemnification. BankGroup agrees to provide indemnification to the directors and officers of Bank following the Closing Date to the same extent as it provides indemnification to directors and officers of BankGroup and its Subsidiaries and to provide them officers and directors liability insurance coverage, whether or not they become part of the BankGroup organization after the Bank Merger. The obligations to indemnify and to provide insurance coverage shall apply to acts or omissions occurring subsequent to the Effective Time of the Merger. Bank may purchase, at reasonable cost (or, if it is determined to be less costly, BankGroup will provided), a "tail" policy of insurance to cover acts and omissions of its directors and officers occurring prior to the Effective Time of the Bank Merger.

                                            -54-





                                   ARTICLE IX

                                 Miscellaneous

        9.1 Expenses; Termination Fee. If the Bank Merger is consummated, all of the costs will be borne by BankGroup. If the Bank Merger is not consummated, each party shall bear its own expenses. If the Bank Merger is not consummated because of a party's failure to satisfy a condition (other than the failure of Bank's shareholders to approve the Bank Merger) then the party failing to satisfy the condition will pay the other party's expenses up to $50,000. For purposes of this Section 9.1, "expenses" shall mean all filing fees and fees and expenses of legal counsel, accountants, printers, and other advisers and consultants retained by a party.

        If, because of the emergence of a competing offer for Bank Common Stock which Bank's Board of Directors determines is superior from a financial point of view to the offer for Bank Common Stock in the Bank Merger as described in this Agreement, Bank's Board of Directors, in the exercise of its fiduciary duties to Bank's shareholders, declines to carry out its obligations described in Section
4.2, and as a result BankGroup terminates this Agreement as permitted by Section
7.1(c), then, in addition to the payment of BankGroup's expenses up to $50,000, Bank shall pay to BankGroup an additional cash payment of $1,050,000 as a termination fee. Bank agrees that this termination fee is a reasonable determination, in light of the uncertainty and difficulty of ascertaining the exact amount thereof, of the loss that BankGroup would actually sustain in respect to termination of this Agreement for the reasons described in this paragraph. Nothing contained in this Section 9.1 shall relieve any party from liability for any breach of this Agreement, except that payment of the termination fee by Bank and its acceptance by BankGroup shall relieve Bank from any further liability to BankGroup for breach of the Agreement.

                                            -55-





        9.2 Entire Agreement. This Agreement contains the entire agreement among BankGroup, Acquisition, and Bank with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

        9.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

        9.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

               If to BankGroup or Acquisition:

                      MainStreet BankGroup Incorporated
                      Church & Ellsworth Streets
                      Martinsville, Virginia  24115
                      Attention:  Rebecca J. Jenkins
                                  General Counsel and Secretary

               Copy to:

                      Lathan M. Ewers, Jr.
                      Hunton & Williams
                      951 East Byrd Street
                      Richmond, Virginia  23219

               If to Bank:

                      The First National Bank of Clifton Forge
                      511 Main Street
                      Clifton Forge, Virginia  24422
                      Attention:  George J. Kostel, Chairman
                                        of the Board and President

                                            -56-





               Copy to:

                      Talfourd H. Kemper
                      Woods, Rogers & Hazlegrove PLC
                      10 South Jefferson Street, Suite 1400
                      Roanoke, Virginia  24011

        9.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

        9.6 Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of Virginia.

                                            -57-





               IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on their behalf, all as of the day and year first above written.

                                         MAINSTREET BANKGROUP INCORPORATED

                                         By ________________________________

                                         Name ______________________________

                                         Its _______________________________

                                         CF ACQUISITION SUBSIDIARY, N.A.

                                         By ________________________________

                                         Name ______________________________

                                         Its _______________________________

                                         THE FIRST NATIONAL BANK
                                         OF CLIFTON FORGE

                                         By ________________________________

                                         Name ______________________________

                                         Its _______________________________

                                            -58-





- ---------------------------------------   -------------------------------------

- ---------------------------------------   -------------------------------------

- ---------------------------------------   -------------------------------------

- ---------------------------------------   -------------------------------------

- ---------------------------------------   -------------------------------------

The Directors of The First National Bank of Clifton Forge sign for the purpose of agreeing to vote all shares of Bank Common Stock beneficially owned by them and with respect to which they have power to vote in favor of the Bank Merger, and to cause the Bank Merger to be recommended by the Board of Directors of Bank to the shareholders of Bank in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                            -59-





                                                                     Exhibit A

                             REVISED PLAN OF MERGER
                                       OF
                    THE FIRST NATIONAL BANK OF CLIFTON FORGE
                                      INTO
                        CF ACQUISITION SUBSIDIARY, N.A.

        Section 1. The First National Bank of Clifton Forge, a national banking association ("Bank"), shall, upon the time that the Articles of Merger are made effective by the Office of the Comptroller of the Currency (the "Effective Time of the Bank Merger"), be merged (the "Bank Merger") into CF Acquisition
Subsidiary, N.A., a national banking association (interim) ("Acquisition"), which is a subsidiary of MainStreet BankGroup Incorporated ("BankGroup"), and which shall be the Surviving Bank.

        Section 2.  Conversion of Stock.  At the Effective Time of the Bank
Merger:

               (i) Each share of Bank Common Stock ("Bank Common Stock") issued and outstanding at the Effective Time of the Bank Merger (other than shares held by BankGroup or in Bank's treasury and other than Dissenting
        Shares and shares to be exchanged for cash, shall, and without any action by the holder thereof, be converted into a number of shares of BankGroup Common Stock ("BankGroup Common Stock") equal to the quotient
        (rounded to the nearest one one-hundredth) of $83.20 divided by the average of the closing sales price (the "BankGroup Stock Price") for BankGroup Common Stock as reported on The Nasdaq Stock Market for the 10 trading days preceding the last to occur of (i) approval of the Bank
        Merger by the shareholders of Bank or (ii) receipt of the last of all regulatory approvals prerequisite to consummation of the Bank Merger
        (the "Exchange Ratio"). If such quotient is less than 4.89, the Exchange
        Ratio shall be 4.89. If such quotient is greater than 5.55, the Exchange
        Ratio shall be 5.55.

               (ii) Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall remain outstanding as one share of common stock of the Surviving
        Bank.

               (iii) Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger and held by BankGroup or in the treasury of Bank shall be canceled.

        Section 3. Manner of Conversion of Bank Common Stock. The manner in which outstanding shares of Bank Common Stock shall be converted into cash or BankGroup Common Stock, as specified in Section 2 hereof, after the Effective
Time of the Bank Merger, shall be as follows:





                (i) All shares of Bank Common Stock as respects which cash elections shall have been made shall be paid in cash (subject to all applicable withholding taxes) at the rate of $83.20 per share, subject to Sections 4 and 5.

               (ii) Each share of Bank Common Stock, other than shares held by BankGroup or in the treasury of Bank and other than Dissenting Shares and shares to be exchanged for cash, shall be converted into shares of BankGroup Common Stock as provided in Section 2(i).

               (iii) No fractional shares of BankGroup Common Stock shall be issued, but instead the value of fractional shares shall be paid in cash
        (subject to all applicable withholding taxes), for which purpose
        BankGroup Common Stock shall be valued at the BankGroup Stock Price.

               (iv) Certificates for shares as respects which cash elections are made must be delivered to Bank prior to the meeting of Bank shareholders at which the Bank Merger is to be considered, with a completed Letter of Transmittal furnished by Bank, indicating that the cash election has been made. If the Bank Merger is approved at such shareholders meeting, a shareholder's election to receive cash shall be irrevocable, and Bank shall retain certificates for shares submitted for cash purchase until either (A) termination of the Agreement (as defined below) after which Bank shall return such certificates to the shareholder), or (B) the Effective Time of the Bank Merger, after which BankGroup's exchange agent shall exchange such shares for $83.20 per share, subject to
        Section 5, upon receipt of certificates and completed Letters of Transmittal from Bank. Until surrendered, each outstanding certificate which, prior to the Effective Time of the Bank Merger, represented such Bank Common Stock shall be deemed to evidence the owner's right to receive $83.20 per share (less all applicable withholding taxes) multiplied by the number of shares as respects which the cash election has been made, without interest.

                (v) Certificates for shares of Bank Common Stock (if not previously submitted in connection with cash elections) shall be submitted for exchange for BankGroup Common Stock or cash accompanied by a Letter of Transmittal to be furnished within 10 business days after the Effective Time of the Bank Merger to Bank's shareholders of record as of the Effective Time of the Bank Merger. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Bank
        Merger, represented Bank Common Stock, shall be deemed to evidence only the right to receive shares of BankGroup Common Stock determined in accordance with the Exchange Ratio. Until such outstanding shares formerly representing Bank Common Stock are so surrendered, no dividend payable to holders of record of BankGroup Common Stock as of any date subsequent to the Effective Time of the Bank Merger shall be paid to the

                                            -2-





        holder of such outstanding certificates in respect thereof. Upon such surrender, dividends accrued or declared on BankGroup Common Stock shall be paid in accordance with Section 2.2 of the Agreement and Plan of Reorganization among BankGroup, Acquisition and Bank.

        Section 4. Dissenting Shares. Notwithstanding anything in this Plan of
Merger to the contrary, shares of Bank Common Stock which are issued and outstanding immediately prior to the Effective Time of the Bank Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Bank Common Stock pursuant to 12 U.S.C. ss. 215a (the "Dissenting Shares") shall be canceled and shall not be converted into or by exchangeable for the right to receive the consideration provided in Section 2 of this Plan of Merger, unless and until such holder shall fail to perfect his right to dissent or shall have effectively withdrawn or lost such right under the 12 U.S.C. ss. 215a, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares of Bank Common Stock shall thereupon be deemed to have been converted, at the Effective Time of the Bank
Merger, into the right to receive shares of BankGroup Common Stock.

        Section 5. Selection of Shares to be Purchased with Cash. The number of shares of Bank Common Stock to be exchanged for cash, when added to Dissenting
Shares and fractional shares settled for cash, cannot exceed 9.9% of outstanding shares of Bank Common Stock immediately prior to the Effective Time of the Bank
Merger. If shareholders of Bank elect to exchange for cash more than this number of shares of Bank Common Stock, shares submitted for cash purchase will be chosen by lot to accommodate the "pooling of interests" accounting requirement that a shareholder who chooses the cash election must have all of his or her shares purchased for cash. Shareholders who submit their shares for cash purchase but are not chosen in the lottery will have his or her shares exchanged for BankGroup Common Stock (plus cash in lieu of fractional shares) at the Exchange Ratio.

        Section 6. Articles of Association, Bylaws and Directors of the
Surviving Bank. At the Effective Time of the Bank Merger, the Articles of
Association, By-laws and Directors of the Bank shall become the Articles of Incorporation, Bylaws and Directors of the Surviving Bank.

                                            -3-





                                                          Schedule T

                    BankGroup Employee Plan Waiting Periods

        A.     Trigon Health
               (Blue Cross/Blue Shield) Plan              No Waiting Period

        B.     Dental Plan                         No Waiting Period for
                                                   employees with 90 calendar
                                                   days service with Bank; for
                                                   others, a waiting period
                                                   equal to difference between
                                                   90 days and number of days of
                                                   calendar service with Bank.

        C.     Defined Benefit Retirement Plan
               and 401(k) Plan                     Will Give Credit for all
                                                   prior service.  Bank
                                                   Employees with one year and
                                                   1,000 hours of service
                                                   immediately eligible to enter
                                                   plans on the October 1,
                                                   January 1, April 1 or July 1
                                                   next following the Effective
                                                   Time of the Bank Merger.
                                                   After the one year/1,000 hour
                                                   service test is met, with
                                                   Bank service being credited,
                                                   other employees may enter the
                                                   plans on these entrance
                                                   dates.





                                    ANNEX II

                       [SCOTT & STRINGFELLOW LETTERHEAD]

                                June ____, 1996

Board of Directors
First National Bank
Clifton Forge, VA  24422

Gentlemen:

        You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of First National Bank of Clifton
Forge ("FNB") of the terms of an Agreement and Plan of Reorganization by and between MainStreet BankGroup Incorporated ("MainStreet") and FNB dated April 17,
1996 (the "Merger Agreement"). The Merger Agreement provides for the merger of
FNB with and into MainStreet (the "Merger") and further provides that each share of Common Stock of FNB which is issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into a number of shares of MainStreet Common Stock equal to the quotient of $83.20 divided by the average of the closing sales price for MainStreet Common Stock as reported on the NASDAQ
National Market for the 10 trading days preceding the last to occur of (I) approval of the Merger by the shareholders of FNB or (ii) receipt of the last of all regulatory approvals prerequisite to the consummation of the Merger (the
"Exchange Ratio"). In no case will the Exchange Ratio be less than 4.89 or greater than 5.55.

        In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Merger Agreement; (2) the Registration Statement and this
Proxy Statement; (3) FNB's financial statements for the three years ended
December 31, 1995; (4) FNB's unaudited financial statements for the quarter ended March 31, 1995 and 1996, and other internal information relating to FNB prepared by FNB's management; (5) information regarding the trading market for the common stocks of FNB and MainStreet and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Virginia in recent years;
(7) MainStreet's annual reports to shareholders and its financial statements for the three years ended December 31, 1995; and (8) MainStreet's unaudited financial statements for the quarter ended March 31, 1995 and 1996, and other internal information relating to MainStreet prepared by MainStreet's management.
We have discussed with members of management of FNB and MainStreet the background of the Merger, reasons and basis for the Merger and the business and future prospects of FNB and MainStreet individually and as a combined entity.
Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.





        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of FNB and MainStreet. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of FNB or MainStreet. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

        On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Merger Agreement are fair from a financial point of view to the shareholders of FNB Common Stock.

                             Very truly yours,

                              SCOTT & STRINGFELLOW,

                              By: ____________________________
                              Gary S. Penrose
                              Managing Director, Financial Institutions Group





                                   ANNEX III

                      12 U.S.C.A. SS. 215A(b), (c) AND (d)

(b)     DISSENTING SHAREHOLDERS

        If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the share so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)     VALUATION OF SHARES

        The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association;
and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d)     APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS:  APPRAISAL BY
        COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF
        SHARES; STATE APPRAISAL AND MERGER LAW

        If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.





                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Registrant's Articles of Incorporation implement the provisions of the VSCA, which provide for the indemnification of Registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Registrant's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them be reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. Registrant also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. In addition, the VSCA and Registrant's Articles of
Incorporation eliminate the liability of a director or officer of Registrant in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to
- -704 of the VSCA are hereby incorporated herein by reference.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)       Exhibits

               2(a)     Agreement and Plan of Reorganization dated as of April
                        17, 1996, among Registrant, CF Acquisition Subsidiary,
                        N.A. and the First National Bank of Clifton Forge
                        (attached to the Proxy Statement/Prospectus as Annex I)

               5        Opinion of Hunton & Williams with respect to legality

               8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

               23(a)    Consent of KPMG Peat Marwick, LLP

               23(b)    Consent of Coopers & Lybrand L.L.P.

               23(c)    Consent of Persinger & Company, L.L.C.

                                            II-1





               23(d)    Consent of Scott & Stringfellow, Inc.

               23(e)    Consent of Hunton & Williams (included in Exhibit 5 and
                        Exhibit 8)

               25       Power of Attorney of Officers and Directors of
                        Registrant (included on signature pages of the Registration Statement)

               99(a)    Form of Proxy

               99(b)    Form of Cash Option Election

          (b)  Financial Statement Schedules -- None

          (c)  Report, Opinion or Appraisal -- (Opinion of Scott &
               Stringfellow, Inc. attached to the Proxy
               Statement/Prospectus as Annex II)

ITEM 22. UNDERTAKINGS

     (a)       The undersigned Registrant hereby undertakes as follows:

               1. To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement.

                      (i)      To include any prospectus required by section
                               10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                               Provided, however, that paragraphs (a)(1)(i) and
                               (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section
                               15(d) of

                                            II-2





                               the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

               6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control- ling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been


                                            II-3





                      settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of the post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                            II-4





                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, Commonwealth of Virginia, on June 17, 1996.

                             MAINSTREET BANKGROUP INCORPORATED

                                (Registrant)

                             By: /s/ Michael R. Brenan

                                  Michael R. Brenan, President, Chairman of the Board and Chief Executive Officer

                               POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 17, 1996. Each of the directors and/or officers of MainStreet BankGroup Incorporated whose signature appears below hereby appoints
Michael R. Brenan, James E. Adams, Rebecca J. Jenkins and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable MainStreet BankGroup Incorporated to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         SIGNATURE                            TITLE

/s/ Michael R. Brenan               President, Chairman of the Board
Michael R. Brenan                   and Chief Executive Officer
                                    (Principal Executive Officer)

/s/ James E. Adams                  Senior Vice President, Chief Financial
James E. Adams                      Officer and Treasurer (Principal
                                    Financial and Accounting Officer)

/s/ W. Christopher Beeler, Jr.      Director
W. Christopher Beeler,Jr.

                                            II-5



_________________________           Director
Thomas B. Bishop

/s/ William L. Cooper               Director
William L. Cooper, III

/s/ Billy P. Craft                  Director
Billy P. Craft

/s/ I. Patricia Henry               Director
I. Patricia Henry

/s/ Larry E. Hutchens               Director
Larry E. Hutchens

/s/ William O. McCabe, Jr., MD      Director
William O. McCabe, Jr., MD

/s/ Albert L. Prillaman             Director
Albert L. Prillaman

/s/ Richard M. Simmons, Jr.         Director
Richard M. Simmons, Jr.

__________________________          Director
Thomas B. Stanley, Jr.

                                            II-6



